Exhibit 99.1

Forward-Looking Statements

This report contains forward-looking statements including, without limitation, statements regarding growth opportunities, including for revenue and our end markets, strength and drivers of the markets into which we sell, sales funnels, our strategic direction, new product and service introductions and the position of our current products and services, market demand for and adoption of our products, the ability of our products and solutions to address customer needs and meet industry requirements, our focus on differentiating our product solutions, improving our customers’ experience and growing our earnings, future financial results, our operating margin, mix, our investments, including in manufacturing infrastructure, research and development and expanding and improving our applications and solutions portfolios, expanding our position in developing countries and emerging markets, our focus on balanced capital allocation, our contributions to our pension and other defined benefit plans, impairment and adjustments of goodwill and other intangible assets, the impact of foreign currency movements, our hedging programs and other actions to offset the effects of tariffs and foreign currency movements, our future effective tax rate, tax valuation allowance and unrecognized tax benefits, the impact of local government regulations on our ability to pay vendors or conduct operations, our ability to satisfy our liquidity requirements, including through cash generated from operations, the potential impact of adopting new accounting pronouncements, indemnification, source and supply of materials used in our products, our sales, our purchase commitments, our capital expenditures, the integration and effects of our acquisitions and other transactions, savings and headcount reduction recognized from our restructuring programs and other cost saving initiatives, our stock repurchase program and dividends, macroeconomic environment and geopolitical uncertainties, interest rate and inflationary pressures, that involve risks and uncertainties. Our actual results could differ materially from the results contemplated by these forward-looking statements due to various factors, including those discussed in Part I Item 1A of our Annual Report on Form 10-K and elsewhere in this recast of our Form 10-K.

PART I

Item 1.    Business

Overview

Agilent Technologies Inc. ("we", "Agilent" or the "company"), incorporated in Delaware in May 1999, is a global leader in life sciences, diagnostics and applied chemical markets, providing application focused solutions that include instruments, software, services and consumables for the entire laboratory workflow.

In the first quarter of fiscal year 2024, we announced a change in our operating segments to move our cell analysis business from our life sciences and applied markets segment to our diagnostics and genomics operating segment in order to further strengthen growth opportunities for both organizations. Following this reorganization, we continued to have three business segments comprised of life sciences and applied markets, diagnostics and genomics and Agilent CrossLab, each of which continued to comprise a reportable segment. All historical financial segment information has been recast to conform to this new presentation in our consolidated financial statements and accompanying notes. There was no change to our Agilent CrossLab business segment.

Our life sciences and applied markets business provides application-focused solutions that include instruments, consumables and software that enable customers to identify, quantify and analyze the physical and biological properties of substances and products, as well as enable customers in the clinical and life sciences research areas to interrogate samples at the molecular and cellular level. Our consumables portfolio is designed to improve customer outcomes. Our diagnostics and genomics business is comprised of seven areas of activity providing active pharmaceutical ingredients ("APIs") for oligo-based therapeutics as well as solutions that include reagents, instruments, software and consumables which enable customers in the clinical and life sciences research areas to interrogate samples at the cellular and molecular level. The Agilent CrossLab business spans the entire lab with its extensive services portfolio, which is designed to improve customer outcomes. In addition, we conduct centralized order fulfillment and supply chain operations for our businesses through the order fulfillment and supply chain organization ("OFS"). OFS provides resources for manufacturing, engineering and strategic sourcing to our respective businesses. Each of our businesses, together with OFS and Agilent Technologies Research Laboratories, is supported by our global infrastructure organization, which provides shared services in the areas of finance, information technology, legal, certain procurement services, workplace services and human resources.

We sell our products primarily through direct sales, but we also utilize distributors, resellers, manufacturers' representatives and electronic commerce. As of October 31, 2023, we employed approximately 18,100 people worldwide. Our primary research and development and manufacturing sites are in California, Colorado, Delaware, Massachusetts, Texas and Vermont in the U.S. and in Australia, China, Denmark, Germany, Italy, Japan, Malaysia, Singapore and the United Kingdom.

Life Sciences and Applied Markets Business
Our life sciences and applied markets business provides application-focused solutions that include instruments, consumables and software that enable customers to identify, quantify and analyze the physical and biological properties of substances and products, as well as enable customers in the clinical and life sciences research areas to interrogate samples at the molecular and cellular level. Key product categories include: liquid chromatography ("LC") systems and components; liquid chromatography mass spectrometry ("LCMS") systems; gas chromatography ("GC") systems and components; gas chromatography mass spectrometry ("GCMS") systems; inductively coupled plasma mass spectrometry ("ICP-MS") instruments; atomic absorption ("AA") instruments; microwave plasma-atomic emission spectrometry ("MP-AES") instruments; inductively coupled plasma optical emission spectrometry ("ICP-OES") instruments; raman spectroscopy; laboratory software for sample tracking; information management and analytics; laboratory automation and robotic systems; dissolution testing; vacuum pumps and measurement technologies. Our consumables portfolio is designed to improve customer outcomes. Most of the portfolio is vendor neutral, meaning Agilent can serve and supply customers regardless of their instrument purchase choices. Solutions range from chemistries to supplies. Key product categories in consumables include GC and LC columns, sample preparation products, custom chemistries, and a large selection of laboratory instrument supplies.
We employed approximately 5,900 people as of October 31, 2023 in our life sciences and applied markets business.

Life Sciences and Applied Markets
The Pharmaceutical, Biopharmaceutical, CRO & CMO Market. This market consists of “for-profit” companies who participate across the pharmaceutical value chain in the areas of therapeutic research, discovery & development, clinical trials, manufacturing and quality assurance and quality control. One sub-segment of this market is core and emerging pharmaceutical companies ("pharma"). A second sub-segment includes biopharmaceutical companies ("biopharma"), contract research organizations ("CROs") and contract manufacturing organizations ("CMOs"). Biopharma companies and, to a somewhat lesser extent, CROs and CMOs typically participate in specific points in the pharmaceutical industry value chain. Additionally, due to the relatively low drug efficacy within oncology, pharma companies are partnering with diagnostic companies to bring validated tests to the market with their new drugs.
The Academic and Government Market. This market consists primarily of “not-for-profit” organizations and includes academic institutions, large government institutes and privately funded organizations. The academic and government market plays an influential role in technology adoption and therapeutic developments for pharmaceutical and molecular diagnostics companies. After decades of investment in basic biomedical research by government funding bodies, the focus has widened to include translational research - multidisciplinary scientific efforts directed at accelerating therapy development.
The Chemicals & Advanced Materials Market.  Our products and solutions are used throughout the chemicals sector in the development, manufacturing, and quality control of commodity chemicals, specialty and agrochemicals, and fine chemicals. Chemical market customers use our products to determine chemical composition, perform impurity analysis, qualify raw materials, conduct materials characterization, and verify and ensure the environmental safety of operations and employees. Our products are used to test for safety, quality, and compliance across the value chains of advanced materials – including semiconductors, batteries, and specially engineered polymers and polymeric materials. The natural gas and petroleum exploration and refining markets use our products to analyze crude oil composition, perform intermediate material analysis, verify and improve refining processes and ensure the overall quality of gasoline, fuels, lubricants and other products.
The Environmental & Forensics Market. Our instruments, software and workflow solutions are used by the environmental market for applications such as laboratory and field analysis of chemical pollutants in air, water, soil and solid waste. Environmental industry customers include all levels of government, the industrial and manufacturing sectors, engineering and consulting companies, commercial testing laboratories and colleges and universities. Drug testing and forensics laboratories use our instruments, software and workflow solutions for applications such as analyzing evidence associated with crime, screening athletes for performance enhancing drugs, analyzing samples for recreational drugs, or detecting and identifying biological and chemical warfare agents. Some of our instruments are used in mobile laboratories as well. Customers include local, state, federal, and international law enforcement agencies and health laboratories.
The Food Market.  Our instruments, software, and workflow solutions are used throughout the food production chain, including incoming inspection, new product development, quality control and assurance, and packaging. For example, our mass spectrometer portfolio is used to analyze contaminants and residual pesticides in food. There is also a significant food safety market involved in analyzing food for pathogen contamination, accurate verification of species type and evidence of genetically modified content.

The Diagnostics and Clinical Market. The diagnostics and clinical market focus within our life sciences and applied markets business is to provide instruments, software, reagents, and consumables that enable customers performing life sciences, pharmaceutical and clinical research to interrogate biologically relevant metabolites, lipids, protein, and cellular systems to understand fundamental biological processes, as well as the underlying mechanisms of cancer and other disease initiation and progression. The goal is to use this information to develop new therapeutic strategies and drugs as well as new diagnostic tests. Our mass spectrometry technologies are employed by researchers to identify and quantify individual or whole classes of metabolites, lipids, or proteins involved in basic cellular processes and elucidate those which are quantitatively or qualitatively altered in disease states, as well as to identify those which may be useful as biomarkers for a disease.

Life Sciences and Applied Markets Products and Applications
Our products fall into the following main areas of work: liquid chromatography, gas chromatography, mass spectrometry, spectroscopy, software and informatics, lab automation and robotics, vacuum technology, remarketed instruments and chemistries and supplies.

Our key products and applications include the following technologies:

Liquid Chromatography

A liquid chromatograph ("LC") or a high-performance liquid chromatograph ("HPLC") is used to separate molecules of a liquid mixture to determine the quantity and identity of the molecules present. The Agilent LC portfolio is modular in construction and can be configured as analytical and preparative systems. These systems can be stepwise upgraded to highly sophisticated, automated workflow solutions such as method development, multi‑method/walk-up, high-capacity/high-throughput or multi‑dimensional LC and can be extended to application‑based analyzers (e.g., for bio-molecular separations, chiral analysis or size exclusion chromatography). As a leader in liquid chromatography, we continue to expand our application space with new HPLC columns, new services and diagnostics offerings and ongoing instrument and software product enhancements.

Gas Chromatography

Agilent is the world's leading provider of gas chromatographs ("GC"), both laboratory and portable models. GCs are used to separate any gas, liquid or solid that can be vaporized and then detect the molecules present to determine their identity and quantity. Agilent provides custom or standard analyzers configured for specific chemical analysis applications, such as detailed speciation of a complex hydrocarbon stream, calculation of gas calorific values in the field, or analysis of a new bio-fuel formulation. We also offer related software, accessories and consumable products for these and other similar instruments.

Mass Spectrometry

A mass spectrometer (“MS”) identifies and quantifies compounds based on their molecular mass and characteristic patterns of fragment ion masses that result when a molecule is broken apart. MS is an important tool in analyzing small molecules and can also be used to characterize and quantify large molecules, such as proteins and other biological entities. Liquid chromatography ("LC") and gas chromatography ("GC") are commonly used to separate compounds and introduce them to the MS system. Agilent's LCMS portfolio includes instruments built around four main analyzer types - single quadrupole, triple quadrupole, time-of-flight ("TOF") and quadrupole time-of-flight ("QTOF"). Agilent's GC/MS portfolio includes instruments built around three main analyzer types - single quadrupole, triple quadrupole, and quadrupole time-of-flight ("QTOF"). We significantly expanded our mass spectrometry portfolio in recent years with a focus on improving performance, sensitivity, and ease of use.

Spectroscopy

Spectroscopy is a technique for analyzing the individual chemical components of substances based on the absorption or emission of electromagnetic radiation of specific wavelengths of light. Our spectroscopy instruments include AA spectrometers, microwave plasma-atomic emission spectrometers ("MP-AES"), ICP-OES, ICP-MS, fluorescence spectrophotometers, ultraviolet-visible ("UV-Vis") spectrophotometers, Fourier Transform infrared ("FT-IR") spectrometers, near-infrared ("NIR") spectrometers, raman spectrometers and sample automation products. We also offer related software, accessories and consumable products for these and other similar instruments.

Software and Informatics

We provide informatics and scientific software for instrument control, data acquisition, data analysis, secure storage of results, and laboratory information/workflow management. Our software facilitates the compliant use of instruments in pharmaceutical quality assurance/quality control environments. With our OpenLab Laboratory Software Suite, Agilent has a scalable, open software platform that enables customers to capture, analyze, and share scientific data throughout the lab and across the enterprise.

Laboratory Automation and Robotics

We offer a portfolio of unique sample preparation automated solutions that are key to a comprehensive suite of workflow solutions to our life science customers. This includes liquid handling, plate management, unique consumables and scheduling software with solutions that range from standalone instrumentation to bench-top automation solutions. These solutions strengthen our offering of automated sample preparation across a broad range of applications which are integrated with several of our analytical and NGS platforms across the company.

Vacuum Technology

Our vacuum technologies products are used to create, control, measure and test vacuum environments in life science, industrial and scientific applications where ultra-clean, high-vacuum environments are needed. Vacuum technologies' customers are typically OEMs that manufacture equipment for these applications, or government and research organizations that require vacuum solutions in their facilities. Products include a wide range of high and ultra-high vacuum pumps (diffusion, turbo molecular and ion getter), primary vacuum pumps (rotary vane and dry scroll), vacuum instrumentation (vacuum control instruments, sensor gauges and meters) and vacuum components (valves, flanges and other mechanical hardware). These products also include helium mass spectrometry and helium-sensing leak detection instruments used to identify and measure leaks in hermetic or vacuum environments. In addition to product sales, we also offer a wide range of services including an exchange and rebuild program, assistance with the design and integration of vacuum systems, applications support and training in basic and advanced vacuum technologies.

Chemistries and Supplies

We offer a broad range of market specific consumables and supplies to complete customers' analytical workflows from sample preparation through separation and analysis to storage, with the support of our technology platforms. This includes sample preparation consumables such as solid phase extraction ("SPE") and filtration products, self-manufactured GC and LC columns, chemical standards, and instrument replacement parts. Consumable products also include scientific instrument parts and supplies such as filters and fittings for GC systems; xenon lamps and cuvettes for UV-Vis-NIR, fluorescence, FT-IR and raman spectroscopy instruments; and graphite furnace tubes, hollow cathode lamps and specialized sample introduction glassware for our AA, ICP-OES and ICP-MS products.

Remarketed Instruments

We refurbish and resell certified pre-owned instruments to value-oriented customers who demand Agilent quality and performance at a budget conscious price.

Life Sciences and Applied Markets Customers
We had approximately 51,400 customers for our life sciences and applied markets business in fiscal 2023. A significant number of our life sciences and applied markets customers are also customers of our Agilent CrossLab business.
The life sciences and applied markets business is susceptible to seasonality in its orders and revenues primarily related to U.S. and foreign government budgets, chemicals and advanced materials and environmental customers and large pharmaceutical company budgets. Historically, the result is that our first and fourth fiscal quarters tend to deliver the strongest profits for this group. However, general economic trends, new product introductions and competition might overshadow this trend in any given year.
Life Sciences and Applied Markets Sales, Marketing and Support
The life sciences and applied markets channels focus on the therapeutics and human disease research customer base (pharma, biopharma, CRO, CMO and generics), clinical customer base (high complexity clinical testing labs), emerging life sciences opportunities in life science research institutes and applied markets (chemicals and advanced materials, food, environmental and forensics). We deploy a multi-channel approach, marketing products to our customers through direct sales, electronic commerce, resellers, manufacturers' representatives and distributors. We primarily use direct sales to market our solutions to our pharmaceutical, biopharmaceutical, clinical, life science research and applied market accounts. Sales agents supplement direct sales by providing broader geographic coverage and coverage of smaller accounts. Our active reseller program augments our ability to provide more complete solutions to our customers. We sell our consumable products through distributors, electronic commerce and direct sales.
Our products typically come with standard warranties, and extended warranties are available for additional cost.
Life Sciences and Applied Markets Manufacturing
Our manufacturing supports our diverse product range and customer-centric focus. We assemble highly configurable products to individual customer orders and make standard products to stock. We employ advanced manufacturing techniques and supply chain management systems to reduce costs and manufacturing cycle times. Our manufacturing process then converts these designs into standard as well as custom products for shipment to customers. We selectively use third parties to provide some supply chain processes for manufacturing, warehousing and logistics. Inside the U.S., we have manufacturing facilities in California, Delaware and Rhode Island. Outside of the U.S., we have manufacturing facilities in China, Germany, Italy, Malaysia, Netherlands, Singapore and the United Kingdom. We have FDA registered sites in California, Germany and Singapore.

Life Sciences and Applied Markets Competition
The markets for analytical instruments in which we compete are characterized by evolving industry standards and intense competition. Our principal competitors in the life sciences and applied markets arena include: Danaher Corporation, PerkinElmer Inc., Shimadzu Corporation, Thermo Fisher Scientific Inc. and Waters Corporation. We compete on the basis of product performance, reliability, support quality, applications expertise, global channel coverage and price.

Diagnostics and Genomics Business

Our diagnostics and genomics business includes the cell analysis, nucleic acid contract manufacturing and research and development, pathology, companion diagnostics, reagent partnership, genomics and biomolecular analysis businesses.

Our diagnostics and genomics business is comprised of seven areas of activity providing active pharmaceutical ingredients ("APIs") for oligo-based therapeutics as well as solutions that include reagents, instruments, software and consumables, which enable customers in the clinical and life sciences research areas to interrogate samples at the cellular and molecular level. First, our cell analysis business includes instruments, reagents, software, and labware associated with unique live-cell analysis platforms in addition to mainstream flow cytometers, plate-readers, and plate washers/dispensers which are used across a broad range of applications. Second, our nucleic acid solutions business is a contract and development manufacturing organization that provides services related to and the production of synthesized oligonucleotides under pharmaceutical good manufacturing practices ("GMP") conditions for use as API in a class of drugs that utilize nucleic acid molecules for disease therapy. Third, our pathology solutions business is focused on product offerings for cancer diagnostics and anatomic pathology workflows. The broad portfolio of offerings includes immunohistochemistry ("IHC"), in situ hybridization ("ISH"), hematoxylin and eosin ("H&E") staining and special staining. Fourth, we also collaborate with a number of major pharmaceutical companies to develop new potential tissue pharmacodiagnostics, also known as companion diagnostics, which may be used to identify patients most likely to benefit from a specific targeted therapy. Fifth, the reagent partnership business provides clinical flow cytometry reagents for routine cancer diagnostics. This business also provides bulk antibodies as raw materials and associated assay development services to IVD manufacturers, biotechnology and pharmaceutical companies. Sixth, our genomics business includes arrays and next generation sequencing ("NGS"). This business also includes solutions that enable clinical labs to identify DNA variants associated with genetic disease and help direct cancer therapy. Finally, our biomolecular analysis business provides complete workflow solutions, including instruments, consumables and software, for quality control analysis of nucleic acid samples. Samples are analyzed using quantitative and qualitative techniques to ensure accuracy in further genomics analysis techniques including NGS, utilized in clinical and life science research applications.

We employed approximately 4,100 people as of October 31, 2023 in our diagnostics and genomics business.

Diagnostics and Genomics Market

The Diagnostics and Clinical Market. The diagnostics and clinical market focus within the diagnostics and genomics business is to provide instruments, software, reagents, and consumables that enable customers to perform clinical research and routine testing. Our high-quality, automated pathology tissue staining platforms and solutions are used most heavily by the large labs located in hospitals, medical centers, and reference labs. The market focus is on mature economies primarily in North America, Western Europe and Japan. The mix is changing, however, as emerging markets increase spending on human health. The clinical market for genomics consists of high complexity clinical labs performing patient testing, including “for-profit” reference laboratories, hospital labs, and molecular diagnostic companies. While some labs purchase IVD labeled testing kits, others often develop and validate their own molecular based tests. Analyte Specific Reagents ("ASRs") are often used by these labs. Additionally, our Seahorse, xCELLigence, Novocyte, and BioTek platform technologies are used both stand-alone and in conjunction with mass spectrometry to understand underlying cellular physiology and interactions in normal and diseased states, as well to help understand how new drugs and therapies alter the composition, function, or interaction of cells. In addition, our XCELLigence and Novocyte technologies can be used to characterize and quantify immune cell response (for example cytotoxicity).

The Pharmaceutical, Biopharmaceutical, CRO & CMO Market. This market consists of “for-profit” companies who participate across the pharmaceutical value chain in the areas of therapeutic research, discovery & development, clinical trials, manufacturing and quality assurance and quality control. One sub-segment of this market is core and emerging pharmaceutical companies ("pharma"). A second sub-segment includes biopharmaceutical companies ("biopharma"), contract research organizations ("CROs") and contract manufacturing organizations ("CMOs"). Our primary focus is on biopharma working with advanced therapeutic modalities (e.g., cell and gene therapies) where we provide a suite of research tools and companion diagnostic development services. Additionally, we provide active pharmaceutical ingredient (API) contract development and manufacturing services for oligonucleotide-based therapeutic modalities.

Diagnostics and Genomics Products

Our products fall into these main areas of work: pathology products, cell analysis, specific proteins and flow cytometry reagents, companion diagnostics, target enrichment, cytogenetic research solutions and microarrays, qPCR instrumentation and molecular biology reagents, nucleic acid solutions and automated electrophoresis and microfluidics solutions.

Pathology

This area consists of routine clinical solutions for tissue-based cancer diagnostics with solutions that comprise antibodies, reagents, instruments and software targeting both primary and advanced cancer diagnostics. Our CoverStainer and Artisan based product families target primary cancer diagnostics through hematoxylin and eosin staining as well as special stains for additional insights and detection of potentially carcinogenic tissue. Dako Omnis and Autostainer based IHC solution and Instant Quality Fluorescence In Situ Hybridization ("IQFISH") technologies provide advanced tumor typing through investigation of protein and gene expression. These products also include companion diagnostic tests that are used to help identify patients most likely to benefit from a specific targeted therapy.
Cell Analysis
Our cell analysis tools are used to study cell signaling pathways, general cell function and behavior through metabolic profile analysis, real-time cellular impedance measurements, and traditional cytometry techniques. Characterizing cellular behavior and function is an increasingly critical step in understanding normal behavior versus diseased states, advancements of those diseases, and response to therapies, providing researchers with a more targeted approach for drug discovery and ultimately more effective therapeutics. Our cell analysis portfolio includes cell analysis plate-based assays, flow cytometer, real-time cell analyzer, microplate reader, cell imaging system and related consumables.

Bulk Antibodies and Flow Cytometry Reagents

In our Bulk Antibodies business we partner with IVD manufacturers, biotechnology and pharmaceutical companies by offering antibodies as raw materials and a range of associated assay development services and solutions. We operate in several areas of clinical relevance for the customers and address multiple technologies such as turbidimetry, gel techniques and chemiluminescence immunoassays. In the area of Flow Cytometry Reagents we provide reagents and kits directly to clinical laboratories working in routine cancer diagnostics, with particular focus on blood cancers.

Companion Diagnostics

In our companion diagnostics business, we partner with a number of major pharmaceutical companies to develop new potential pharmacodiagnostics, which may be used to identify patients most likely to benefit from a specific targeted therapy. We support pharmaceutical companies during each phase of their drug development process, from early pre-clinical through commercial launch activities. Companion diagnostics has a history of developing clinically relevant and validated tests, with accurate and effective scoring and interpretation guidelines, that enable successful regulatory approvals in our worldwide markets.

Target Enrichment

We provide a target enrichment portfolio via our SureSelect products, which enables customers to select specific target regions of the genome for sequencing. Customers can customize our products for their regions of interest using the SureDesign software, or they can choose from a range of catalog products, including gene panels for specific applications and Exome designs, which allow analysis of the entire coding sequences of the genome. SureSelect provides a sample prep workflow that can be automated with the Agilent Bravo platform for scalability or leverages the Magnis NGS sample prep ecosystem of instruments and consumables for maximum ease-of-use. These products are used for mutation detection and genotyping. Our solutions also enable clinical labs to identify DNA variants associated with genetic diseases and help direct cancer therapy.

Cytogenetic Research Solutions and Microarrays

We provide microarrays for comparative genomic hybridization (“CGH”), mostly used by customers in cytogenetic laboratories. The arrays allow customers to detect genome-wide copy number alterations, with high levels of resolution (from entire chromosomal copy number changes to specific microdeletions or duplications). The arrays are offered in many formats allowing the customers to choose from different levels of resolution and number of samples per arrays. Arrays can also be customized using the SureDesign software. In addition to the microarrays, our solution includes reagents for sample processing, hardware for reading the microarrays, and software to help users view the data in a meaningful way. In addition to the CGH portfolio, the cytogenetics solution comprises a line of oligonucleotide probes for fluorescent in situ hybridization ("FISH") called SureFISH. Additionally, we provide a wide range of microarrays to the research market for different types of applications: gene expression, microRNA, methylation, splice variants, and chromatin immunoprecipitation applications. Arrays are offered as catalog designs or customizable designs, with no minimum order size and short delivery time, which differentiates us from other vendors and enables researchers the maximum flexibility in their studies.

qPCR Instrumentation and Molecular Biology Reagents

Quantitative PCR ("qPCR") or real time PCR is also a standard method used in genomic research facilities to measure the amount of a specific nucleic acid sequence within a sample. There are several applications for qPCR; among the most common are identifying the expression level of a specific gene or calculating the amount of a specific pathogen present in a sample. We offer a complete portfolio of qPCR instruments, as well as specialty enzymes for amplifying difficult sample types. In addition to qPCR enzymes, we offer a wide range of molecular biology reagents including tools for cloning and mutagenesis applications.

Nucleic Acid Solutions

Our nucleic acid solutions business is a contract manufacturing and development services business with equipment and expertise focused on mid to large scale production of synthesized oligonucleotide APIs under pharmaceutical GMP conditions for a class of drugs that utilize oligonucleotide molecules for disease therapy. These drugs have advanced from single strand DNA molecules to complex, highly modified molecules including antisense, aptamers, double-stranded RNA, and guide RNA. These advancements in the technology have greatly improved the efficacy of delivery and stability of the oligos in-vivo. Our nucleic acid solutions business offers industry leading experience to efficiently advance our customers' oligo drug candidates from clinical trials to commercial scale volumes with a common goal of patient health and safety.

Automated Electrophoresis and Microfluidics

Automated electrophoresis is a separation technique for biomolecules such as proteins, peptides and nucleic acids (RNA and DNA) and is used to determine the identity of a molecule by either size or charge. It is widely used as a QC tool to check sample integrity prior to subsequent analysis. Prominent examples are nucleic acid preparation products in front of polymerase chain reaction, NGS and microarrays. More recently, quality control based on automated electrophoresis products has become essential throughout in-vitro transcription ("IVT") mRNA workflows, including vaccine development and therapeutics.

Diagnostics and Genomics Customers

We had approximately 15,000 customers for our diagnostics and genomics business in fiscal 2023.

Diagnostics and Genomics Sales, Marketing and Support

The diagnostics and genomics channels focus on the therapeutics and human disease research customer base (pharma, biopharma, CRO, CMO and generics), clinical customer base (pathology labs and high complexity clinical testing labs) and on emerging life sciences opportunities in life science research institutes. We deploy a multi-channel approach, marketing products to our customers through direct sales, electronic commerce, resellers, manufacturers' representatives and distributors. We primarily use direct sales to market our solutions to our pharmaceutical, biopharmaceutical and clinical accounts. Sales agents supplement direct sales by providing broader geographic coverage and coverage of smaller accounts. Our active reseller program augments our ability to provide more complete solutions to our customers. We sell our consumable products through distributors, telesales, electronic commerce and direct sales. We utilize telesales for more mature product lines, as well as for reorders of reagent products.
Diagnostics and Genomics Manufacturing

Our manufacturing supports our diverse product range and customer-centric focus. We assemble highly configurable products to individual customer orders and make standard products to stock. We employ advanced manufacturing techniques and supply chain management systems to reduce costs and manufacturing cycle times. We selectively use third parties to provide some supply chain processes for manufacturing, warehousing and logistics. In the U.S., we have manufacturing facilities in California, Colorado, Iowa, Massachusetts, Texas and Vermont. Outside of the U.S., we have manufacturing facilities in China, Denmark, Germany, Malaysia and Singapore. Our FDA registered sites include California, Colorado, Texas, Vermont and Denmark.

Diagnostics and Genomics Competition

The markets for diagnostics and genomics analytical products in which we compete are characterized by evolving industry standards and intense competition. Our principal competitors in the diagnostics and genomics arena include: Abbott Laboratories, Affymetrix, Inc., a division of Thermo Fisher Scientific Inc., Illumina, Inc., Leica Biosystems, Inc., a division of Danaher Corporation, Roche Ventana Medical Systems, Inc., a member of the Roche Group, Avecia, a division of Nitto Denko Revvity, Inc., Sartorius and Twist Bioscience Corporation. We compete on the basis of product performance, reliability, support quality, applications expertise, whole solution offering, global channel coverage and price.

Diagnostics and Genomics Government Regulation
Some of the products the diagnostics and genomics business sells are subject to regulatory approval by the FDA and other regulatory bodies throughout the world. These regulations govern a wide variety of product related activities, from quality management, design and development to labeling, manufacturing, promotion, sales and distribution. We continually invest in our manufacturing infrastructure to gain and maintain certifications necessary for the level of clearance.

Agilent CrossLab Business

The Agilent CrossLab business spans the entire lab with its extensive services portfolio, which is designed to improve customer outcomes. The majority of the portfolio is vendor neutral, meaning we can serve customers regardless of their instrument purchase choices. The services portfolio includes repairs, parts, maintenance, installations, training, compliance support, software as a service, asset management, consulting and various other custom services to support the customers' laboratory operations. Custom services are tailored to meet the specific application needs of various industries and to keep instruments fully operational and compliant with the respective industry requirements.

Our Agilent CrossLab business employed approximately 5,400 people as of October 31, 2023.

Agilent CrossLab Markets

The Pharmaceutical, Biopharmaceutical, CRO, CDMO & CMO Market. Our services support customers in this market that consists of “for-profit” companies who participate across the pharmaceutical value chain in the areas of therapeutic research, discovery and development, clinical trials, manufacturing and quality assurance and quality control. One sub-segment of this market is core and emerging pharmaceutical companies ("pharma"). A second sub-segment includes biopharmaceutical companies ("biopharma"), contract research organizations ("CROs"), contract development and manufacturing organizations ("CDMOs") and contract manufacturing organizations ("CMOs"). Biopharma companies and, to a somewhat lesser extent, CROs, CDMOs and CMOs typically participate in specific points in the pharmaceutical industry value chain. Additionally, due to the relatively low drug efficacy within oncology, pharma companies are partnering with diagnostic companies to bring validated tests to the market with their new drugs.
The Academic and Government Market. Our services support customers in this market that consists primarily of “not-for-profit” organizations and includes academic institutions, large government institutes and privately funded organizations. The academic and government market plays an influential role in technology adoption and therapeutic developments for pharmaceutical and molecular diagnostics companies. After decades of investment in basic biomedical research by government funding bodies, the focus has widened to include translational research - multidisciplinary scientific efforts directed at accelerating therapy development.
The Chemicals & Advanced Materials Market. Our services, software and technical support are used throughout the chemicals sector in the development, manufacturing, and quality control of commodity chemicals, specialty and agrochemicals, and fine chemicals. Chemical market customers use our services, software and technical support to maintain, optimize, and enable higher productivity and profitability for labs, and support quality control and compliance with environmental and safety regulations. Additionally, our services, software and technical support are used to support the testing for safety, quality, and compliance across the value chains of advanced materials – including semiconductors, batteries, and specially engineered polymers and polymeric materials. The natural gas and petroleum exploration and refining markets use our services, software and technical support to support quality control, environmental safety reviews, analysis of crude oil composition, and improve their refining processes and quality of products.
The Environmental & Forensics Market. Our services support the environmental industry customers that perform laboratory and field analysis of chemical pollutants in air, water, soil and solid waste. Environmental industry customers include all levels of government, the industrial and manufacturing sectors, engineering and consulting companies, commercial testing laboratories and colleges and universities. Our services also support drug testing and forensics laboratories that are involved with analyzing evidence associated with crime, screening athletes for performance enhancing drugs, analyzing samples for recreational drugs, or detecting and identifying biological and chemical warfare agents. Customers include local, state, federal, and international law enforcement agencies and commercial testing laboratories.
The Food Market. Our services support the food production chain, including incoming inspection, new product development, quality control and assurance, and packaging. Our services also support the food safety market in their work to analyze food for concerns ranging from pathogen contamination, genetic modification, species verification and others.
The Diagnostics and Clinical Market. Our services support clinical diagnostic customers in pathology labs throughout the world.
Agilent CrossLab Services and Applications

Services and Support

We offer a wide range of startup, operational, educational and compliance support services for our measurement and data handling systems. Our support services include maintenance, troubleshooting, repair and training for all of our chemical and bioanalytical instrumentation hardware and software products. With advances in digital and virtual support technologies, many of those services can be offered remotely. Special service bundles have also been designed to meet the specific application needs of various industries. As customers continue to outsource laboratory operations and consolidate suppliers, our enterprise services consist of a broad portfolio of integrated laboratory management services including instrument services, lab supply management, asset management, procurement, informatics and scientific services. Advancements in our offering software and service solutions will help our customers more efficiently operate a more digitally connected smart lab that can derive more value out of data analytics, artificial intelligence and robotics.
Agilent CrossLab Customers

We had approximately 49,900 Agilent CrossLab customers in fiscal 2023. A significant number of our Agilent CrossLab customers are also customers of our life sciences and applied markets business.
The service business is mostly recurring in nature and is less susceptible to market seasonality and industry cycles in comparison to our instrument businesses. The vendor neutral portion of the portfolio allows the business to perform relatively independent from our instrument business.
Agilent CrossLab Sales, Marketing and Support

We deploy a multi-channel approach, marketing services to our customers through direct sales, electronic commerce, resellers, manufacturers' representatives and distributors. We primarily use direct sales to market our solutions to our large accounts. Sales agents supplement direct sales by providing broader geographic coverage and coverage of smaller accounts. Our active reseller program augments our ability to provide more complete solutions to our customers. Some of our service contract sales are processed by our digital commerce infrastructure. All channels are supported by technical product and application specialists to meet our customers' specific requirements.
We deliver our support services to customers in a variety of ways, including on-site assistance with repair or exchange of returned products, as well as a growing number of remote service delivery options. In addition to the traditional telephone support and on-site service, our teams remotely engage customers through various digital tools and omni-channel platforms. We also offer special industry-focused service bundles that are designed to meet the specific needs of pharmaceutical and biopharmaceutical, advanced materials, environmental and hydrocarbon processing customers to keep instruments fully operational and compliant with the respective industry requirements. Our products typically come with standard warranties, and extended warranties are available for additional cost.
Agilent CrossLab Manufacturing

Our direct service delivery organization is regionally based and operating in 29 countries.

Agilent CrossLab Competition

Our principal competitors in the services arena include many of our competitors from the instrument business such as: Danaher Corporation, PerkinElmer Inc., Shimadzu Corporation, Thermo Fisher Scientific Inc. and Waters Corporation, as well as numerous niche service providers. We compete on the basis of reliability, support quality, applications expertise, global channel coverage and price.

Agilent Technologies Research Laboratories

Agilent Technologies Research Laboratories ("Agilent Labs") is our central research organization based in Santa Clara, California. Agilent Labs create competitive advantage through high-impact technology, driving market leadership and growth in our core businesses and expanding Agilent's footprint into adjacent markets. At the cross-roads of the organization, the Agilent Labs are able to identify and enable synergies across our businesses to create competitive differentiation and compelling customer value.
The technical staff have advanced degrees that cover a wide range of scientific and engineering fields, including molecular and cell biology, chemistry, physics, pathology, mathematics, software and informatics, artificial intelligence, deep and machine learning, image processing, nano/microfabrication, and fluidics.

Global Infrastructure Organization

We provide support to our businesses through our global infrastructure organization. This support includes services in the areas of finance, tax, treasury, legal, real estate, insurance services, workplace services, human resources, information technology services, order administration and other corporate infrastructure expenses. Generally, these organizations are managed from Santa Clara, California, with operations and services provided worldwide. As of October 31, 2023, our global infrastructure organization employed approximately 2,700 people worldwide.

Agilent Order Fulfillment Organizations

Our order fulfillment and supply chain organization (“OFS”) focuses on order fulfillment and supply chain operations in our businesses. OFS provides resources for manufacturing, engineering and strategic sourcing to our respective businesses. In general, OFS employees are dedicated to specific businesses and the associated costs are directly allocated to those businesses.

The following discussions of Research and Development, Backlog, Intellectual Property, Materials, Environmental, Regulatory Affairs and Human Capital Management include information common to each of our businesses.

Research and Development

We anticipate that we will continue to have significant research and development expenditures in order to maintain our competitive position with a continuing flow of innovative, high-quality products and services. Our research and development efforts focus on potential new products and product improvements covering a wide variety of technologies, none of which is individually significant to our operations. Our research seeks to improve on various technical competencies in software, systems and solutions, life sciences and diagnostics. In each of these research fields, we conduct research that is focused on specific product development for release in the short-term as well as other research that is intended to be the foundation for future products over a longer time-horizon. Most of our product development research is designed to improve products already in production, focus on major new product releases, and develop new product segments for the future. We remain committed to invest significantly in research and development and have focused our development efforts on key strategic opportunities to align our business with available markets and position ourselves to capture market share.

Backlog

We believe that backlog is not a meaningful indicator of future business prospects for our business segments since a significant portion of our revenue for a given quarter is derived from the current quarter's orders. Therefore, we believe that backlog information is not material to an understanding of our business.

Intellectual Property

We generate patent and other intellectual property rights covering significant inventions and other innovations in order to create a competitive advantage. While we believe that our licenses, patents and other intellectual property rights have value, in general no single license, patent or other intellectual property right is in itself material. In addition, our intellectual property rights may be challenged, invalidated or circumvented or may otherwise not provide significant competitive advantage.

Materials

Our life sciences and applied markets, diagnostics and genomics and Agilent CrossLab businesses all purchase materials from thousands of suppliers on a global basis. Some of the parts that require custom design work are not readily available from alternate suppliers due to their unique design or the length of time necessary for design work. Our long-term relationships with suppliers allow us to proactively manage technology road maps and product discontinuance plans and monitor their financial health. To address any potential disruption in our supply chain, we use a number of techniques, including qualifying multiple sources of supply and redesign of products for alternative components. In addition, while we generally attempt to keep our inventory at minimal levels, we do purchase incremental inventory as circumstances warrant to protect the supply chain.

Environmental

Our research and development, manufacturing and distribution operations involve the use of hazardous substances and are regulated under international, federal, state and local laws governing health and safety and the environment. We apply strict standards for protection of the environment and occupational health and safety to sites inside and outside the U.S., even if not subject to regulation imposed by foreign governments. We believe that our properties and operations at our facilities comply in all material respects with applicable environmental laws and occupational health and safety laws. We are also regulated under a number of international, federal, state, and local laws regarding recycling, product packaging and product content requirements. We believe we are substantially in compliance with such environmental, product content/disposal and recycling laws. We also maintain a comprehensive Environmental Site Liability insurance policy which may cover certain clean-up costs or legal claims related to environmental contamination. This policy covers specified active, inactive and divested locations.

Climate change may impact our business by increasing operating costs due to impairments of our facilities and distribution systems, disruptions to our manufacturing processes and additional regulatory requirements. Although we address these potential risks in our business continuity planning, such events could make it difficult for us to deliver products and services to our customers and cause us to incur substantial expense.

In addition to monitoring and managing compliance with environmental regulations, we are also committed to sustainability and environmental protection. In 2021, we committed to achieve net-zero greenhouse gas emissions no later than 2050. As part of our climate action plan, we have established near and long term emission reduction targets to limit planetary warming to 1.5°C above pre-industrial levels which have been approved by the Science Based Targets initiative ("SBTi"). For more information on our approach to sustainability management, refer to our 2022 ESG report, which is available on our website.

Regulatory Affairs

A number of our products and services are subject to regulation by the FDA, the U.S. Department of Health and Human Services, the Centers for Medicare and Medicaid Services and certain similar foreign regulatory agencies. These regulations govern a wide variety of product and service related activities, from quality management, design and development to labeling, manufacturing, promotion, sales and distribution. If we fail to comply with FDA and other applicable regulatory requirements or are perceived to potentially have failed to comply, we may face, among other things, warning letters; adverse publicity; investigations or notices of non-compliance, fines, injunctions, and civil or criminal penalties; import or export restrictions; partial suspensions or total shutdown of production facilities or the imposition of operating restrictions; suspension or revocation of our license to operate; increased difficulty in obtaining required FDA clearances or approvals or foreign equivalents; seizures or recalls of our products or those of our customers; or the inability to sell our products. In Europe, the European Union has started to enforce new requirements, known as the EU In Vitro Diagnostic Regulation (“EU IVDR”), which imposes stricter requirements for the marketing and sale of in vitro diagnostics in the European Union. These new regulations are more stringent in a variety of areas, including clinical requirements, quality systems and post-market surveillance activities. The new EU IVDR requirements became effective starting in May 2022.

We are subject to laws and regulations governing government contracts, and failure to address these laws and regulations or comply with government contracts could harm our business by leading to a reduction in revenue associated with these customers. We have agreements relating to the sale of our products to government entities and, as a result, we are subject to various statutes and regulations that apply to companies doing business with the government. We are also subject to investigation for compliance with the regulations governing government contracts. A failure to comply with these regulations could result in suspension of these contracts, criminal, civil and administrative penalties or debarment.

We are also subject to various significant international, federal, state and local regulations in the areas of health and safety, packaging, product content, employment, labor and immigration, import/export controls, trade restrictions and anti-competition. Violations of these laws and regulations could result in fines and penalties, criminal sanctions, restrictions on our business conduct and on our ability to offer our products in one or more countries, and could also materially affect our brand, our ability to attract and retain employees, our international operations, our business and our operating results.

In addition, as a global organization, we are subject to data privacy and security laws, regulations, and customer-imposed controls in numerous jurisdictions as a result of having access to and processing confidential, personal, sensitive and/or patient health data in the course of our business. Global privacy laws, including the EU's General Data Protection Regulation ("GDPR”), Brazil’s Lei Geral de Protecao de Dados, China's Personal Information Protection Law and Data Security Law, and the California Consumer Privacy Act, apply to our activities involving the processing of personal data, both in relation to our product and service offerings and the management of our workforce. The global proliferation of privacy laws, with governmental authorities around the world passing or considering passing legislative and regulatory proposals concerning privacy and data protection, continues to result in new requirements regarding the handling of personal data, with many such laws imposing significant penalties for non-compliance (including possible fines of up to four percent of total company revenue under the GDPR). Each of these privacy, security and data protection laws and regulations could impose significant limitations and increase our cost of providing our products and services where we process end user personal data and could harm our results of operations and expose us to significant fines, penalties and other damages.

While we believe we are in compliance in all material respects with such laws and regulations, any noncompliance could result in substantial fines or otherwise restrict our ability to operate and thereby have an adverse effect on our financial condition. To date, none has had a material impact on our operations.

Human Capital Management

As of October 31, 2023, we employed approximately 18,100 persons, of whom approximately 6,900 were based in the Americas, 4,500 in Europe and 6,700 in Asia Pacific. We also leverage temporary workers to provide flexibility for our business and manufacturing needs.

Mission. Our instruments, software, services, solutions and people provide trusted answers to customers’ most challenging questions. Whether we are working with our customers to keep food supplies safe, improve the quality of air, water and soil, or fight cancer with more precise diagnoses and targeted treatments, our employees share a passion and commitment to advancing the quality of life. We believe that our future success largely depends upon our continued ability to attract and retain highly skilled employees in order to fulfill that commitment.

Engagement. We engage with our employees through consultation, surveys, ad-hoc feedback and reviews. Our executive officers hold all-managers meetings on a quarterly basis to provide business updates and answer questions. We conduct an annual leadership survey that allows employees to provide feedback on leadership effectiveness, culture and job satisfaction. We have an open-door policy where employees are encouraged and empowered to bring issues to management’s attention. Employees have regular performance reviews with immediate supervisors. Employee sessions are held regularly to share business and market updates and answer employee questions.

Diversity and Inclusion. As a global company, much of our success is rooted in the diversity of our teams and our commitment to inclusion. We value diversity at all levels and continue to focus on extending our diversity and inclusion initiatives across our entire workforce, from providing managers transparency of their workforce pay equity to working with managers to develop strategies for building diverse teams to promoting the advancement of leaders from different backgrounds. Agilent is committed to creating a diverse work environment and is proud to be an equal opportunity employer. We believe in an inclusive workforce, where employees from a number of cultures and countries are engaged and encouraged to leverage their collective talents. As of October 31, 2023, approximately 38 percent of our full-time employees were female. Approximately 42 percent of our board is comprised of directors representing underrepresented groups as of the date of this report. We have launched a number of company-wide initiatives including employee-network groups aimed at promoting engagement of traditionally underrepresented groups of employees.

Retention. We provide our employees with competitive salaries and bonuses, opportunities for equity ownership, development programs that enable continued learning and growth and a robust employment package that promotes well-being across all aspects of their lives, including health care, retirement planning and paid time off. Our benefits are offered to eligible employees and comply with local legal requirements. We have a number of programs and policies designed to help employees in our diverse workforce manage their work and personal lives while meeting company objectives for business success, including flexible work arrangements, health and welfare benefits, employee and family assistance plans and parental leave.

Development. As part of our promotion and retention efforts, we also invest in ongoing leadership development for current and rising managers. Training at Agilent takes several forms: face-to-face classroom experiences, on-the-job learning, virtual classroom events and self-paced e-learning. We are committed to providing an environment in which employees can expand their knowledge, develop new skills, and contribute their best work. Our culture of continuous development instills in our employees the behaviors that bring our values to life every day. We encourage our people to stay up-to-date on current research and technology while enhancing their current skills and growing new skills to meet future needs; we also put special emphasis on training managers at all levels to effectively communicate, role model and reinforce our values and culture.

Health and Safety. The health and safety of our employees is a top priority for us. Our environmental, health and safety ("EHS") management system provides a framework for assessing and managing risks relating to health and safety. We ensure managers and employees receive periodic workplace safety training and provide wellness programs that contribute to the productivity, health, and well-being of employees. In addition, our crisis management program includes a global tool that enables us to reach, locate and support employees in travel or in crisis areas. We regularly evaluate and review with senior management the performance of our programs and processes.

Community. Each year our employees throughout the world devote thousands of volunteer hours to community service activities. Our employees may take up to six days of paid time off each year for volunteer activities with charities and organizations. We also support a giving program, which provides employees the opportunity to support a broad range of eligible non-profit organizations in their communities in the areas of health and human services, arts and culture, education and literacy, environment and conservation, and family and civic betterment.

Information about our Executive Officers
The names of our current executive officers and their ages, titles and biographies appear below:

Henrik Ancher-Jensen, 58, has served as our Senior Vice President, Agilent and President, Order Fulfillment and Supply chain since September 2013. From September 2012 to September 2013, Mr. Ancher-Jensen served as our Vice President, Global Product Supply, Diagnostics and Genomics Group.  From September 2010 to September 2012 he served as Corporate Vice President, Global Operations of Dako A/S, a Danish diagnostics company, and as Dako’s Vice President, Supply Chain and Chief Information Officer from 2006 to September 2010.  Prior to joining Dako, he spent more than 15 years in senior management roles and management consulting with Chr. Hansen, Deloitte Consulting and NVE.

Phil Binns, 62, has served as our Senior Vice President, Agilent and President, Life Sciences and Applied Markets Group since September 2023. From January 2015 to September 2023, Mr. Binns served as Agilent Vice President and General Manager for the Spectroscopy and Vacuum Products Division. From 2010 to January 2015, Mr Binns served as Agilent Vice President and General Manager for the Spectroscopy Division. Prior to joining Agilent in 2010, he held various positions in Varian’s global operations since 1994, including his appointment as General Manager of Varian’s field operations in 2004 for the Pacific Rim.

Rodney Gonsalves, 58, has served as our Vice President, Corporate Controllership and Chief Accounting Officer since May 2015. From September 2009 to May 2015, Mr. Gonsalves served as Vice President and operational CFO for various business groups within the company, most recently for the Life Sciences and Applied Markets Group. Prior to that, Mr. Gonsalves served in various capacities for Agilent, including as vice president of Investor Relations, controller, corporate governance and customer financing in Agilent’s Global Infrastructure Organization, and controller for the Photonics Systems Business Unit.  Before joining Agilent, Mr. Gonsalves held a variety of positions in finance with Hewlett-Packard Company.

Dominique P. Grau, 64, has served as our Senior Vice President, Human Resources and Global Communications since November 2018. From August 2014 to October 2018 he served as Senior Vice President, Human Resources. From May 2012 to August 2014 Mr. Grau served as Vice President, Worldwide Human Resources. Prior to that, he served as Vice President, Compensation, Benefits and HR Services from May 2006 to May 2012. Mr. Grau had previously served in various capacities for Agilent and Hewlett-Packard Company.
Padraig McDonnell, 52, has served as our Chief Commercial Officer and President, Agilent CrossLab Group since November 2021. From May 2020 to November 2021, he served as Senior Vice President, Agilent and President, Agilent CrossLab Group. From November 2016 to April 2020, he served as our Vice President and General Manager of the Chemistries and Supplies Division. Prior to that, he served as our Vice President and General Manager of EMEAI Laboratory Solutions Sales. Mr. McDonnell has previously held a variety of positions with Agilent and Hewlett-Packard Company.

Robert W. McMahon, 55, has served as our Senior Vice President, Agilent since August 2018 and as our Chief Financial Officer since September 2018. He previously served as the Chief Financial Officer of Hologic, Inc., a medical technology company from May 2014 to August 2018. Prior to Hologic, Mr. McMahon spent 20 years with Johnson & Johnson most recently as Worldwide Vice President of Finance and Business Development for Ortho Clinical Diagnostics a division of Johnson & Johnson's Medical Device and Diagnostics Group. Since July 2023, Mr. McMahon has served as a member of the Board of Directors of Orasure Technologies, Inc.

Michael R. McMullen, 62, has served as Chief Executive Officer since March 2015 and as President since September 2014. From September 2014 to March 2015 he also served as Chief Operating Officer. From September 2009 to September 2014, he served as Senior Vice President, Agilent and President, Chemical Analysis Group. Prior to that, he served in various capacities for Agilent, including as our Vice President and General Manager of the Chemical Analysis Solutions Unit of the Life Sciences and Chemical Analysis Group and Country Manager for Agilent's China, Japan and Korea Life Sciences and Chemical Analysis Group. Prior to that, Mr. McMullen served as Controller for the Hewlett‑Packard Company and Yokogawa Electric Joint Venture from July 1996 to March 1999. From September 2018 to July 2022, Mr. McMullen served as a member of the Board of Directors of Coherent, Inc. Since July 2023, Mr. McMullen has served as a member of the Board of Directors of KLA Corporation.

Michael Tang, 49, has served as our Senior Vice President, General Counsel and Secretary since January 2016. From May 2015 to January 2016 he served as Vice President, Assistant General Counsel and Secretary and from November 2013 to April 2015 he served as Vice President, Assistant General Counsel and Assistant Secretary. From March 2012 to October 2013 he served as Business Development Manager in Agilent’s Corporate Development group. Prior to that, Mr. Tang served in various capacities in Agilent's legal department. Before joining Agilent, Mr. Tang worked at Wilson Sonsini Goodrich & Rosati, a California law firm and Fenwick & West LLP, a California law firm.

Investor Information
We are subject to the informational requirements of the Securities Exchange Act of 1934 (“Exchange Act”). Therefore, we file periodic reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). The SEC maintains an Internet site (https://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically.
Our financial and other information can be accessed at our Investor Relations website. The address is www.investor.agilent.com. We make available, free of charge, copies of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC.
Our Amended and Restated Bylaws, Corporate Governance Standards, the charters of our Audit and Finance Committee, our Compensation Committee, our Executive Committee and our Nominating/Corporate Governance Committee, as well as our Standards of Business Conduct (including code of ethics provisions that apply to our principal executive officer, principal financial officer, principal accounting officer and senior financial officers) are available on our website at www.investor.agilent.com under “Corporate Governance”. These items are also available in print to any stockholder in the United States and Canada who requests them by calling (877) 942-4200. This information is also available by writing to the company at the address on the cover of our Annual Report on Form 10-K.

Item 2. Properties
As of October 31, 2023, we owned or leased a total of approximately 6.8 million square feet of space worldwide. Of that, we owned approximately 4.9 million square feet and leased the remaining 1.9 million square feet. Our sales and support facilities occupied a total of approximately 0.6 million square feet. Our manufacturing plants, R&D facilities and warehouse and administrative facilities occupied approximately 5.9 million square feet. All of our businesses share sales offices throughout the world.

Information about each of our businesses appears below:

Life Sciences & Applied Markets Business. Our life sciences and applied markets business has manufacturing and R&D facilities in Australia, China, Germany, Italy, Japan, Malaysia, Netherlands, Singapore, United Kingdom and the United States.

Diagnostics and Genomics Business. Our diagnostics and genomics business has manufacturing and R&D facilities in Belgium, China, Denmark, Germany, Malaysia, Singapore and the United States.

Agilent CrossLab Business. Our direct service delivery organization is regionally based and operating in 29 countries.

PART II

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this recast of our Form 10-K. This report contains forward-looking statements including, without limitation, statements regarding growth opportunities, including for revenue and our end markets, strength and drivers of the markets into which we sell, sales funnels, our strategic direction, new product and service introductions and the position of our current products and services, market demand for and adoption of our products, the ability of our products and solutions to address customer needs and meet industry requirements, our focus on differentiating our product solutions, improving our customers’ experience and growing our earnings, future financial results, our operating margin, mix, our investments, including in manufacturing infrastructure, research and development and expanding and improving our applications and solutions portfolios, expanding our position in developing countries and emerging markets, our focus on balanced capital allocation, our contributions to our pension and other defined benefit plans, impairment and adjustments of goodwill and other intangible assets, the impact of foreign currency movements, our hedging programs and other actions to offset the effects of tariffs and foreign currency movements, our future effective tax rate, tax valuation allowance and unrecognized tax benefits, the impact of local government regulations on our ability to pay vendors or conduct operations, our ability to satisfy our liquidity requirements, including through cash generated from operations, the potential impact of adopting new accounting pronouncements, indemnification, source and supply of materials used in our products, our sales, our purchase commitments, our capital expenditures, the integration and effects of our acquisitions and other transactions, savings and headcount reduction recognized from our restructuring programs and other cost saving initiatives, our stock repurchase program and dividends, macroeconomic environment and geopolitical uncertainties, interest rate and inflationary pressures, that involve risks and uncertainties. Our actual results could differ materially from the results contemplated by these forward-looking statements due to various factors, including those discussed in Part I Item 1A in our Annual Report on Form 10-K and elsewhere in this recast of our Form 10-K.

Overview and Executive Summary

Agilent Technologies Inc. ("we", "Agilent" or the "company"), incorporated in Delaware in May 1999, is a global leader in life sciences, diagnostics and applied chemical markets, providing application focused solutions that include instruments, software, services and consumables for the entire laboratory workflow.

Announced Exit and Subsequent Divestiture of Resolution Bioscience Business

During the third quarter of fiscal year 2023, we made the decision to exit the Resolution Bioscience business within our diagnostics and genomics segment and recorded a long-lived asset impairment charge of $270 million. In the fourth quarter of fiscal year 2023, we received an unsolicited offer and entered into an agreement to divest the Resolution Bioscience business for $50 million. As a result, we recorded a gain on the divestiture of $43 million in other income and expense, net in the statement of operations, which included an adjustment to goodwill of $13 million.

Actual Results

Agilent's net revenue of $6,833 million in 2023 was slightly down when compared to 2022. Foreign currency movements for 2023 had an overall unfavorable impact on revenue growth of 2 percentage points when compared to 2022. Net revenue declined in our life sciences and applied markets segment, in the pharmaceutical market and in the Asia Pacific region primarily related to weaker demand in China and an overall pressure on our customers' capital expenditures compared to the same period last year. The net revenue decline was partially offset by revenue growth from our other segments primarily in Agilent CrossLab. Revenue in the life sciences and applied markets business decreased 3 percent in 2023 when compared to 2022. Foreign currency movements had an overall unfavorable impact on revenue growth of 2 percentage points in 2023 when compared to 2022. Revenue in the diagnostics and genomics business decreased 1 percent in 2023 when compared to 2022. Foreign currency movements had an overall unfavorable impact on revenue growth of 2 percentage points in 2023 when compared to 2022. Revenue in the Agilent CrossLab business increased 8 percent in 2023 when compared to 2022. Foreign currency movements had an overall unfavorable impact on revenue growth of 2 percentage points in 2023 when compared to 2022.

Agilent's net revenue of $6,848 million increased 8 percent in 2022 when compared to 2021. Foreign currency movements for 2022 had an overall unfavorable impact on revenue growth of 4 percentage points when compared to 2021. Net revenue increased in all business segments, geographic regions and most key end markets compared to 2021. Revenue in the life sciences and applied markets business increased 10 percent in 2022 when compared to 2021. Foreign currency movements had an overall unfavorable impact on revenue growth of 3 percentage points in 2022 when compared to 2021. Revenue in the diagnostics and genomics business increased 7 percent in 2022 when compared to 2021. Foreign currency movements had an overall unfavorable impact on revenue growth of 3 percentage points in 2022 when compared to 2021. Revenue in the Agilent CrossLab business increased 7 percent in 2022 when compared to 2021. Foreign currency movements had an overall unfavorable impact on revenue growth of 4 percentage points in 2022 when compared to 2021.

Net income was $1,240 million in 2023 compared to net income of $1,254 million and $1,210 million in 2022 and 2021, respectively. Net income in 2023 was impacted by the asset impairment charges primarily related to the exit of our Resolution Bioscience business and lower tax expense. Net income in 2022 was impacted by higher sales volume partially offset by supply chain, logistics and inflationary pressures increasing our costs. Net income in 2021 was impacted by higher sales volume and net gains on fair value of equity securities partially offset by significant expense increases from our variable pay, share-based compensation expense and sales commissions. As of October 31, 2023 and 2022, we had cash and cash equivalents balances of $1,590 million and $1,053 million, respectively.

2019 Repurchase Program. During the year ended October 31, 2021, we repurchased and retired 3.1 million shares for $365 million under this authorization. Effective February 18, 2021, the 2019 repurchase program was terminated and replaced by the 2021 repurchase program. The remaining authorization under the 2019 repurchase plan of $193 million expired on February 18, 2021.

2021 Repurchase Program. During the year ended October 31, 2021, we repurchased and retired 3.0 million shares for $423 million under this authorization. During the year ended October 31, 2022, we repurchased and retired 8.4 million shares for $1,139 million under this authorization. During the year ended October 31, 2023 we repurchased and retired 661,739 shares for $99 million, excluding excise taxes, under this authorization. On March 1, 2023, the 2021 repurchase program was terminated and the remaining authorization of $339 million expired.

2023 Repurchase Program. On January 9, 2023, we announced that our board of directors had approved a share repurchase program (the "2023 repurchase program") designed, among other things, to reduce or eliminate dilution resulting from issuance of stock under the company's employee equity incentive programs. The 2023 repurchase program authorizes the purchase of up to $2.0 billion, excluding excise taxes, of our common stock at the company's discretion and has no fixed termination date. The 2023 repurchase program does not require the company to acquire a specific number of shares and may be suspended, amended or discontinued at any time. The 2023 repurchase program commenced on March 1, 2023, and also terminated and replaced the 2021 repurchase program. During the year ended October 31, 2023 we repurchased and retired 3.9 million shares for $476 million, excluding excise taxes, under this authorization. As of October 31, 2023, we had remaining authorization to repurchase up to approximately $1,524 million of our common stock under the 2023 repurchase program.

The Inflation Reduction Act of 2022, which was enacted into law on August 16, 2022, imposed a nondeductible 1% excise tax on the net value of certain stock repurchases made after December 31, 2022. As a result, we recorded the applicable excise tax of $3.2 million during the year ended October 31, 2023, as an incremental cost of the shares repurchased and a corresponding liability for the excise tax payable in other accrued liabilities on our consolidated balance sheet.

Dividends. During the year ended October 31, 2023, cash dividends of $0.900 per share, or $265 million were declared and paid on the company's outstanding common stock. During the year ended October 31, 2022, cash dividends of $0.840 per share, or $250 million were declared and paid on the company's outstanding common stock. During the year ended October 31, 2021, cash dividends of $0.776 per share, or $236 million were declared and paid on the company's outstanding common stock.

On November 15, 2023, we declared a quarterly dividend of $0.236 per share of common stock, or approximately $69 million which will be paid on January 24, 2024, to shareholders of record as of the close of business on January 2, 2024. The timing and amounts of any future dividends are subject to determination and approval by our board of directors.

Looking forward, we continue to be focused on improving our customers’ experience, differentiating product solutions and productivity. While we anticipate a challenging macroeconomic environment, particularly in China, and an overall pressure on our customers' capital expenditures in the near-term, we remain optimistic about our long-term growth opportunities in all of our key end markets. We expect to continue to face inflationary pressures which we will continue to mitigate through targeted pricing and various other cost savings strategies.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and various other assumptions believed to be reasonable. Although these estimates are based on management's best knowledge of current events and actions that may impact the company in the future, actual results may be different from the estimates. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made and if different estimates that reasonably could have been used or changes in the accounting estimate that are reasonably likely to occur could materially change the financial statements. Our critical accounting policies are those that affect our financial statements materially and involve difficult, subjective or complex judgments by management. Those policies are revenue recognition, inventory valuation, retirement and post-retirement plan assumptions, valuation of goodwill and purchased intangible assets, restructuring and accounting for income taxes.

Revenue Recognition. We enter into contracts to sell products, services or combinations of products and services. Products may include hardware or software and services may include one-time service events or services performed over time.

We derive revenue primarily from the sale of analytical and diagnostics products and services. A performance obligation is a promise in a contract to transfer a distinct product or service to a customer and is the unit of account under Accounting Standard Codification Topic 606, Revenue from Contracts with Customers, (“ASC 606’’). Revenue is recognized when control of the promised products or services is transferred to our customers and the performance obligation is fulfilled in an amount that reflects the consideration that we expect to be entitled in exchange for those products or services, the transaction price. For equipment, consumables, and most software licenses, control transfers to the customer at a point in time. We use present right to payment, legal title, physical possession of the asset, and risks and rewards of ownership as indicators to determine the transfer of control to the customer. For products that transfer control over time, revenue is recognized as the performance obligation is satisfied. Product over time revenue is assessed against the following criteria: the performance creates an asset that the customer controls as the asset is created; the asset has no alternative use; and we have an enforceable right to payment. Where acceptance is not a formality, the customer must have documented their acceptance of the product or service. For products that include installation, if the installation meets the criteria to be considered a separate performance obligation, product revenue is recognized when control has passed to the customer, and recognition of installation revenue occurs once completed. Product revenue, including sales to resellers and distributors is reduced for provisions for warranties, returns, and other adjustments in the period the related sales are recorded.

Service revenue includes extended warranty, customer and software support including: Software as a Service, post contract support, consulting including companion diagnostics, and training and education. Instrument service contracts and software maintenance contracts are typically annual contracts, which are billed at the beginning of the contract or maintenance period. Revenue for these contracts is recognized on a straight-line basis to revenue over the service period, as a time-based measure of progress best reflects our performance in satisfying this obligation. There are no deferred costs associated with the service contract, as the cost of the service is recorded when the service is performed. Service calls not included in a support contract are recognized to revenue at the time a service is performed.

We have sales from standalone software. These arrangements typically include software licenses and maintenance contracts, both of which we have determined are distinct performance obligations. We determine the amount of the transaction price to allocate to the license and maintenance contract based on the relative standalone selling price of each performance obligation. Software license revenue is recognized at the point in time when control has been transferred to the customer. The revenue allocated to the software maintenance contract is recognized on a straight-line basis over the maintenance period, which is the contractual term of the contract, as a time-based measure of progress best reflects our performance in satisfying this obligation. Unspecified rights to software upgrades are typically sold as part of the maintenance contract on a when-and-if-available basis.

Our multiple-element arrangements are generally comprised of a combination of instruments, installation or other start-up services, and/or software, and/or support or services. Hardware and software elements are typically delivered at the same time and revenue is recognized when control passes to the customer. Service revenue is deferred and recognized over the contractual period or as services are rendered and accepted by the customer. Our arrangements generally do not include any provisions for cancellation, termination, or refunds that would significantly impact recognized revenue.

For contracts with multiple performance obligations, we allocate the consideration to which we expect to be entitled to each performance obligation based on relative standalone selling prices and recognize the related revenue when or as control of each individual performance obligation is transferred to customers. We estimate the standalone selling price by calculating the average historical selling price of our products and services per geographic region for each performance obligation. Stand-alone selling prices are determined for each distinct good or service in the contract, and then we allocate the transaction price in proportion to those standalone selling prices by performance obligations.

A portion of our revenue relates to lease arrangements. Standalone lease arrangements are outside the scope of ASC 606 and are therefore accounted for in accordance with ASC 842, Leases ("ASC 842"). Each of these contracts is evaluated as a lease arrangement, either as an operating lease or a sales-type finance lease using the current lease classification guidance. In a lease arrangement that is a multiple-element arrangement that contains equipment leases and the supply of consumables, the revenue associated with the instrument rental is treated under the lease accounting standard ASC 842, whereas the revenue associated with the consumables, the non-lease component, is recognized in accordance with the ASC 606 revenue standard.

Inventory Valuation.  Inventory is valued at standard cost, which approximates actual cost computed on a first-in, first-out basis, not in excess of market value. We assess the valuation of our inventory on a periodic basis and make adjustments to the value for estimated excess and obsolete inventory based upon estimates and assumptions about future demand, economic conditions and actual usage, which require management judgment. Such estimates are difficult to make under most economic conditions. The excess balance determined by this analysis becomes the basis for our excess inventory charge. Our excess inventory review process includes analysis of inventory levels, sales trends and forecasts, managing product rollovers and working with manufacturing to maximize recovery of excess inventory and to estimate and record reserves for excess, slow-moving and obsolete inventory. If actual market conditions are less favorable than those projected by management, additional write-downs may be required. If actual market conditions are more favorable than anticipated, inventory previously written down may be sold to customers, resulting in lower cost of sales and higher income from operations than expected in that period.

Retirement and Post-Retirement Benefit Plan Assumptions. Retirement and post-retirement benefit plan costs are a significant cost of doing business. They represent obligations that will ultimately be settled sometime in the future and therefore are subject to estimation. Pension accounting is intended to reflect the recognition of future benefit costs over the employees' average expected future service to Agilent based on the terms of the plans and investment and funding decisions. To estimate the impact of these future payments and our decisions concerning funding of these obligations, we are required to make assumptions using actuarial concepts within the framework of accounting principles generally accepted in the U.S. Two critical assumptions are the discount rate and the expected long-term return on plan assets. Other important assumptions include expected future salary increases, expected future increases to benefit payments, expected retirement dates, employee turnover, retiree mortality rates, and portfolio composition. We evaluate these assumptions at least annually.

The discount rate is used to determine the present value of future benefit payments at the measurement date - October 31 for both U.S. and non-U.S. plans. For 2023 and 2022, the U.S. discount rates were based on the results of matching expected plan benefit payments with cash flows from a hypothetically constructed bond portfolio. In 2023, discount rates for the U.S. pension and retiree medical plans increased compared to the previous year due to the increase in the corporate bond rates. For 2023 and 2022, the discount rates for non-U.S. plans were generally based on published rates for high quality corporate bonds and in 2023, mostly increased compared to the previous year. If we had changed our discount rate by 1 percent, the impact would have been approximately $1 million on U.S. pension expense and $11 million on non-U.S. pension expense for the year ended October 31, 2023. Lower discount rates usually increase present values of the pension benefit obligation and subsequent year pension expense; higher discount rates usually decrease present values of the pension benefit obligation and subsequent year pension expense.

The company uses alternate methods of amortization as allowed by the authoritative guidance which amortizes the actuarial gains and losses on a consistent basis for the years presented. For U.S. Plans, gains and losses are amortized over the average future lifetime of participants using the corridor method. For most Non-U.S. Plans and U.S. Post-Retirement Benefit Plans, gains and losses are amortized over the average remaining future service period or remaining lifetime of participants depending upon the plan, using a separate layer for each year's gains and losses.

In the U.S., target asset allocations for our retirement and post-retirement benefit plans were approximately 50 percent to equities and approximately 50 percent to fixed income investments as of October 31, 2023. Our Deferred Profit-Sharing Plan target asset allocation is approximately 60 percent to equities and approximately 40 percent to fixed income investments. Approximately 1 percent of the retirement and post-retirement plans consists of limited partnerships. Outside the U.S., our target asset allocation (excluding annuity contracts in the U.K.) ranges from zero percent to 60 percent to equities, from 38 percent to 100 percent to fixed income investments, and from zero to 25 percent to real estate, depending on the plan. All plans' assets are broadly diversified. Due to fluctuations in equity and bond markets, our actual allocations of plan assets at October 31, 2023, may differ from the target allocation. Our policy is to bring the actual allocation in line with the target allocation.

Equity securities include exchange-traded common stock and preferred stock of companies from broadly diversified industries. Fixed income securities include a global portfolio of corporate bonds of companies from diversified industries, government securities, mortgage-backed securities, asset-backed securities, derivative instruments and other. The annuity contract is an insurance buy-in contract issued by a third-party insurance company for a portion of benefit obligations of listed pensioners under the U.K. defined benefit plan, and is funded with existing pension plan assets with no adjustment made to the benefit obligations. Real estate securities include holdings of managed investment funds which invest primarily in the equity instruments of real estate investment trusts and other similar real estate investments. Other investments include a group trust consisting primarily of private equity partnerships.

The expected long-term return on plan assets is estimated using current and expected asset allocations as well as historical and expected returns. Plan assets are valued at fair value. If we had changed our estimated return on assets by 1 percent, the impact would have been $5 million on U.S. pension and post-retirement benefit plan expense and $8 million on non-U.S. pension expense for the year ended October 31, 2023. The total periodic pension and post-retirement benefit costs recorded were a $6 million expense in 2023, $2 million benefit in 2022 and $24 million expense in 2021. These costs included a loss on settlement of $4 million, $4 million and $1 million, for the years ended October 31, 2023, 2022 and 2021, respectively.

Goodwill and Purchased Intangible Assets. We assess our goodwill and purchased intangible assets for impairment annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Under the authoritative guidance, we have the option to perform a qualitative assessment to determine whether further impairment testing is necessary. The accounting standard gives an entity the option to first assess qualitative factors to determine whether performing the quantitative test is necessary. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not (i.e., greater than 50% chance) that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test will be required. Otherwise, no further testing will be required.

The guidance includes examples of events and circumstances that might indicate that a reporting unit's fair value is less than its carrying amount. These include macro-economic conditions such as deterioration in the entity's operating environment or industry or market considerations; entity-specific events such as increasing costs, declining financial performance, or loss of key personnel; or other events such as an expectation that a reporting unit will be sold or a sustained decrease in the stock price on either an absolute basis or relative to peers.

If it is determined, as a result of the qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, then we are required to perform a quantitative impairment test on goodwill to identify and measure the amount of a goodwill impairment loss to be recognized. A goodwill impairment loss, if any, is measured as the amount by which a reporting unit's carrying value, including goodwill, exceeds its fair value, not to exceed the carrying amount of goodwill. As defined in the authoritative guidance, a reporting unit is an operating segment, or one level below an operating segment. We aggregate components of an operating segment that have similar economic characteristics into our reporting units.

In fiscal year 2023, we assessed goodwill impairment for our three reporting units which consisted of our three segments: life sciences and applied markets, diagnostics and genomics and Agilent CrossLab. We performed a quantitative test for goodwill impairment of the three reporting units, as of September 30, 2023, our annual impairment test date. Based on the results of our quantitative testing, there was no impairment of goodwill as of September 30, 2023. Each quarter we review the events and circumstances to determine if goodwill impairment is indicated. There was no impairment of goodwill during the years ended October 31, 2023, 2022 and 2021.

Subsequent to October 31, 2023, we reorganized our operating segments and moved our cell analysis business from our life sciences and applied markets business segment to our diagnostics and genomics business segment. As a result of the reorganization, there was no change to our reporting units. In addition, we performed a goodwill impairment test, and the results of the analysis indicated that the fair values for all three of our reporting units were in excess of their carrying values by substantial amounts; therefore, no impairment was indicated.

Purchased intangible assets consist primarily of acquired developed technologies, proprietary know-how, trademarks, and customer relationships and are amortized using the best estimate of the asset's useful life that reflects the pattern in which the economic benefits are consumed or used up or a straight-line method ranging from 6 months to 15 years. Our determination of the fair value of the intangible assets acquired involves the use of significant estimates and assumptions. Specifically, our determination of the fair value of the developed product technology and in-process research and development ("IPR&D") acquired involves significant estimates and assumptions related to revenue growth rates and discount rates. Our determination of the fair value of customer relationships acquired involves significant estimates and assumptions related to revenue growth rates, discount rates, and customer attrition rates. Our determination of the fair value of the tradename acquired involves the use of significant estimates and assumptions related to revenue growth rates, royalty rates and discount rates. The company believes that the fair value assigned to the assets acquired and liabilities assumed are based on reasonable assumptions and estimates that marketplace participants would use. Actual results could differ materially from these estimates. IPR&D is initially capitalized at fair value as an intangible asset with an indefinite life and assessed for impairment thereafter. When the IPR&D project is complete, it is reclassified as an amortizable purchased intangible asset and is amortized over its estimated useful life. If an IPR&D project is abandoned, we will record a charge for the value of the related intangible asset to our consolidated statement of operations in the period it is abandoned.

We continually monitor events and changes in circumstances that could indicate carrying amounts of finite-lived intangible assets may not be recoverable. When such events or changes in circumstances occur, we assess the recoverability of finite-lived intangible assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the undiscounted future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets.

Our indefinite-lived intangible assets are IPR&D intangible assets. The accounting guidance allows a qualitative approach for testing indefinite-lived intangible assets for impairment, similar to the issued impairment testing guidance for goodwill and allows the option to first assess qualitative factors (events and circumstances) that could have affected the significant inputs used in determining the fair value of the indefinite-lived intangible asset to determine whether it is more-likely-than-not (i.e., greater than 50% chance) that the indefinite-lived intangible asset is impaired. An organization may choose to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to calculating its fair value. We performed a qualitative test for impairment of indefinite-lived intangible assets as of September 30, 2023. Based on the results of our qualitative testing, we believe that it is more-likely-than-not that the fair values of these indefinite-lived intangible assets are greater than their respective carrying values. Each quarter we review the events and circumstances to determine if impairment of indefinite-lived intangible assets is indicated. During the year ended October 31, 2023, 2022 and 2021, there were no impairments of indefinite-lived intangible assets.

Restructuring. The main components of our restructuring plan are related to workforce reductions, consolidation of excess leased facilities and site closures. Workforce reduction charges are accrued when payment of benefits becomes probable that the employees are entitled to the severance and the amounts can be estimated. Consolidation of facilities costs primarily consists of accelerated depreciation of right-of-use assets classified as held and used. In accordance with the accounting guidance, it was determined that certain assets had been abandoned, and an assessment was made of the remaining useful lives and potential alternative uses. If the amounts and timing of cash flows from restructuring activities are significantly different from what we have estimated, the actual amounts of restructuring and other related charges could be materially different, either higher or lower, than those we have recorded. See Note 15. "Restructuring and Other Related Costs" for additional information.

Accounting for Income Taxes. We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of tax credits, benefits and deductions, and in the calculation of certain tax assets and liabilities which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes, as well as interest and penalties related to uncertain tax positions. Significant changes to these estimates may result in an increase or decrease to our tax provision in a subsequent period. On a quarterly basis, we provide for income taxes based upon an estimated annual effective tax rate. The effective tax rate is highly dependent upon the geographic composition of worldwide earnings, tax regulations governing each region, availability of tax credits and the effectiveness of our tax planning strategies. We monitor the changes in many factors and adjust our effective income tax rate on a timely basis. If actual results differ from these estimates, this could have a material effect on our financial condition and results of operations.

Significant management judgment is also required in determining whether deferred tax assets will be realized in full or in part. When it is more-likely-than-not that all or some portion of deferred tax assets may not be realized, a valuation allowance must be established against such deferred tax assets. We consider all available positive and negative evidence on a jurisdiction-by-jurisdiction basis when assessing whether it is more likely than not that deferred tax assets are recoverable. We consider evidence such as our past operating results, the existence of losses in recent years and our forecast of future taxable income.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax law and regulations in a multitude of jurisdictions. Although the guidance on the accounting for uncertainty in income taxes prescribes the use of a recognition and measurement model, the determination of whether an uncertain tax position has met those thresholds will continue to require significant judgment by management. In accordance with the guidance on the accounting for uncertainty in income taxes, for all U.S. and other tax jurisdictions, we recognize potential liabilities for anticipated tax audit issues based on our estimate of whether, and the extent to which, additional taxes and interest will be due. The ultimate resolution of tax uncertainties may differ from what is currently estimated, which could result in a material impact on income tax expense. If our estimate of income tax liabilities proves to be less than the ultimate assessment, a further charge to expense would be required. If events occur and the payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. We include interest and penalties related to unrecognized tax benefits within the provision for income taxes on the consolidated statements of operations.

Adoption of New Pronouncements

See Note 2, "New Accounting Pronouncements," to the consolidated financial statements for a description of new accounting pronouncements.

Restructuring and Other Related Costs

In the fourth quarter of fiscal year 2023, we initiated a new restructuring plan ("FY23 Plan") designed to reduce costs and expenses in response to the current macroeconomic conditions. The plan includes a reduction of our total headcount by approximately 400 regular employees, representing approximately 2 percent of our global workforce, and the consolidation of our excess facilities, including some site closures.

In connection with this plan, we have recorded approximately $46 million in restructuring and other related costs in fiscal year 2023. These costs include severance and other personnel costs associated with the workforce reduction. The consolidation of excess facilities includes accelerated depreciation expenses of right-of-use ("ROU") and machinery and equipment assets and other facilities-related costs. The timing and scope of the workforce reductions will vary based on local legal requirements. These actions impact all three of our business segments. The costs associated with this restructuring plan have not been allocated to our business segments' results; however, each business segment will benefit from the future costs savings from these actions. When completed, the restructuring program is expected to result in a reduction of $80 million in annual cost of sales and operating expenses over the three business segments. While the majority of the workforce reduction will be completed in the first quarter of 2024, we expect to substantially complete the remaining restructuring activities by the end of fiscal year 2024.

A summary of total restructuring activity is shown in the table below:

	Workforce Reduction	Consolidation of Excess Facilities	Total
	(in millions)
Balance at October 31, 2022	$—	$—	$—
Income statement expense	33	13	46
Accelerated share-based compensation expense	(1)	—	(1)
Accelerated depreciation expenses of ROU and machinery and equipment	—	(8)	(8)
Cash payments	(1)	—	(1)
Balance at October 31, 2023	$31	$5	$36

The restructuring and other related costs, which totaled $36 million at October 31, 2023, are recorded in other accrued liabilities on the consolidated balance sheet and reflect estimated future cash outlays.

A summary of the charges in the consolidated statement of operations resulting from the restructuring plan is shown below:

Year Ended
October 31,
2023
(in millions)
Cost of products and services	$11
Research and Development	6
Selling, general and administrative	29
Total restructuring costs	$46

Foreign Currency

Our revenues, costs and expenses, and monetary assets and liabilities and equity are exposed to changes in foreign currency exchange rates as a result of our global operating and financing activities. Foreign currency movements for the year ended October 31, 2023, had an overall unfavorable impact on revenue of 2 percentage points when compared to the same period last year. Foreign currency movements for the year ended October 31, 2022, had an overall unfavorable impact on revenue of 4 percentage points when compared to 2021. When movements in foreign currency exchange rates have a negative impact on revenue, they will also have a positive impact by reducing our costs and expenses. We calculate the impact of movements in foreign currency exchange rates by applying the actual foreign currency exchange rates in effect during the last month of each quarter of the current year to both the applicable current and prior year periods. We hedge revenues, expenses and balance sheet exposures that are not denominated in the functional currencies of our subsidiaries on a short term and anticipated basis. We do experience some fluctuations within individual lines of the consolidated statement of operations and balance sheet because our hedging program is not designed to offset the currency movements in each category of revenues, expenses, monetary assets and liabilities. Our hedging program is designed to hedge currency movements on a relatively short-term basis (up to a rolling thirteen-month period). We may also hedge equity balances denominated in foreign currency on a long-term basis. To the extent that we are required to pay for all, or portions, of an acquisition price in foreign currencies, we may enter into foreign exchange contracts to reduce the risk that currency movements will impact the U.S. dollar cost of the transaction.

Results from Operations

Net Revenue

	Years Ended October 31,			2023 over 2022 Change	2022 over 2021 Change
	2023	2022	2021
	(in millions)
Net revenue:
Products	$5,051	$5,187	$4,756	(3)%	9%
Services and other	$1,782	$1,661	$1,563	7%	6%
Total net revenue	$6,833	$6,848	$6,319	—	8%

	Years Ended October 31,			2023 over 2022 Change	2022 over 2021 Change
	2023	2022	2021
% of total net revenue:
Products	74%	76%	75%	(2) ppts.	1 ppt.
Services and other	26%	24%	25%	2 ppts.	(1) ppt.
Total	100%	100%	100%

Agilent's net revenue of $6,833 million for the year ended October 31, 2023, was slightly down when compared to 2022. Foreign currency movements had an overall unfavorable impact on revenue growth of 2 percentage points in 2023 when compared to 2022. For the year ended October 31, 2023, net revenue declined in our life sciences and applied markets segment in the pharmaceutical market and in the Asia Pacific region primarily related to weaker demand in China and an overall pressure on our customers' capital expenditures compared to the same period last year. The net revenue decline was partially offset by revenue growth from our other segments primarily in Agilent CrossLab. Agilent's net revenue of $6,848 million increased 8 percent in 2022 when compared to 2021. Foreign currency movements had an overall unfavorable impact on revenue growth of 4 percentage points in 2022 when compared to 2021.

Product revenue includes revenue generated from the sales of our analytical instrumentation, software and consumables. Revenue from products decreased 3 percent for the year ended October 31, 2023, when compared to 2022. The decrease in product revenue in the year ended October 31, 2023, was primarily due to significant declines in our mass spectrometry, genomics, gas chromatography and cell analysis businesses partially offset by strong growth in our nucleic acid solutions and pathology businesses, and modest growth in our spectroscopy business. Overall, product revenue declined due to our customers' capital expenditure pressures and mostly impacted the pharmaceutical market within our life sciences and applied market segment.

Revenue from products increased 9 percent for the year ended October 31, 2022, when compared to 2021. The growth in product revenue was driven by increased sales within our liquid chromatography, spectroscopy, nucleic acid solutions and consumables businesses.

Services and other revenue consist of contract repair, preventative maintenance, compliance services, repair and maintenance, installation services, and consulting services related to the companion diagnostics and nucleic acid solutions businesses. Services and other revenue increased 7 percent in 2023 as compared to 2022. Services and other revenue increases reflected strong growth from contract repair services, consultative services, per incident repair and maintenance services, and relocation services in all key end markets.

Services and other revenue increased 6 percent in 2022 as compared to 2021. Service revenue increases reflected strong growth from contract repair services, compliance services, installation services, consultative services and relocation services in all key end markets except the academia and government markets.

Net Revenue By Segment

	Years Ended October 31,			2023 over 2022 Change	2022 over 2021 Change
	2023	2022	2021
	(in millions)
Net revenue by segment:
Life sciences and applied markets	$3,510	$3,630	$3,304	(3)%	10%
Diagnostics and genomics	$1,755	$1,766	$1,655	(1)%	7%
Agilent CrossLab	$1,568	$1,452	$1,360	8%	7%
Total net revenue	$6,833	$6,848	$6,319	—	8%

Revenue in the life sciences and applied markets business decreased 3 percent in 2023 when compared to 2022. Foreign currency movements had an overall unfavorable impact on revenue growth of 2 percentage points in 2023 when compared to 2022. For the year ended October 31, 2023, we saw a significant decline in revenue in the pharmaceutical and the diagnostics and clinical markets partially offset by strong growth in the academia and government market when compared to 2022. Revenue in the life sciences and applied markets business increased 10 percent in 2022 when compared to 2021. Foreign currency movements had an overall unfavorable impact on revenue growth of 3 percentage points in 2022 when compared to 2021. For the year ended October 31, 2022, revenue growth was strong within the chemicals and advanced materials markets driven by demand for our spectroscopy, gas chromatography and consumable products. Revenue growth was strong within the pharmaceutical market driven by demand for our liquid chromatography and liquid chromatography mass spectrometry products.

Revenue in the diagnostics and genomics business decreased 1 percent in 2023 when compared to 2022. Foreign currency movements had an overall unfavorable impact on revenue growth of 2 percentage points in 2023 when compared to 2022. Revenue declined in the academia and government and pharmaceutical markets partially offset by revenue growth in the diagnostics and clinical market when compared to 2022. Revenue in the diagnostics and genomics business increased 7 percent in 2022 when compared to 2021. Foreign currency movements had an overall unfavorable impact on revenue growth of 3 percentage points in 2022 when compared to 2021. Revenue growth was strong within the pharmaceutical market led by performance from our nucleic acid solutions and cell analysis businesses partially offset by a decline in the academia and government market when compared to 2021.

Revenue in the Agilent CrossLab business increased 8 percent in 2023 when compared to 2022. Foreign currency movements had an overall unfavorable impact on revenue growth of 2 percentage points in 2023 when compared to 2022. For the year ended October 31, 2023, we saw revenue growth across all of our end markets led by strong revenue growth in the pharmaceutical, academia and government, diagnostics and clinical and chemical and advanced materials markets when compared to 2022. Revenue generated by Agilent CrossLab increased 7 percent in 2022 when compared to 2021. Foreign currency movements had an overall unfavorable impact on revenue growth of 4 percentage points in 2022 when compared to 2021. For the year ended October 31, 2022, we saw revenue growth across most of our end markets led by strong revenue growth from the pharmaceutical and chemicals and advanced materials markets when compared 2021.

Costs and Expenses

	Years Ended October 31,			2023 over 2022 Change	2022 over 2021 Change
	2023	2022	2021
(in millions, except margin data)
Gross margin on products	51.9%	56.8%	56.3%	(5) ppts.	1 ppt.
Gross margin on services and other	47.3%	46.8%	46.7%	1 ppt.	—
Total gross margin	50.7%	54.4%	53.9%	(4) ppts.	1 ppt.
Research and development	$481	$467	$441	3%	6%
Selling, general and administrative	$1,634	$1,637	$1,619	—	1%
Operating margin	19.8%	23.6%	21.3%	(4) ppts.	2 ppts.

Total gross margin for the year ended October 31, 2023 decreased 4 percentage points when compared to 2022. Total gross margin as well as gross margin on products, for the year ended October 31, 2023 was significantly impacted by asset impairment charges of $253 million primarily related to the exit of our Resolution Bioscience business. Excluding these asset impairment charges, total gross margin for the year ended October 31, 2023 was relatively flat when compared to 2022. Total gross margin was also impacted by targeted price increases, lower shipping and logistics costs, variable pay expenses and intangible amortization expense offset by the unfavorable impact of currency movements, higher wages, restructuring and other related costs and inventory charges. Total gross margin for the year ended October 31, 2022 increased 1 percentage point when compared to 2021. Total gross margin was impacted by higher sales volume, targeted price increases and lower inventory charges which were offset by higher material costs, shipping and logistics costs, wages, transformational initiative costs and intangible amortization expense.

Gross inventory charges were $40 million in 2023, $24 million in 2022 and $29 million in 2021. Sales of previously written down inventory were $9 million in 2023, $11 million in 2022 and $8 million in 2021.

 Research and development expenses for the year ended October 31, 2023 increased 3 percent when compared to 2022. Research and development expenses increased due to higher wages, program costs in our life sciences and applied markets and diagnostics and genomics businesses and restructuring and other related costs partially offset by the lower variable pay expenses and favorable impact of currency movements. Research and development expenses for the year ended October 31, 2022 increased 6 percent when compared to 2021. Research and development expenses increased due to higher wages and program investments in our diagnostics and genomics segment and in our mass spectrometry business within our life sciences and applied markets segment, and additional research and development expenses related to the Resolution Bioscience acquisition.

Selling, general and administrative expenses were flat in 2023 when compared to 2022. Selling general and administrative expenses in 2022 included a decrease in expenses of $25 million related to the change in the fair value of contingent consideration. Excluding this amount, selling, general and administrative expenses decreased 2 percent when compared to 2022. The decrease was due to lower variable pay, intangible amortization expense, sales commissions and the favorable impact of currency movements partially offset by higher wages, restructuring and other related costs and asset impairment charges primarily related to the exit of our Resolution Bioscience business. Selling, general and administrative expenses increased 1 percent in 2022 compared to 2021. The increase was due to higher wages, share-based compensation expense and inflationary pressures mostly offset by lower commissions, acquisition and integration costs, variable pay, transformational initiatives and a decrease related to the change in the fair value of contingent consideration.

Total operating margin for the year ended October 31, 2023 decreased 4 percentage points when compared to 2022. Total operating margin for the year ended October 31, 2023 decreased mainly due to asset impairment charges primarily related to the exit of our Resolution Bioscience business and restructuring and other related costs. Total operating margin for the year ended October 31, 2022, increased 2 percentage points when compared to 2021. Operating margin increased due to higher sales volume, increased gross margin, lower commissions and variable pay partially offset by increases in wages, share-based compensation expense and inflationary pressures.

Interest income for the year ended October 31, 2023, 2022 and 2021 was $51 million, $9 million and $2 million, respectively. The increase in interest income in 2023 was primarily due to higher cash balances and increases in interest rates related to our cash and cash equivalents.

Interest expense for the years ended October 31, 2023, 2022 and 2021 was $95 million, $84 million and $81 million, respectively, and relates to the interest charged on our senior notes, term loan, credit facilities, commercial paper and the amortization of the deferred loss recorded upon termination of the forward starting interest rate swap contracts partially offset by the amortization of deferred gains recorded upon termination of interest rate swap contracts. The increase in interest expense is primarily related to higher interest rates on short-term commercial paper and the variable rate on the term loan facility.

Our headcount was approximately 18,100 at October 31, 2023 and 2022.

Other income (expense), net

For the year ended October 31, 2023, other income (expense), net includes income of $43 million related to the net gain on the divestiture of our Resolution Bioscience business and $12 million income related to the provision of site service costs to, and lease income from, Keysight Technologies, Inc. ("Keysight"). The costs associated with these services are reported within income from operations. Other income (expense), net also includes $10 million income related to the defined benefit retirement and post-retirement benefit plans (interest cost, expected return on assets, amortization of net actuarial (gain) loss, prior service credits and settlement loss) partially offset by the net loss on the fair value of equity securities of approximately $41 million.

For the year ended October 31, 2022, other income (expense), net includes income of $11 million related to the provision of site service costs to, and lease income from, Keysight. The costs associated with these services are reported within income from operations. Other income (expense), net includes $25 million income related to the defined benefit retirement and post-retirement benefit plans offset by the net loss on the fair value of equity securities of approximately $67 million and a $9 million loss on extinguishment of debt.

For the year ended October 31, 2021, other income (expense), net includes income of $7 million related to the provision of site service costs to, and lease income from, Keysight. The costs associated with these services are reported within income from operations. Other income (expense), net includes a $17 million loss on extinguishment of debt and net gains on the fair value of equity securities of approximately $98 million.

Income Taxes

	Years Ended October 31,
	2023	2022	2021
	(in millions)
Provision (benefit) for income taxes	$99	$250	$150

For 2023, our income tax expense was $99 million with an effective tax rate of 7.4 percent. For the year ended October 31, 2023, our effective tax rate and the resulting provision for income taxes were impacted by the federal tax benefit of $104 million related to the realized loss on the divestiture of a business. The income taxes for the year ended October 31, 2023, also include the tax benefit of $41 million related to foreign-derived intangible income along with the tax benefit of $30 million related to the release of tax reserves in the U.S. due to the settlement of the audit with the Internal Revenue Service ("IRS") for tax years 2018 and 2019.

For 2022, our income tax expense was $250 million with an effective tax rate of 16.6 percent. For the year ended October 31, 2022, our effective tax rate and the resulting provision for income taxes were impacted by the tax benefit of $46 million related to foreign-derived intangible income.

For 2021, our income tax expense was $150 million with an effective tax rate of 11 percent. For the year ended October 31, 2021, our effective tax rate and the resulting provision for income taxes were impacted by the discrete benefit of $93 million related to the release of tax reserves in various jurisdictions due to audit settlements and the expiration of statutes of limitations. The income taxes for the year ended October 31, 2021, also include the excess tax benefits from stock-based compensation of $29 million.

We have negotiated a tax holiday in Singapore. The tax holiday provides a lower rate of taxation on certain classes of income and requires various thresholds of investments and employment or specific types of income. The tax holiday in Singapore was renegotiated and extended through 2030. As a result of the incentive, the impact of the tax holiday decreased income taxes by $54 million, $53 million, and $35 million in 2023, 2022, and 2021, respectively. The benefit of the tax holiday on net income per share (diluted) was approximately $0.18, $0.18, and $0.11 in 2023, 2022 and 2021, respectively.

With these jurisdictions and the U.S., it is reasonably possible that some tax audits may be completed over the next twelve months. However, management is not able to provide a reasonably reliable estimate of the timing of any other future tax payments or change in unrecognized tax benefits, if any.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax law and regulations in a multitude of jurisdictions. Although the guidance on the accounting for uncertainty in income taxes prescribes the use of a recognition and measurement model, the determination of whether an uncertain tax position has met those thresholds will continue to require significant judgment by management. In accordance with the guidance on the accounting for uncertainty in income taxes, for all U.S. and other tax jurisdictions, we recognize potential liabilities for anticipated tax audit issues based on our estimate of whether, and the extent to which, additional taxes and interest will be due. The ultimate resolution of tax uncertainties may differ from what is currently estimated, which could result in a material impact on income tax expense. If our estimate of income tax liabilities proves to be less than the ultimate assessment, a further charge to expense would be required. If events occur and the payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. We include interest and penalties related to unrecognized tax benefits within the provision for income taxes on the consolidated statements of operations.

Segment Overview

In the first quarter of fiscal year 2024, we announced a change in our operating segments to move our cell analysis business from our life sciences and applied markets segment to our diagnostics and genomics operating segment in order to further strengthen growth opportunities for both organizations. Following this reorganization, we continued to have three business segments comprised of life sciences and applied markets, diagnostics and genomics and Agilent CrossLab, each of which continued to comprise a reportable segment. All historical financial segment information has been recast to conform to this new presentation in our consolidated financial statements and accompanying notes. There was no change to our Agilent CrossLab business segment.

Life Sciences and Applied Markets

Our life sciences and applied markets business provides application-focused solutions that include instruments, consumables and software that enable customers to identify, quantify and analyze the physical and biological properties of substances and products, as well as enable customers in the clinical and life sciences research areas to interrogate samples at the molecular and cellular level. Key product categories include: liquid chromatography ("LC") systems and components; liquid chromatography mass spectrometry ("LCMS") systems; gas chromatography ("GC") systems and components; gas chromatography mass spectrometry ("GCMS") systems; inductively coupled plasma mass spectrometry ("ICP-MS") instruments; atomic absorption ("AA") instruments; microwave plasma-atomic emission spectrometry ("MP-AES") instruments; inductively coupled plasma optical emission spectrometry ("ICP-OES") instruments; raman spectroscopy; laboratory software for sample tracking; information management and analytics; laboratory automation and robotic systems; dissolution testing; vacuum pumps and measurement technologies. Our consumables portfolio is designed to improve customer outcomes. Most of the portfolio is vendor neutral, meaning Agilent can serve and supply customers regardless of their instrument purchase choices. Solutions range from chemistries to supplies. Key product categories in consumables include GC and LC columns, sample preparation products, custom chemistries, and a large selection of laboratory instrument supplies.

Net Revenue

	Years Ended October 31,			2023 over 2022 Change	2022 over 2021 Change
	2023	2022	2021
	(in millions)
Net revenue	$3,510	$3,630	$3,304	(3)%	10%

Life science and applied markets business revenue in 2023 decreased 3 percent compared to 2022. Foreign currency movements had an overall unfavorable impact on revenue growth of 2 percentage points in 2023 when compared to the same period last year. Geographically, revenue decreased 1 percent in the Americas with no currency impact, increased 1 percent in Europe with a 1 percentage point unfavorable currency impact and decreased 7 percent in Asia Pacific with a 3 percentage point unfavorable currency impact. The revenue decline in the Americas was driven by weakness in our liquid chromatography mass spectrometry and liquid chromatography businesses partially offset by strength in the consumables business when compared to 2022. The revenue growth in Europe was driven by strength in our liquid chromatography business partially offset by weakness in the liquid chromatography mass spectrometry business when compared to 2022. The revenue decline in Asia Pacific was driven by China with weakness in our liquid chromatography, gas chromatography and gas chromatography mass spectrometry businesses partially offset by strength in the spectroscopy business when compared to 2022.

End market revenue performance in 2023 was mixed as the pharmaceutical and diagnostics and clinical markets declined significantly, environmental and forensics market declined modestly, chemicals and advance materials and food markets remained relatively flat while academia and government market delivered strong growth when compared to 2022. Revenue decline in the pharmaceutical market was driven by weakness in our liquid chromatography, liquid chromatography mass spectrometry and gas chromatography businesses when compared to 2022. Revenue decline in the diagnostics and clinical market was driven by weakness in our liquid chromatography mass spectrometry business partially offset by strength in our consumables business when compared to 2022. Revenue decline in the environmental and forensics market was driven by weakness in our gas chromatography and spectroscopy businesses partially offset by strength in our liquid chromatography business when compared to 2022. Revenue growth in the academia and government end market was mainly driven by strength in the liquid chromatography, spectroscopy, gas chromatography and liquid chromatography mass spectrometry businesses when compared to 2022.

Life science and applied markets business revenue in 2022 increased 10 percent compared to 2021. Foreign currency movements for 2022 had an overall unfavorable impact on revenue growth of 3 percentage points when compared to 2021. Geographically, revenue increased 16 percent in the Americas with no currency impact, was flat in Europe with an 8 percentage point unfavorable currency impact and increased 11 percent in Asia Pacific with a 3 percentage point unfavorable currency impact. The revenue growth in the Americas was driven by strength in our liquid chromatography, consumables, spectroscopy, and gas chromatography businesses when compared to 2021.The revenue in Europe was relatively flat with strength in our spectroscopy and consumables businesses offset by weakness in our gas chromatography mass spectrometry and liquid chromatography mass spectrometry businesses when compared to 2021. The revenue growth in Asia Pacific was driven by China with strength in our liquid chromatography, spectroscopy, liquid chromatography mass spectrometry and consumables businesses partially offset by weakness in the gas chromatography mass spectrometry business when compared to 2021.

End market revenue performance in 2022 was mixed with chemicals and advanced materials, pharmaceutical, and academia and government markets delivering strong revenue growth, diagnostics and clinical market delivering moderate revenue growth while food and environmental and forensics markets remained relatively flat when compared to 2021. Revenue growth in the chemicals and advanced materials market was mainly driven by strength in spectroscopy, gas chromatography and consumables businesses when compared to 2021. Revenue growth in the pharmaceutical market was mainly driven by strength in liquid chromatography, liquid chromatography mass spectrometry and consumables businesses when compared to 2021. Revenue growth in the academia and government market was mainly driven by strength in liquid chromatography, spectroscopy and gas chromatography mass spectrometry businesses when compared to 2021.

Looking forward, despite the challenging macroeconomic environment, our customers' capital expenditure pressures and geopolitical uncertainties, we are optimistic about our long-term growth opportunities in the life sciences and applied markets as our broad portfolio of products and solutions are well suited to address customer needs. While we anticipate continued volatility in our markets, we expect long term growth across most end markets as we continue to invest in expanding and improving our applications and solutions portfolio.

Gross Margin and Operating Margin

The following table shows the life sciences and applied markets business' margins, expenses and income from operations for 2023 versus 2022, and 2022 versus 2021.

	Years Ended October 31,			2023 over 2022 Change	2022 over 2021 Change
	2023	2022	2021
(in millions, except margin data)
Total gross margin	60.3%	60.1%	59.7%	—	—
Research and development	$262	$257	$244	2%	5%
Selling, general and administrative	$805	$829	$820	(3)%	1%
Operating margin	29.9%	30.2%	27.5%	—	3 ppts.
Income from operations	$1,049	$1,097	$909	(4)%	21%

Gross margin was flat in 2023 compared to 2022. Gross margin was impacted by lower revenue, the unfavorable impact of currency movements, higher wages and warranty costs which were fully offset by targeted price increases, lower variable pay, logistics and materials cost. Gross margin was flat in 2022 compared to 2021. Gross margin was impacted by higher materials and logistics costs which were fully offset by price increases, higher sales volume and favorable cash flow hedging gains.

Research and development expenses increased 2 percent in 2023 when compared to 2022. Research and development expenses increased due to higher wages and program investments in our software and informatics business partially offset by lower variable pay. Research and development expenses increased 5 percent in 2022 when compared to 2021. Research and development expenses increased due to higher wages and program investments in our mass spectrometry business.

Selling, general and administrative expenses decreased 3 percent in 2023 compared to 2022. Selling, general and administrative expenses decreased due to lower variable pay, sales commissions, and marketing expenses, and the favorable impact of currency movements when compared to 2022. Selling, general and administrative expenses increased 1 percent in

2022 compared to 2021. Selling, general and administrative expenses increased due to higher wages and marketing expenses partially offset by lower sales commissions, variable pay and the favorable impact of currency movements when compared to 2021.

Operating margin was flat in 2023 compared to 2022. Operating margin was impacted by lower sales volume and the unfavorable impact of currency movements offset by lower variable pay and logistics costs. Operating margin increased 3 percentage points in 2022 compared to 2021. Operating margin was impacted by higher sales volume and favorable currency movements on expenses partially offset by higher wages, material and logistics costs.

Income from Operations

Income from operations in 2023 decreased by $48 million or 4 percent when compared to 2022 on a revenue decrease of $120 million. The decrease in income from operations was primarily due to lower sales volume and unfavorable currency impact when compared to 2022. Income from operations in 2022 increased by $188 million or 21 percent when compared to 2021 on a revenue increase of $326 million. The increase in income from operations was primarily due to higher sales volume.

Diagnostics and Genomics

Our diagnostics and genomics business includes the cell analysis, nucleic acid contract manufacturing and research and development, pathology, companion diagnostics, reagent partnership, genomics and biomolecular analysis businesses.

Our diagnostics and genomics business is comprised of seven areas of activity providing active pharmaceutical ingredients ("APIs") for oligo-based therapeutics as well as solutions that include reagents, instruments, software and consumables, which enable customers in the clinical and life sciences research areas to interrogate samples at the cellular and molecular level. First, our cell analysis business includes instruments, reagents, software, and labware associated with unique live-cell analysis platforms in addition to mainstream flow cytometers, plate-readers, and plate washers/dispensers which are used across a broad range of applications. Second, our nucleic acid solutions business is a contract and development manufacturing organization that provides services related to and the production of synthesized oligonucleotides under pharmaceutical good manufacturing practices ("GMP") conditions for use as API in a class of drugs that utilize nucleic acid molecules for disease therapy. Third, our pathology solutions business is focused on product offerings for cancer diagnostics and anatomic pathology workflows. The broad portfolio of offerings includes immunohistochemistry ("IHC"), in situ hybridization ("ISH"), hematoxylin and eosin ("H&E") staining and special staining. Fourth, we also collaborate with a number of major pharmaceutical companies to develop new potential tissue pharmacodiagnostics, also known as companion diagnostics, which may be used to identify patients most likely to benefit from a specific targeted therapy. Fifth, the reagent partnership business provides clinical flow cytometry reagents for routine cancer diagnostics. This business also provides bulk antibodies as raw materials and associated assay development services to IVD manufacturers, biotechnology and pharmaceutical companies. Sixth, our genomics business includes arrays and next generation sequencing ("NGS"). This business also includes solutions that enable clinical labs to identify DNA variants associated with genetic disease and help direct cancer therapy. Finally, our biomolecular analysis business provides complete workflow solutions, including instruments, consumables and software, for quality control analysis of nucleic acid samples. Samples are analyzed using quantitative and qualitative techniques to ensure accuracy in further genomics analysis techniques including NGS, utilized in clinical and life science research applications.

Net Revenue

	Years Ended October 31,			2023 over 2022 Change	2022 over 2021 Change
	2023	2022	2021
	(in millions)
Net revenue	$1,755	$1,766	$1,655	(1)%	7%

Diagnostics and genomics business revenue decreased 1 percent in 2023 compared to 2022. Foreign currency movements for 2023 had an overall unfavorable impact on revenue growth of 2 percentage points when compared to the same period last year. Geographically, revenue decreased 1 percent in the Americas with no currency impact, increased 3 percent in Europe with a 1 percentage point unfavorable currency impact and decreased 6 percent in Asia Pacific with a 5 percentage point unfavorable currency impact. The decrease in the Americas was driven by a decline in our genomics and cell analysis businesses which was partially offset by strong growth in our nucleic acid solutions, reagent partnership and pathology businesses. The increase in Europe was driven by growth in our pathology, reagent partnership and cell analysis businesses.

The revenue decline in Asia Pacific was driven by our biomolecular analysis and genomics businesses and an overall weakness in China.

In 2023, the decline in revenue in the pharmaceutical market was led by our cell analysis, biomolecular analysis and genomics businesses which was partially offset by strong revenue growth in our nucleic acid solutions business. We saw moderate revenue growth in the diagnostics and clinical markets led by our pathology, reagent partnership and cell analysis businesses when compared to 2022. Revenue in the academia and government markets declined due to softness in our cell analysis and genomics businesses.

Diagnostics and genomics business revenue in 2022 increased 7 percent compared to 2021. Foreign currency movements had an overall unfavorable impact on revenue growth of 3 percentage points in 2022 when compared to 2021. Geographically, revenue increased 7 percent in the Americas with no currency impact, increased 1 percent in Europe with an 8 percentage point unfavorable currency impact and increased 17 percent in Asia Pacific with a 7 percentage point unfavorable currency impact. The increase in the Americas was driven by strong performance in our nucleic acid solutions, biomolecular analysis, reagent partnership and genomics portfolios. In Europe, the 8 percentage point unfavorable impact of currency on revenue was partially offset by revenue growth in our cell analysis and biomolecular analysis businesses. Revenue growth in Asia Pacific was primarily driven by an increase in China as well as a strong performance across our entire portfolio.

In 2022, revenue performance in the pharmaceutical market was led by strong revenue growth in our nucleic acid solutions, cell analysis, biomolecular analysis and genomics businesses. We also saw moderate revenue growth in diagnostics and clinical markets led by our cell analysis, genomics, pathology and reagent partnership businesses which was partially offset by unfavorable currency movement and the revenue decline in our companion diagnostics business. Revenue in the academia and government markets declined due to weakness in our cell analysis and genomics businesses when compared to 2021.

Looking forward, despite the challenging macroeconomic environment, geopolitical uncertainties and the short-term unfavorable market conditions affecting our cell analysis and genomics businesses, we are optimistic about our long-term growth opportunities in our end markets and continue to invest in expanding and improving our applications and solutions portfolio. We remain positive about our growth in our end markets as our product portfolio around OMNIS and PD-L1 assays continues to gain strength with our customers in clinical oncology applications, and our next generation sequencing related solutions continue to be adopted. Market demand in the nucleic acid solutions business related to therapeutic oligo programs continues, and with the expansion of our nucleic acid solutions production facility in Frederick, Colorado, we are well positioned to serve more of the market demand. We will continue to invest in research and development and seek to expand our position in developing countries and emerging markets.

Gross Margin and Operating Margin

The following table shows the diagnostics and genomics business' margins, expenses and income from operations for 2023 versus 2022, and 2022 versus 2021.

	Years Ended October 31,			2023 over 2022 Change	2022 over 2021 Change
	2023	2022	2021
(in millions, except margin data)
Total gross margin	53.4%	55.0%	55.3%	(2) ppts.	—
Research and development	$177	$174	$156	2%	12%
Selling, general and administrative	$397	$407	$378	(3)%	8%
Operating margin	20.7%	22.1%	23.0%	(1) ppt.	(1) ppt.
Income from operations	$363	$390	$381	(7)%	3%

Gross margin decreased 2 percentage points in 2023 when compared to 2022. Gross margin decreased due to volume decline in our cell analysis and genomics businesses resulting in unfavorable business mix. Gross margin was also impacted by the unfavorable impact of currency movements, higher wages and infrastructure costs partially offset by lower variable pay. Gross margin was flat in 2022 when compared to 2021. Gross margin increased due to higher sales volume offsetting the recent acquisition costs, higher wages and logistics costs.

Research and development expenses increased 2 percent in 2023 when compared to 2022. Research and development expenses increased due to higher wages, additional expenses related to a recent acquisition and higher infrastructure costs.

Research and development expenses increased 12 percent in 2022 when compared to 2021. Research and development expenses increased primarily due to higher wages and additional expenses related to the Resolution Bioscience acquisition and higher program investments related to satisfying regulatory requirements such as the EU IVDR guidelines.

Selling, general and administrative expenses decreased 3 percent in 2023 when compared to 2022. Selling, general and administrative expenses decreased due to lower variable pay, the favorable impact of currency movements and lower infrastructure costs. Selling, general and administrative expenses increased 8 percent in 2022 when compared to 2021. Selling general and administrative expenses increased due to higher wages and additional expenses related to the Resolution Bioscience acquisition and inflationary pressures partially offset by lower commissions and favorable currency movements.

Operating margin decreased 1 percentage point in 2023 when compared to 2022. The decrease in operating margin resulted from lower gross margins, the unfavorable impact of currency movements and additional costs related to a recent acquisition partially offset by lower variable pay. Operating margin decreased 1 percentage point in 2022 when compared to 2021. The decrease in operating margin resulted from higher wages, inflationary pressures, logistics costs and program investments partially offset by revenue growth and gross margins.

Income from Operations

Income from operations in 2023 decreased by $27 million or 7 percent when compared to 2022 on a revenue decrease of $11 million. Income from operations decreased primarily due to unfavorable business mix, higher wages, acquisitions costs and infrastructure costs. Income from operations in 2022 increased by $9 million or 3 percent when compared to 2021 on a revenue increase of $111 million. Income from operations increased due to higher revenue and gross margin improvement partially offset by higher wages, logistics costs and program investments.

Agilent CrossLab

The Agilent CrossLab business spans the entire lab with its extensive services portfolio, which is designed to improve customer outcomes. The majority of the portfolio is vendor neutral, meaning we can serve and supply customers regardless of their instrument purchase choices. The services portfolio includes repairs, parts, maintenance, installations, training, compliance support, software as a service, asset management, consulting and various other custom services to support the customers' laboratory operations. Custom services are tailored to meet the specific application needs of various industries and to keep instruments fully operational and compliant with the respective industry requirements.

Net Revenue

	Years Ended October 31,			2023 over 2022 Change	2022 over 2021 Change
	2023	2022	2021
	(in millions)
Total net revenue	$1,568	$1,452	$1,360	8%	7%

Agilent CrossLab business revenue increased 8 percent in 2023 when compared to 2022. Foreign currency movements for 2023 had an overall unfavorable impact on revenue growth of 2 percentage points when compared to 2022. Geographically, revenue increased 12 percent in the Americas with a 1 percentage point favorable currency impact, increased 10 percent in Europe with no currency impact and increased 3 percent in Asia Pacific with a 5 percentage point unfavorable currency impact. During the year ended October 31, 2023, revenue growth in all three regions was driven by contract repair services, per-incident repair services and consultative services, with installation related service in China partially offsetting the overall growth in Asia Pacific.

Agilent CrossLab business revenue increased 7 percent in 2022 when compared to 2021. Foreign currency movements had an overall unfavorable impact on revenue growth of 4 percentage points in 2022 when compared to 2021. Geographically, revenue increased 11 percent in the Americas with no currency impact, increased 1 percent in Europe with a 9 percentage point unfavorable currency impact and increased 7 percent in Asia Pacific with a 5 percentage point unfavorable currency impact. During the year ended October 31, 2022, revenue growth in all three regions was driven by contract repair services, compliance services, installation services and consultative services.

Looking forward, Agilent CrossLab services are well positioned to continue their success in our key end markets by supporting a growing installed base of instruments. Digital and remote capabilities will continue to be a key factor in improving the service quality and the customers' experience. Geographically, the business is well diversified across all regions to take advantage of local market opportunities and to hedge against weakness in any one region.

Gross Margin and Operating Margin

The following table shows the Agilent CrossLab business' margins, expenses and income from operations for 2023 versus 2022 and 2022 versus 2021.

	Years Ended October 31,			2023 over 2022 Change	2022 over 2021 Change
	2023	2022	2021
(in millions, except margin data)
Total gross margin	49.3%	47.6%	46.8%	2 ppts.	1 ppt.
Research and development	$33	$32	$34	2%	(5)%
Selling, general and administrative	$276	$288	$279	(4)%	3%
Operating margin	29.5%	25.5%	23.8%	4 ppts.	2 ppts.
Income from operations	$463	$370	$323	25%	15%

Gross margin increased 2 percentage points in 2023 when compared to 2022. Gross margin was impacted by higher sales volume, targeted price increases and lower variable pay that improved margins, which were partially offset by higher wages, service delivery costs for logistics and parts and the unfavorable impact of currency movements. Gross margin increased 1 percentage point in 2022 when compared to 2021. Gross margin was impacted by higher sales volume and targeted price increases that improved margins, which were partially offset by higher wages and service delivery costs for logistics and parts.

Research and development expenses increased 2 percent in 2023 when compared to 2022. Research and development expenses increased due to higher wages, partially offset by lower variable pay and the favorable impact of currency movements. Research and development expenses decreased 5 percent in 2022 when compared to 2021. Research and development expenses decreased mainly due to cost efficiencies in certain research and development projects which led to lower expenditures.

Selling, general and administrative expenses decreased 4 percent in 2023 when compared to 2022. The decrease was primarily due to lower variable pay and a favorable impact of currency movements partially offset by higher wages. Selling, general and administrative expenses increased 3 percent in 2022 when compared to 2021. Selling, general and administrative expenses increased due to higher wages, share-based compensation expense and inflationary pressures mostly offset by lower commissions, variable pay, and favorable impact of currency movements.

Operating margin increased 4 percentage points in 2023 when compared to 2022. Operating margin increased mostly due to higher sales volume, targeted price increases and lower variable pay that improved margins in addition to a reduction in expenses. Operating margin increased 2 percentage points in 2022 when compared to 2021. Operating margin increased mostly driven by higher sales volume with improved gross margins and higher cash flow hedging gains.

Income from Operations

Income from operations in 2023 increased by $93 million or 25 percent when compared to 2022 on a revenue increase of $116 million. Income from operations increased primarily due to higher sales volume and targeted price increases. Income from operations in 2022 increased by $47 million or 15 percent when compared to 2021 on a revenue increase of $92 million. Income from operations increased primarily due to higher sales volume.

Financial Condition

Liquidity and Capital Resources

We believe our cash and cash equivalents, cash generated from operations, and ability to access capital markets and credit lines will satisfy, for at least the next twelve months and beyond, our liquidity requirements, both globally and domestically, including the following: working capital needs, capital expenditures, business acquisitions, stock repurchases, cash dividends, contractual obligations, commitments, principal and interest payments on debt, and other liquidity requirements associated with our operations.

Our financial position as of October 31, 2023 consisted of cash and cash equivalents of $1,590 million as compared to $1,053 million as of October 31, 2022.

We may, from time to time, retire certain outstanding debt of ours through open market cash purchases, privately-negotiated transactions or otherwise. Such transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors.

Net Cash Provided by Operating Activities

Net cash provided by operating activities was $1,772 million in 2023 as compared to $1,312 million provided in 2022 and $1,485 million provided in 2021. Net cash paid for income taxes was approximately $199 million in 2023 compared to income taxes paid of $279 million in 2022 and $211 million, in 2021. For the years ended October 31, 2023, 2022 and 2021, other assets and liabilities provided cash of $47 million, used cash of $8 million and $14 million, respectively.

In 2023, accounts receivable provided cash of $132 million, compared to cash used of $321 million in 2022, and $128 million in 2021. Days' sales outstanding as of October 31, were 69 days in 2023, 68 days in 2022 and 64 days in 2021. In 2023, cash provided in accounts receivable was driven by stronger collections compared to 2022. The increase in cash used in accounts receivable in 2022 compared to 2021 related to the transitory impacts of shutdowns in China. In addition, we had a change in the mix of unbilled receivables primarily due to our nucleic acid solutions business, which has a longer cash conversion cycle. The change in accounts payable used cash of $171 million in 2023, provided cash of $121 million in 2022 and $64 million in 2021. The change in accounts payable in 2023 compared to 2022 was due to less expenditures for direct materials as we optimized our inventory level in 2023. Cash used in inventory was $33 million in 2023, $248 million in 2022 and $136 million in 2021. Inventory days on-hand increased to 120 days in 2023 compared to 112 days in 2022 and increased compared to 98 days in 2021.

The employee compensation and benefits liability used cash of $91 million for the year ended October 31, 2023, compared to cash used of $22 million in 2022 and cash provided of $112 million in 2021. In 2023, the change was largely due to a lower accrual for variable pay compared to 2022. In 2022, the change was primarily due to higher variable and incentive payments and a reduction in the employee vacation liability compared to 2021. We paid approximately $185 million in 2023 under our variable and incentive pay programs compared to $201 million in 2022 and $119 million in 2021.

We made no contributions to our U.S defined benefit plans in 2023, 2022 and 2021. We contributed $21 million in 2023 and $17 million in 2022 and $19 million in 2021 to our non-U.S. defined benefit plans, respectively. We did not contribute to our U.S. post-retirement benefit plans in 2023, 2022 and 2021. Our non-U.S. defined benefit plans are generally funded ratably throughout the year. Our annual contributions are highly dependent on the relative performance of our assets versus our projected liabilities, among other factors. We do not expect to contribute to our U.S. plans and U.S. post-retirement benefit plans during 2024. We expect to contribute $18 million to our non-U.S. defined benefit plans during 2024.

Net Cash Used in Investing Activities

Net cash used in investing activities in 2023 was $310 million and in 2022 was $338 million as compared to net cash used of $749 million in 2021.

Investments in property, plant and equipment were $298 million in 2023, $291 million in 2022 and $188 million in 2021. Our anticipated capital expenditures for fiscal year 2024 will be approximately $400 million. These continued investments in property plant and equipment are primarily due to the planned expansion of our nucleic acid solutions production facility in Frederick, Colorado. In January 2023, we announced that we will be investing approximately $725 million to further expand our manufacturing capacity for production of nucleic acid based therapeutics in Frederick, Colorado. Some of our investment may qualify for reimbursement incentives, which will not fully be known until the expansion is substantially complete.

In 2023, proceeds from the divestiture of our Resolution Bioscience business were $50 million. In 2023, we invested $51 million for two acquisitions compared to $52 million for our acquisition of Polymer Standards Service and advanced artificial intelligence technology in 2022 and $547 million primarily related to the acquisition of Resolution Bioscience in 2021.

Net Cash Used in Financing Activities

Net cash used in financing activities in 2023 was $930 million compared to $1,372 million in 2022 and $696 million in 2021.

Treasury Stock Repurchases

2019 Repurchase Program. During the year ended October 31, 2021, we repurchased and retired 3.1 million shares for $365 million under this authorization. Effective February 18, 2021, the 2019 repurchase program was terminated and replaced by the 2021 repurchase program. The remaining authorization under the 2019 repurchase plan of $193 million expired on February 18, 2021.

2021 Repurchase Program. During the year ended October 31, 2021, we repurchased and retired 3.0 million shares for $423 million under this authorization. During the year ended October 31, 2022, we repurchased and retired 8.4 million shares for $1,139 million under this authorization. During the year ended October 31, 2023 we repurchased and retired 661,739 shares for $99 million, excluding excise taxes, under this authorization. On March 1, 2023, the 2021 repurchase program was terminated and the remaining authorization of $339 million expired.

2023 Repurchase Program. On January 9, 2023, we announced that our board of directors had approved a share repurchase program (the "2023 repurchase program") designed, among other things, to reduce or eliminate dilution resulting from issuance of stock under the company's employee equity incentive programs. The 2023 repurchase program authorizes the purchase of up to $2.0 billion, excluding excise taxes, of our common stock at the company's discretion and has no fixed termination date. The 2023 repurchase program does not require the company to acquire a specific number of shares and may be suspended, amended or discontinued at any time. The 2023 repurchase program commenced on March 1, 2023, and also terminated and replaced the 2021 repurchase program. During the year ended October 31, 2023 we repurchased and retired 3.9 million shares for $476 million, excluding excise taxes, under this authorization. As of October 31, 2023, we had remaining authorization to repurchase up to approximately $1,524 million of our common stock under the 2023 repurchase program.

The Inflation Reduction Act of 2022, which was enacted into law on August 16, 2022, imposed a nondeductible 1% excise tax on the net value of certain stock repurchases made after December 31, 2022. As a result, we recorded the applicable excise tax of $3.2 million during the year ended October 31, 2023, as an incremental cost of the shares repurchased and a corresponding liability for the excise tax payable in other accrued liabilities on our consolidated balance sheet.

Dividends

For the years ended October 31, 2023, 2022 and 2021, cash dividends of $265 million, $250 million and $236 million were paid on the company's outstanding common stock, respectively. On November 15, 2023, we declared a quarterly dividend of $0.236 per share of common stock, or approximately $69 million which will be paid on January 24, 2024 to shareholders of record as of the close of business on January 2, 2024. The timing and amounts of any future dividends are subject to determination and approval by our board of directors.

Contingent Consideration Payment

During the year ended October 31, 2023, we paid a total of $72 million in contingent consideration payments, of which $4 million is included as an outflow in cash from operations. We paid $65 million related to the achievement of a certain technical milestone associated with our acquisition of Resolution Bioscience and $7 million related to other acquisitions.

Short-term Debt

Credit Facilities. On June 7, 2023, we entered into a new credit agreement with a group of financial institutions which provides for a $1.5 billion five-year unsecured credit facility that will expire on June 7, 2028, and an incremental revolving credit facility in an aggregate amount of up to $750 million. The credit facility replaced the existing credit facility which was terminated on the closing date of the new facility. During the year ended October 31, 2023, we borrowed and repaid $360 million under the credit facility. As of both October 31, 2023 and 2022, we had no borrowings outstanding under both the credit facility and the incremental revolving credit facility. We were in compliance with the covenants for the credit facility during the year ended October 31, 2023.

On June 2, 2023, we entered into an Uncommitted Money Market Line Credit agreement with Societe Generale which provides for an aggregate borrowing capacity of $300 million. The credit facility is an uncommitted short-term cash advance facility where each request must be at least $1 million. The interest rate is set by the lender at the time of the borrowing and is fixed for the duration of the advance. During the year ended October 31, 2023, we borrowed and repaid $61 million. As of October 31, 2023, we had no borrowings outstanding under the credit facility.

Commercial Paper. Under our U.S. commercial paper program, we may issue and sell unsecured, short-term promissory notes in the aggregate principal amount not to exceed $1.5 billion with up to 397-day maturities. At any point in time, the company intends to maintain available commitments under its revolving credit facility in an amount at least equal to the amount of the commercial paper notes outstanding. Amounts available under the program may be borrowed, repaid and re-borrowed from time to time. The proceeds from issuances under the program may be used for general corporate purposes. During the year ended October 31, 2023, we borrowed $1.67 billion and repaid $1.70 billion. As of October 31, 2023, we had no borrowings outstanding under our U.S. commercial paper program. As of October 31, 2022, we had borrowings of $35 million outstanding under the U.S. commercial paper program and had a weighted average annual interest rate of 3.54 percent.

Long-term Debt

Term Loan Facility. On April 15, 2022, we entered into a term loan agreement with a group of financial institutions, which provided for a $600 million delayed draw term loan that will mature on April 15, 2025. As of October 31, 2023 and 2022, we had $600 million borrowings outstanding under the term loan facility and had weighted average interest rates of 6.22 percent and 3.98 percent, respectively. Loans under the term loan agreement bear interest, at our option, either at: (i) the alternate base rate, as defined in the term loan agreement, plus the applicable margin for such loans or (ii) adjusted term SOFR, as defined in the term loan agreement, plus the applicable margin for such loans. The term loan agreement contains customary representations and warranties as well as customary affirmative and negative covenants. We were in compliance with the covenants for the term loan during the year ended October 31, 2023.

On May 4, 2022, we used the proceeds from the term loan facility and repaid the $600 million outstanding aggregate principal amount of our 3.875% 2023 senior notes. The total redemption price of approximately $609 million was computed in accordance with the terms of the 2023 senior notes as the present value of the remaining scheduled payments of principal and unpaid interest on the notes being redeemed. In May 2022, we recorded a loss on extinguishment of debt of $9 million in other income (expense), net in the consolidated statement of operations. In addition, $7 million of accrued interest, up to but not including the applicable redemption date, was paid.

On December 14, 2023, we prepaid $120 million of our outstanding $600 million term loan.

2026 Senior Notes. On September 22, 2016, the company issued aggregate principal amount of $300 million in senior notes ("2026 senior notes"). The 2026 senior notes were issued at 99.624% of their principal amount. The notes will mature on September 22, 2026 and bear interest at a fixed rate of 3.05% per annum. The interest is payable semi-annually on March 22nd and September 22nd of each year and payments commenced March 22, 2017.

In February 2016, Agilent executed three forward-starting pay fixed/receive variable interest rate swaps for the notional amount of $300 million in connection with future interest payments to be made on our 2026 senior notes issued on September 15, 2016. The swap arrangements were terminated on September 15, 2016 with a payment of $10 million, and we recognized this as a deferred loss in accumulated other comprehensive income (loss) which is being amortized to interest expense over the life of the 2026 senior notes. The remaining loss to be amortized related to the interest rate swap agreements at October 31, 2023 was $(3) million.

2029 Senior Notes. On September 16, 2019, the company issued an aggregate principal amount of $500 million in senior notes ("2029 senior notes"). The 2029 senior notes were issued at 99.316% of their principal amount. The notes will mature on September 15, 2029, and bear interest at a fixed rate of 2.75% per annum. The interest is payable semi-annually on March 15th and September 15th of each year and payments commenced on March 15, 2020.

In August 2019, Agilent executed treasury lock agreements for $250 million in connection with future interest payments to be made on our 2029 senior notes issued on September 16, 2019. We designated the treasury lock as a cash flow hedge. The treasury lock contracts were terminated on September 6, 2019 and we recognized a deferred loss of $6 million in accumulated other comprehensive income (loss) which is being amortized to interest expense over the life of the 2029 senior notes. The remaining loss to be amortized related to the treasury lock agreements at October 31, 2023 was $(3) million.

2030 Senior Notes. On June 4, 2020, we issued an aggregate principal amount of $500 million in senior notes ("2030 senior notes"). The 2030 senior notes were issued at 99.812% of their principal amount. The 2030 senior notes will mature on June 4, 2030, and bear interest at a fixed rate of 2.10% per annum. The interest is payable semi-annually on June 4th and December 4th of each year and payments commenced on December 4, 2020.

2031 Senior Notes. On March 12, 2021, we issued an aggregate principal amount of $850 million in senior notes ("2031 senior notes"). The 2031 senior notes were issued at 99.822% of their principal amount. The 2031 senior notes will mature on March 12, 2031, and bear interest at a fixed rate of 2.30% per annum. The interest is payable semi-annually on March 12th and September 12th of each year and payments commenced on September 12, 2021.

Off Balance Sheet Arrangements and Other

Our liquidity is affected by many factors, some of which are based on normal ongoing operations of our business and some of which arise from fluctuations related to global economics and markets. Our cash balances are generated and held in many locations throughout the world. Local government regulations may restrict our ability to move cash balances to meet cash needs under certain circumstances. We do not currently expect such regulations and restrictions to impact our ability to pay vendors and conduct operations throughout our global organization.

Contractual Commitments

Our cash flows from operations are dependent on a number of factors, including fluctuations in our operating results, accounts receivable collections, inventory management, and the timing of tax and other payments. As a result, the impact of contractual obligations on our liquidity and capital resources in future periods should be analyzed in conjunction with such factors.

The following table summarizes our total contractual obligations at October 31, 2023, for Agilent operations and excludes amounts recorded in our consolidated balance sheet (in millions):

	Less than one year	One to three years	Three to five years	More than five years
Commitments to contract manufacturers and suppliers	$694	$13	$—	$—
Other purchase commitments	123	—	—	—
Total	$817	$13	$—	$—

Commitments to Contract Manufacturers and Suppliers.  We purchase components from a variety of suppliers and use several contract manufacturers to provide manufacturing services for our products. During the normal course of business, we issue purchase orders with estimates of our requirements several months ahead of the delivery dates. The above amounts represent the commitments under the open purchase orders with our suppliers that have not yet been received. However, our agreements with these suppliers usually provide us the option to cancel, reschedule, and adjust our requirements based on our business needs prior to firm orders being placed. We expect to fulfill most of our purchase commitments for inventory within one year.

Other Purchase Commitments. We have categorized "other purchase commitments" related to contracts with professional services suppliers. Typically, we can cancel contracts with professional services suppliers without penalties. For those contracts that are not cancelable without penalties, there are termination fees and costs or commitments for continued spending that we are obligated to pay to a supplier under each contact's termination period before such contract can be cancelled. Our contractual obligations with these suppliers under "other purchase commitments" were approximately $123 million.

We had no material off-balance sheet arrangements as of October 31, 2023, or October 31, 2022.

On Balance Sheet Arrangements

The following table summarizes our total contractual obligations on our October 31, 2023 balance sheet (in millions):

	Less than one year	One to three years	Three to five years	More than five years
Senior notes	$—	$300	$—	$1,850
Term Loan	—	600	—	—
Interest expense	93	124	88	84
Transition tax	37	94	—	—
Operating leases	51	54	25	59
Total	$181	$1,172	$113	$1,993

Other long-term liabilities as of October 31, 2023 and October 31, 2022 include $162 million and $216 million, respectively, related to long-term income tax liabilities. Of these amounts, $68 million and $99 million related to uncertain tax positions as of October 31, 2023 and October 31, 2022, respectively. We are unable to accurately predict when these amounts will be realized or released. However, it is reasonably possible that there could be significant changes to our unrecognized tax benefits in the next twelve months due to either the expiration of a statute of limitations or a tax audit settlement. As of October 31, 2023, the remaining $94 million included in other long-term liabilities relates to the U.S. transition tax payment which is due in installments over the next three years.

Item 8.    Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Agilent Technologies, Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Agilent Technologies, Inc. and its subsidiaries (the “Company”) as of October 31, 2023 and 2022, and the related consolidated statements of operations, of comprehensive income, of equity and of cash flows for each of the three years in the period ended October 31, 2023, including the related notes and schedule of valuation and qualifying accounts for each of the three years in the period ended October 31, 2023 (not presented herein) appearing under Item 15(a)(2) of the Company's 2023 Annual Report on Form 10-K (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of October 31, 2023, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of October 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended October 31, 2023 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of October 31, 2023, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company's 2023 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Valuation of Inventory – Estimate of Excess and Obsolete Inventory

As described in Notes 1 and 7 to the consolidated financial statements, inventory is valued at standard cost, which approximates actual cost computed on a first-in, first-out basis, not in excess of market value. As of October 31, 2023, the Company’s inventory balance was $1,031 million and inventory-related excess and obsolescence charges were $40 million for the year ended October 31, 2023. Management assesses the valuation of inventory on a periodic basis and makes adjustments to the value for estimated excess and obsolete inventory based on estimates and assumptions about future demand, economic conditions and actual usage, which require management judgment. Management’s excess inventory review process includes analysis of inventory levels, sales trends and forecasts, managing product rollovers and working with manufacturing to maximize recovery of excess inventory and to estimate and record reserves for excess, slow-moving and obsolete inventory.

The principal considerations for our determination that performing procedures relating to the valuation of inventory – estimate of excess and obsolete inventory is a critical audit matter are (i) the significant judgment by management when developing the estimate of excess and obsolete inventory and (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumption related to future demand.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s analysis of the estimated excess and obsolete inventory, including controls over the significant assumption related to future demand and the data utilized. These procedures also included, among others (i) testing management’s process for developing the estimate of excess and obsolete inventory; (ii) evaluating the appropriateness of management’s estimation methodology; (iii) testing the completeness and accuracy of underlying data used in developing the estimate of excess and obsolete inventory; (iv) testing, on a sample basis, the accuracy of the inventory-related excess and obsolescence charges by recalculating the reserve; and (v) evaluating the reasonableness of management’s significant assumption related to future demand. Evaluating management’s assumption related to future demand involved evaluating whether the assumption used by management was reasonable considering (i) current and past results, including recent sales; (ii) a comparison of the prior year estimates to actual results in the current year; and (iii) whether the assumption was consistent with evidence obtained in other areas of the audit.

/s/ PricewaterhouseCoopers LLP

San Jose, California

December 19, 2023, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the composition of reportable segments discussed in Note 1, as to which the date is September 3, 2024

We have served as the Company’s auditor since 1999.

AGILENT TECHNOLOGIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Years Ended October 31,
	2023	2022	2021
	(in millions, except per share data)
Net revenue:
Products	$5,051	$5,187	$4,756
Services and other	1,782	1,661	1,563
Total net revenue	6,833	6,848	6,319
Costs and expenses:
Cost of products	2,428	2,242	2,078
Cost of services and other	940	884	834
Total costs	3,368	3,126	2,912
Research and development	481	467	441
Selling, general and administrative	1,634	1,637	1,619
Total costs and expenses	5,483	5,230	4,972
Income from operations	1,350	1,618	1,347
Interest income	51	9	2
Interest expense	(95)	(84)	(81)
Other income (expense), net	33	(39)	92
Income before taxes	1,339	1,504	1,360
Provision for income taxes	99	250	150
Net income	$1,240	$1,254	$1,210

Net income per share:
Basic	$4.22	$4.19	$3.98
Diluted	$4.19	$4.18	$3.94

Weighted average shares used in computing net income per share:
Basic	294	299	304
Diluted	296	300	307

The accompanying notes are an integral part of these consolidated financial statements.

AGILENT TECHNOLOGIES, INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(in millions)

	Years Ended October 31,
	2023	2022	2021

Net income	$1,240	$1,254	$1,210
Other comprehensive income (loss):
Unrealized gain (loss) on derivative instruments, net of tax expense (benefit) of $(1), $13 and $1	(3)	43	1
Amounts reclassified into earnings related to derivative instruments, net of tax expense (benefit) of $0, $(8) and $4	—	(26)	13
Foreign currency translation, net of tax expense (benefit) of $(1), $(12) and $2	34	(150)	9
Net defined benefit pension cost and post retirement plan costs:
Change in actuarial net gain (loss), net of tax expense (benefit) of $(5), $9 and $74	(10)	69	218
Change in net prior service benefit, net of tax expense (benefit) of $0, $0 and $0	(1)	(1)	(1)
Other comprehensive income (loss)	20	(65)	240
Total comprehensive income	$1,260	$1,189	$1,450

The accompanying notes are an integral part of these consolidated financial statements.

AGILENT TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEET

	October 31,
	2023	2022
	(in millions, except par value and share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,590	$1,053
Accounts receivable, net	1,291	1,405
Inventory	1,031	1,038
Other current assets	274	282
Total current assets	4,186	3,778
Property, plant and equipment, net	1,270	1,100
Goodwill	3,960	3,952
Other intangible assets, net	475	821
Long-term investments	164	195
Other assets	708	686
Total assets	$10,763	$10,532
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$418	$580
Employee compensation and benefits	371	455
Deferred revenue	505	461
Short-term debt	—	36
Other accrued liabilities	309	329
Total current liabilities	1,603	1,861
Long-term debt	2,735	2,733
Retirement and post-retirement benefits	103	97
Other long-term liabilities	477	536
Total liabilities	4,918	5,227
Commitments and contingencies (Notes 12 and 17)
Total equity:
Stockholders' equity:
Preferred stock; $0.01 par value; 125,000,000 shares authorized; none issued and outstanding	—	—
Common stock; $0.01 par value; 2,000,000,000 shares authorized; 292,123,241 shares at October 31, 2023 and 295,259,092 shares at October 31, 2022 issued and outstanding	3	3
Additional paid-in-capital	5,387	5,325
Retained earnings	782	324
Accumulated other comprehensive loss	(327)	(347)
Total stockholders' equity	5,845	5,305
Total liabilities and stockholders' equity	$10,763	$10,532
   The accompanying notes are an integral part of these consolidated financial statements.

AGILENT TECHNOLOGIES, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended October 31,
	2023	2022	2021
	(in millions)
Cash flows from operating activities:
Net income	$1,240	$1,254	$1,210
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	271	317	321
Share-based compensation	111	125	110
Deferred taxes	(56)	8	14
Excess and obsolete inventory related charges	40	24	29
Net (gain) loss on equity securities	41	67	(98)
Asset impairment charges	277	—	2
Change in fair value of contingent consideration	1	(25)	(21)
Loss on extinguishment of debt	—	9	17
Net gain on divestiture of business	(43)	—	—
Other non-cash expense, net	6	11	3
Changes in assets and liabilities:
Accounts receivable, net	132	(321)	(128)
Inventory	(33)	(248)	(136)
Accounts payable	(171)	121	64
Employee compensation and benefits	(91)	(22)	112
Other assets and liabilities	47	(8)	(14)
Net cash provided by operating activities	1,772	1,312	1,485
Cash flows from investing activities:
Proceeds from the sale of property, plant and equipment	—	—	1
Payments to acquire property, plant and equipment	(298)	(291)	(188)
Proceeds from the sale of equity securities	5	22	12
Payments to acquire equity securities	(8)	(13)	(22)
Proceeds from convertible note	4	—	—
Payment in exchange for convertible note	(12)	(4)	(5)
Proceeds from divestiture of business	50	—	—
Payments to acquire businesses and intangible assets, net of cash acquired	(51)	(52)	(547)
Net cash used in investing activities	(310)	(338)	(749)
Cash flows from financing activities:
Proceeds from the issuance of common stock under employee stock plans	67	58	55
Payment of taxes related to net share settlement of equity awards	(54)	(67)	(76)
Payments for repurchase of common stock	(575)	(1,139)	(788)
Payment of dividends	(265)	(250)	(236)
Proceeds from issuance of long-term debt	—	600	848
Repayment of long-term debt	—	(609)	(417)
Payments of debt issuance costs	—	—	(7)
Net proceeds from (repayments of) short term debt	(35)	35	(75)
Payment for contingent consideration	(68)	—	—
Net cash used in financing activities	(930)	(1,372)	(696)
Effect of exchange rate movements	5	(36)	3
Net increase (decrease) in cash, cash equivalents and restricted cash	537	(434)	43
Cash, cash equivalents and restricted cash at beginning of year	1,056	1,490	1,447
Cash, cash equivalents and restricted cash at end of year	$1,593	$1,056	$1,490

Supplemental cash flow information:
Income tax payments, net of refunds received	$199	$279	$211
Interest payments, net of capitalized interest	$89	$85	$76
Net change in property, plant and equipment included in accounts payable and accrued liabilities-increase (decrease)	$4	$26	$27

The accompanying notes are an integral part of these consolidated financial statements.

AGILENT TECHNOLOGIES, INC.
CONSOLIDATED STATEMENT OF EQUITY

	Common Stock				Accumulated Other Comprehensive Loss
	Number of Shares	Par Value	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)		Total Stockholders' Equity
	(in millions, except number of shares in thousands)
Balance as of October 31, 2020	306,198	$3	$5,311	$81	$(522)	$4,873
Components of comprehensive income, net of tax:
Net income	—	—	—	1,210	—	1,210
Other comprehensive income	—	—	—	—	240	240
Total comprehensive income						1,450
Cash dividends declared ($0.776 per common share)	—	—	—	(236)	—	(236)
Share-based awards issued, net of tax of $76	2,083	—	(20)	—	—	(20)
Repurchase of common stock	(6,073)	—	(81)	(707)	—	(788)
Share-based compensation	—	—	110	—	—	110
Balance as of October 31, 2021	302,208	$3	$5,320	$348	$(282)	$5,389
Components of comprehensive income, net of tax:
Net income	—	—	—	1,254	—	1,254
Other comprehensive loss	—	—	—	—	(65)	(65)
Total comprehensive income						1,189
Cash dividends declared ($0.840 per common share)	—	—	—	(250)	—	(250)
Share-based awards issued, net of tax of $67	1,419	—	(9)	—	—	(9)
Repurchase of common stock	(8,368)	—	(111)	(1,028)	—	(1,139)
Share-based compensation	—	—	125	—	—	125
Balance as of October 31, 2022	295,259	$3	$5,325	$324	$(347)	$5,305
Components of comprehensive income, net of tax:
Net income	—	—	—	1,240	—	1,240
Other comprehensive income	—	—	—	—	20	20
Total comprehensive income						1,260
Cash dividends declared ($0.900 per common share)	—	—	—	(265)	—	(265)
Share-based awards issued, net of tax of $54	1,473	—	13	—	—	13
Repurchase of common stock, including excise taxes	(4,609)	—	(62)	(517)	—	(579)
Share-based compensation	—	—	111	—	—	111
Balance as of October 31, 2023	292,123	$3	$5,387	$782	$(327)	$5,845

The accompanying notes are an integral part of these consolidated financial statements.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     OVERVIEW AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Overview.  Agilent Technologies, Inc. ("we", "Agilent" or the "company"), incorporated in Delaware in May 1999, is a global leader in life sciences, diagnostics and applied chemical markets, providing application focused solutions that include instruments, software, services and consumables for the entire laboratory workflow.

New Segment Structure. In the first quarter of fiscal year 2024, we announced a change in our operating segments to move our cell analysis business from our life sciences and applied markets segment to our diagnostics and genomics operating segment in order to further strengthen growth opportunities for both organizations. Following this reorganization, we continued to have three business segments comprised of life sciences and applied markets, diagnostics and genomics and Agilent CrossLab, each of which continued to comprise a reportable segment. All historical financial segment information has been recast to conform to this new presentation in our consolidated financial statements and accompanying notes. There was no change to our Agilent CrossLab business segment.

Announced Exit and Subsequent Divestiture of Resolution Bioscience Business. During the third quarter of fiscal year 2023, we made the decision to exit the Resolution Bioscience business within our diagnostics and genomics segment and recorded a long-lived asset impairment charge of $270 million. In the fourth quarter of fiscal year 2023, we received an unsolicited offer and entered into an agreement to divest the Resolution Bioscience business for $50 million. As a result, we recorded a gain on the divestiture of $43 million in other income (expense), net in the consolidated statement of operations, which included an adjustment to goodwill of $13 million.

Basis of Presentation.  The accompanying consolidated financial statements have been prepared by us pursuant to the rules and regulations of the U.S. Securities and Exchange Commission ("SEC") and are in conformity with U.S. generally accepted accounting principles ("GAAP"). Our fiscal year end is October 31. Unless otherwise stated, all years and dates refer to our fiscal year.

Principles of Consolidation.  The consolidated financial statements include the accounts of the company and our wholly- and majority-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Use of Estimates.  The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and various other assumptions believed to be reasonable. Although these estimates are based on management's best knowledge of current events and actions that may impact the company in the future, actual results may be different from the estimates. Our critical accounting policies are those that affect our financial statements materially and involve difficult, subjective or complex judgments by management. Those policies are revenue recognition, valuation of goodwill and purchased intangible assets, inventory valuation, retirement and post-retirement plan assumptions, restructuring and accounting for income taxes.

Restructuring. The main components of our restructuring plan are related to workforce reductions, consolidation of excess leased facilities and site closures. Workforce reduction charges are accrued when payment of benefits becomes probable that the employees are entitled to the severance and the amounts can be estimated. Consolidation of facilities costs primarily consists of accelerated depreciation of right-of-use assets classified as held and used. In accordance with the accounting guidance, it was determined that certain assets had been abandoned, and an assessment was made of the remaining useful lives and potential alternative uses. If the amounts and timing of cash flows from restructuring activities are significantly different from what we have estimated, the actual amounts of restructuring and other related charges could be materially different, either higher or lower, than those we have recorded.

Risks and Uncertainties. We are subject to risks common to companies in the analytical instrument industry, such as global economic and financial market conditions, fluctuations in foreign currency exchange rates and fluctuations in customer demand, among others.

Revenue Recognition.  We enter into contracts to sell products, services or combinations of products and services. Products may include hardware or software and services may include one-time service events or services performed over time.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

We derive revenue primarily from the sale of analytical and diagnostics products and services. A performance obligation is a promise in a contract to transfer a distinct product or service to a customer and is the unit of account under Accounting Standard Codification Topic 606, Revenue from Contracts with Customers, (“ASC 606’’). See also Note 3, "Revenue" for additional information on revenue recognition.

Revenue is recognized when control of the promised products or services is transferred to our customers and the performance obligation is fulfilled in an amount that reflects the consideration that we expect to be entitled in exchange for those products or services, the transaction price. For equipment, consumables, and most software licenses, control transfers to the customer at a point in time. We use present right to payment, legal title, physical possession of the asset, and risks and rewards of ownership as indicators to determine the transfer of control to the customer. For products that transfer control over time, revenue is recognized as the performance obligation is satisfied. Product over time revenue is assessed against the following criteria: the performance creates an asset that the customer controls as the asset is created; the asset has no alternative use; and we have an enforceable right to payment. Where acceptance is not a formality, the customer must have documented their acceptance of the product or service. For products that include installation, if the installation meets the criteria to be considered a separate performance obligation, product revenue is recognized when control has passed to the customer, and recognition of installation revenue occurs once completed. Product revenue, including sales to resellers and distributors is reduced for provisions for warranties, returns, and other adjustments in the period the related sales are recorded.

Service revenue includes extended warranty, customer and software support including: Software as a Service, post contract support, consulting including companion diagnostics, and training and education. Instrument service contracts and software maintenance contracts are typically annual contracts, which are billed at the beginning of the contract or maintenance period. Revenue for these contracts is recognized on a straight-line basis to revenue over the service period, as a time-based measure of progress best reflects our performance in satisfying this obligation. There are no deferred costs associated with the service contract, as the cost of the service is recorded when the service is performed. Service calls not included in a support contract are recognized to revenue at the time a service is performed.

We have sales from standalone software. These arrangements typically include software licenses and maintenance contracts, both of which we have determined are distinct performance obligations. We determine the amount of the transaction price to allocate to the license and maintenance contract based on the relative standalone selling price of each performance obligation. Software license revenue is recognized at the point in time when control has been transferred to the customer. The revenue allocated to the software maintenance contract is recognized on a straight-line basis over the maintenance period, which is the contractual term of the contract, as a time-based measure of progress best reflects our performance in satisfying this obligation. Unspecified rights to software upgrades are typically sold as part of the maintenance contract on a when-and-if-available basis.

Our multiple-element arrangements are generally comprised of a combination of instruments, installation or other start-up services, and/or software, and/or support or services. Hardware and software elements are typically delivered at the same time and revenue is recognized when control passes to the customer. Service revenue is deferred and recognized over the contractual period or as services are rendered and accepted by the customer. Our arrangements generally do not include any provisions for cancellation, termination, or refunds that would significantly impact recognized revenue.

For contracts with multiple performance obligations, we allocate the consideration to which we expect to be entitled to each performance obligation based on relative standalone selling prices and recognize the related revenue when or as control of each individual performance obligation is transferred to customers. We estimate the standalone selling price by calculating the average historical selling price of our products and services per geographic region for each performance obligation. Standalone selling prices are determined for each distinct good or service in the contract, and then we allocate the transaction price in proportion to those standalone selling prices by performance obligations.

A portion of our revenue relates to lease arrangements. Standalone lease arrangements are outside the scope of ASC 606 and are therefore accounted for in accordance with ASC 842, Leases. Each of these contracts is evaluated as a lease arrangement, either as an operating lease or a sales-type finance lease using the current lease classification guidance.

Deferred Revenue.  Contract liabilities (deferred revenue) primarily relate to multiple element arrangements for which billing has occurred but transfer of control of all elements (performance obligations) to the customer has either partially or not occurred at the balance sheet date. This includes cash received from customers for products and related installation and services in advance of the transfer of control. Contract liabilities are classified as either in current liabilities in deferred revenue or long-

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
term in other long-term liabilities in the consolidated balance sheet based on the timing of when we expect to complete our performance obligation.

Sales Taxes.  Sales taxes collected from customers and remitted to governmental authorities are not included in our revenue.

Shipping and Handling Costs.  Our shipping and handling costs charged to customers are included in net revenue, and the associated expense is recorded in cost of products for all periods presented.

Research and Development.  Costs related to research, design and development of our products are charged to research and development expense as they are incurred.

Advertising.  Advertising costs are generally expensed as incurred and amounted to $54 million in 2023, $66 million in 2022 and $63 million in 2021.

Taxes on Income.  Income tax expense or benefit is based on income or loss before taxes. Deferred tax assets and liabilities are recognized principally for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. See Note 5, "Income Taxes" for more information.

Net Income Per Share.  Basic net income per share is computed by dividing net income - the numerator - by the weighted average number of common shares outstanding - the denominator - during the period excluding the dilutive effect of stock options and other employee stock plans. Diluted net income per share gives effect to all potential common shares outstanding during the period unless the effect is anti-dilutive. The dilutive effect of share-based awards is reflected in diluted net income per share by application of the treasury stock method, which includes consideration of unamortized share-based compensation expense and the dilutive effect of in-the-money options and non-vested restricted stock units. Under the treasury stock method, the amount the employee must pay for exercising stock options and unamortized share-based compensation expense are assumed proceeds to be used to repurchase hypothetical shares. See Note 6, "Net Income Per Share".

Cash, Cash Equivalents and Short-Term Investments.  We classify investments as cash equivalents if their original or remaining maturity is three months or less at the date of purchase. Cash equivalents are stated at cost, which approximates fair value.

As of October 31, 2023, approximately $1,287 million of our cash and cash equivalents is held outside of the U.S. by our foreign subsidiaries. Our cash and cash equivalents mainly consist of short-term deposits held at major global financial institutions, institutional money market funds, and similar short duration instruments with original maturities of 90 days or less. We continuously monitor the creditworthiness of the financial institutions and institutional money market funds in which we invest our funds.

We classify equity investments as short-term investments based on their nature and our intent and ability to exit within a year or less. As of October 31, 2023, we had no short-term investments.

Restricted Cash and Restricted Cash Equivalents. Restricted cash and restricted cash equivalents are included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. A reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheet follows:

	October 31,
	2023	2022	2021
	(in millions)
Cash and cash equivalents	$1,590	$1,053	$1,484
Restricted cash included in other assets	3	3	6
Total cash, cash equivalents and restricted cash	$1,593	$1,056	$1,490

Accounts Receivable, net.  Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Such accounts receivable have been reduced by an allowance for doubtful accounts, which is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on customer specific experience and the aging of such receivables, among other factors. The allowance for doubtful accounts as of October 31, 2023 and 2022

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
was not material. We do not have any off-balance-sheet credit exposure related to our customers. Accounts receivable are also recorded net of estimated product returns which are not material.

Concentration of Credit Risk.  Financial instruments that potentially subject Agilent to significant concentration of credit risk include money market fund investments, equity investments with readily determinable fair value securities, time deposits and demand deposit balances. These investments are categorized as cash and cash equivalents or short-term investments. In addition, Agilent has credit risk from derivative financial instruments used in hedging activities and accounts receivable. We invest in a variety of financial instruments and limit the amount of credit exposure with any one financial institution. We have a comprehensive credit policy in place and credit exposure is monitored on an ongoing basis.

Credit risk with respect to our accounts receivable is diversified due to the large number of entities comprising our customer base and their dispersion across many different industries and geographies. Credit evaluations are performed on customers requiring credit over a certain amount, and we sell the majority of our products through our direct sales force. Credit risk is mitigated through collateral such as letter of credit, bank guarantees or payment terms like cash in advance. No single customer accounted for more than 10 percent of accounts receivable as of October 31, 2023, or 2022.

Inventory.  Inventory is valued at standard cost, which approximates actual cost computed on a first-in, first-out basis, not in excess of market value. We assess the valuation of our inventory on a periodic basis and make adjustments to the value for estimated excess and obsolete inventory based on estimates and assumptions about future demand, economic conditions and actual usage, which require management judgment. The excess balance determined by this analysis becomes the basis for our excess inventory charge. Our excess inventory review process includes analysis of inventory levels, sales trends and forecasts, managing product rollovers and working with manufacturing to maximize recovery of excess inventory and to estimate and record reserves for excess, slow-moving and obsolete inventory.

Property, Plant and Equipment.  Property, plant and equipment are stated at cost less accumulated depreciation. Additions, improvements and major renewals are capitalized; maintenance, repairs and minor renewals are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation and amortization are removed from our general ledger, and the resulting gain or loss is reflected in the consolidated statement of operations. Buildings and improvements are depreciated over the lesser of their useful lives or the remaining term of the lease and machinery and equipment over 3 years to 10 years. We use the straight-line method to depreciate assets.

Capitalized Software.  We capitalize certain internal and external costs incurred to acquire or create internal use software. Capitalized software is included in property, plant and equipment and is depreciated over 3 years to 5 years once development is complete.

Leases. We determine whether an arrangement is, or contains, a lease at inception. We record the present value of operating lease payments as right-of-use ("ROU") assets and lease liabilities on the consolidated balance sheet. Where we are the lessee, ROU assets represent the company’s right to use an underlying asset for the lease term, and lease liabilities represent an obligation to make lease payments based on the present value of lease payments over the lease term. Classification of operating lease liabilities as either current or non-current is based on the expected timing of payments due under our obligations. As most of our leases do not provide an implicit interest rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that a lessee would have to pay to borrow on a collateralized basis over a similar term and at an amount equal to the lease payments in a similar economic environment. In order to determine the appropriate incremental borrowing rates, we have used a number of factors including the company's credit rating, the lease term and the currency swap rate. The ROU asset also consists of any lease incentives received. The lease terms used to calculate the ROU asset and related lease liability include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Leases with an initial term of twelve months or less are not recorded on the consolidated balance sheet and lease expense for these leases is recognized on a straight-line basis over the lease term. Lease expense for operating leases with an initial term of more than twelve months is recognized on a straight-line basis over the lease term as an operating expense. We have lease agreements which require payments for lease and non-lease components. We have elected to account for these payments as a single lease component.

A portion of our revenue relates to lease arrangements where Agilent is the lessor. Standalone lease arrangements are outside the scope of Accounting Standard Codification ("ASC") Topic 606, Revenue Contracts with Customers, and are therefore accounted for in accordance with ASC Topic 842, Leases. Each of these contracts is evaluated as a lease arrangement, either as an operating lease or a sales-type finance lease using the current lease classification guidance. In a lease arrangement that is a multiple-element arrangement that contains equipment leases and the supply of consumables, the revenue associated

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
with the instrument rental is treated under the lease accounting standard ASC 842, whereas the revenue associated with the consumables, the non-lease component, is recognized in accordance with the ASC 606 revenue standard.

   See also Note 9, "Leases" for additional information about our leases.

Acquisitions. Agilent accounts for the acquisition of a business using the acquisition method of accounting, and we allocate the fair value of the purchase price to the tangible assets acquired, liabilities assumed, and intangible assets acquired, including in-process research and development (“IPR&D”), based on their estimated fair values. The excess value of the cost of an acquired business over the fair value of the assets acquired and liabilities assumed is recognized as goodwill. The fair value of IPR&D is initially capitalized as an intangible asset with an indefinite life. When an IPR&D project is completed, the IPR&D is reclassified as an amortizable purchased intangible asset and amortized to costs of revenues over the asset’s estimated useful life.

Our determination of the fair value of the intangible assets acquired involves the use of significant estimates and assumptions. Specifically, our determination of the fair value of the developed product technology and IPR&D acquired involve significant estimates and assumptions related to revenue growth rates and discount rates. Our determination of the fair value of customer relationships acquired involved significant estimates and assumptions related to revenue growth rates, discount rates, and customer attrition rates. Our determination of the fair value of the tradename acquired involved the use of significant estimates and assumptions related to revenue growth rates, royalty rates and discount rates. The company believes that the fair value assigned to the assets acquired and liabilities assumed are based on reasonable assumptions and estimates that marketplace participants would use. Actual results could differ materially from these estimates.

Goodwill and Purchased Intangible Assets. We assess our goodwill and purchased intangible assets for impairment annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Under the authoritative guidance, we have the option to perform a qualitative assessment to determine whether further impairment testing is necessary. The accounting standard gives an entity the option to first assess qualitative factors to determine whether performing the quantitative test is necessary. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not (i.e., greater than 50% chance) that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test will be required. Otherwise, no further testing will be required.

The guidance includes examples of events and circumstances that might indicate that a reporting unit's fair value is less than its carrying amount. These include macro-economic conditions such as deterioration in the entity's operating environment or industry or market considerations; entity-specific events such as increasing costs, declining financial performance, or loss of key personnel; or other events such as an expectation that a reporting unit will be sold or a sustained decrease in the stock price on either an absolute basis or relative to peers.

If it is determined, as a result of the qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, then we are required to perform a quantitative impairment test on goodwill to identify and measure the amount of a goodwill impairment loss to be recognized. A goodwill impairment loss, if any, is measured as the amount by which a reporting unit's carrying value, including goodwill, exceeds its fair value, not to exceed the carrying amount of goodwill. As defined in the authoritative guidance, a reporting unit is an operating segment, or one level below an operating segment. We aggregate components of an operating segment that have similar economic characteristics into our reporting units.

In fiscal year 2023, we assessed goodwill impairment for our three reporting units which consisted of three segments: life sciences and applied markets, diagnostics and genomics and Agilent CrossLab. We performed a quantitative test for goodwill impairment of the three reporting units as of September 30, 2023, our annual impairment test date. Based on the results of our quantitative testing, there was no impairment of goodwill as of September 30, 2023. Each quarter we review the events and circumstances to determine if goodwill impairment is indicated. There was no impairment of goodwill during the years ended October 31, 2023, 2022 and 2021.

Subsequent to October 31, 2023, we reorganized our operating segments and moved our cell analysis business from our life sciences and applied markets business segment to our diagnostics and genomics business segment. As a result of the reorganization, there was no change to our reporting units. In addition, we performed a goodwill impairment test, and the results of the analysis indicated that the fair values for all three of our reporting units were in excess of their carrying values by substantial amounts; therefore, no impairment was indicated.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Purchased intangible assets consist primarily of acquired developed technologies, proprietary know-how, trademarks, and customer relationships and are amortized using the best estimate of the asset's useful life that reflect the pattern in which the economic benefits are consumed or used up or a straight-line method ranging from 6 months to 15 years. IPR&D is initially capitalized at fair value as an intangible asset with an indefinite life and assessed for impairment thereafter. When the IPR&D project is complete, it is reclassified as an amortizable purchased intangible asset and is amortized over its estimated useful life. If an IPR&D project is abandoned, Agilent will record a charge for the value of the related intangible asset to Agilent's consolidated statement of operations in the period it is abandoned.

Agilent's indefinite-lived intangible assets are IPR&D intangible assets. The accounting guidance allows a qualitative approach for testing indefinite-lived intangible assets for impairment, similar to the issued impairment testing guidance for goodwill and allows the option to first assess qualitative factors (events and circumstances) that could have affected the significant inputs used in determining the fair value of the indefinite-lived intangible asset to determine whether it is more-likely-than-not (i.e., greater than 50% chance) that the indefinite-lived intangible asset is impaired. An organization may choose to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to calculating its fair value. We performed a qualitative test for impairment of indefinite-lived intangible assets as of September 30, 2023. Based on the results of our qualitative testing, we believe that it is more-likely-than-not that the fair values of these indefinite-lived intangible assets are greater than their respective carrying values. Each quarter we review the events and circumstances to determine if impairment of indefinite-lived intangible assets is indicated. During the year ended October 31, 2023, 2022 and 2021, there were no impairments of indefinite-lived intangible assets.

Impairment of Long-Lived Assets.  We continually monitor events and changes in circumstances that could indicate carrying amounts of long-lived assets, including intangible assets, may not be recoverable. When such events or changes in circumstances occur, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the undiscounted future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets. During the year ended October 31, 2023, we recorded an impairment charge of long-lived assets including intangible assets of $277 million primarily related to the exit of our Resolution Bioscience business. During the year ended October 31, 2022, there were no impairments of other long-lived assets or intangible assets. During the year ended October 31, 2021, we recorded an impairment charge of long-lived assets of $2 million.

Variable Interest Entities. We make a determination upon entering into an arrangement whether an entity in which we have made an investment is considered a Variable Interest Entity (“VIE”). We evaluate our investments in privately held companies on an ongoing basis. We have determined that as of October 31, 2023 and 2022, there were no VIEs required to be consolidated in our consolidated financial statements because we do not have a controlling financial interest in any of the VIEs in which we have invested nor are we the primary beneficiary. We account for these investments under either the equity method or as equity investments without readily determinable fair value, depending on the circumstances. We periodically reassess whether we are the primary beneficiary of a VIE. The reassessment process considers whether we have acquired the power to direct the most significant activities of the VIE through changes in governing documents or other circumstances. We also reconsider whether entities previously determined not to be VIEs have become VIEs and vice-versa, based on changes in facts and circumstances including changes in contractual arrangements and capital structure.

As of October 31, 2023 and 2022, the total carrying value of investments and loans in privately held companies considered as VIEs was $82 million and $87 million respectively. The maximum exposure is equal to the carrying value because we do not have future funding commitments. The investments are classified as long-term investments and the loans are classified within other current assets and other assets (depending upon tenure of loan) on the consolidated balance sheet.

Investments.  Equity investments without readily determinable fair value consist of non-marketable equity securities (typically investments in privately-held companies). These investments are accounted for using the measurement alternative at cost, and we adjust for impairments and observable price changes (orderly transactions for the identical or a similar security from the same issuer) included in net income as and when it occurs. Equity investments with readily determinable fair value consist of marketable equity securities which were reclassified from non-marketable equity securities following the commencement of public market trading of the issuers and are reported at fair value, with gains or losses resulting from changes in fair value included in net income. There are no equity investments with readily determinable fair value at October 31, 2023 and 2022. Other investments with readily determinable fair value consist of shares we own in a special fund and are reported at fair value, with gains or losses resulting from changes in fair value included in net income. Trading securities, which are comprised of mutual funds, bonds and other similar instruments and deferred compensation liabilities are reported at fair value, with gains or losses resulting from changes in fair value recognized currently in net income. Equity method investments are reported at the amount of the company’s initial investment and adjusted each period for the company’s

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
share of the investee’s income or loss and dividend paid. There are no equity method investments as of October 31, 2023 and 2022. The company assesses investments for impairment whenever events or changes in circumstances indicate that the carrying value of an investment may not be recoverable.

Fair Value of Financial Instruments. The carrying values of certain of our financial instruments including cash and cash equivalents, accounts receivable, accounts payable, accrued compensation and other accrued liabilities approximate fair value because of their short maturities. The fair value of short-term and long-term equity investments which are readily determinable, and which are not accounted under the equity method are reported at fair value using quoted market prices for those securities when available with gains and losses included in net income. The fair value of long-term equity investments which are not readily determinable, and which are not accounted under the equity method are reported at cost with adjustments for observable changes in prices or impairments included in net income. As of October 31, 2023, and October 31, 2022, the fair value of the term loan approximates its carrying value. As of October 31, 2023, the fair value of our senior notes was $1,747 million with a carrying value of $2,135 million. This compares to the fair value of our senior notes of $1,754 million with a carrying value of $2,133 million as of October 31, 2022. The change in the fair value compared to carrying value in the year ended October 31, 2023, is primarily due to increased market interest rates. The fair value was calculated from quoted prices which are primarily Level 1 inputs under the accounting guidance. The fair value of foreign currency contracts used for hedging purposes is estimated internally by using inputs tied to active markets. These inputs, for example, interest rate yield curves, foreign exchange rates, and forward and spot prices for currencies are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. See also Note 12, "Fair Value Measurements" for additional information on the fair value of financial instruments and contingent consideration.

Warranty.  Our standard warranty terms typically extend for one year from the date of delivery. We accrue for standard warranty costs based on historical trends in warranty charges. The accrual is reviewed regularly and periodically adjusted to reflect changes in warranty cost over the period. Estimated warranty charges are recorded within cost of products at the time products are sold. See Note 16, "Guarantees".

Employee Compensation and Benefits.  Amounts owed to employees, such as accrued salary, bonuses and vacation benefits are accounted for within employee compensation and benefits. The total amount of accrued vacation benefit was $120 million and $123 million as of October 31, 2023, and 2022, respectively.

Retirement and Post-Retirement Plans. We have various defined benefit and defined contribution retirement plans. Additionally, we sponsor post-retirement health care benefits for our eligible U.S. employees. Assumptions used to determine the benefit obligations and the expense for these plans are derived annually. See Note 14, “Retirement plans and post-retirement pension plans” for additional information.

Retirement of Treasury Shares. Upon the formal retirement of treasury shares, we deduct the par value of the retired treasury shares from common stock and allocate the excess of cost over par as a deduction to additional paid-in capital, based on the pro-rata portion of additional paid-in-capital, and the remaining excess as a deduction to retained earnings. All retired treasury shares revert to the status of authorized but unissued shares.

Share-Based Compensation.  For the years ended 2023, 2022 and 2021, we accounted for share-based awards made to our employees and directors including employee stock option awards, restricted stock units, employee stock purchases made under our Employee Stock Purchase Plan ("ESPP") and performance share awards under Agilent Technologies, Inc. Long-Term Performance Program ("LTPP") using the estimated grant date fair value method of accounting. Under the fair value method, we recorded compensation expense for all share-based awards of $112 million in 2023, $126 million in 2022 and $111 million in 2021. See Note 4, "Share-based Compensation" for additional information.

Derivative Instruments.  Agilent is exposed to global foreign currency exchange rate and interest rate risks in the normal course of business. We enter into foreign exchange hedging contracts, primarily forward contracts, interest rate swaps and interest rate locks to manage financial exposures resulting from changes in foreign currency exchange rates and interest rates. In the vast majority of cases, these contracts are designated at inception as hedges of the related foreign currency or interest exposures. Foreign currency exposures include committed and anticipated revenue and expense transactions and assets and liabilities that are denominated in currencies other than the functional currency of the subsidiary. Interest rate exposures are associated with the company's fixed-rate debt. To qualify for hedge accounting, contracts must reduce the foreign currency exchange rate and interest rate risk otherwise inherent in the amount and duration of the hedged exposures and comply with established risk management policies. Foreign exchange hedging contracts generally mature within twelve months, interest rate swaps mature at the same time as the maturity of the debt and interest rate locks mature at the same time as the issuance of debt. In order to manage foreign currency exposures in a few limited jurisdictions, we may enter into foreign exchange contracts that

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
do not qualify for hedge accounting. In such circumstances, the local foreign currency exposure is offset by contracts owned by the parent company. We do not use derivative financial instruments for trading or speculative purposes.

All derivatives are recognized on the balance sheet at their fair values. For derivative instruments that are designated and qualify as a cash flow hedge, changes in the value of the effective portion of the derivative instrument are recognized in accumulated comprehensive income (loss), a component of stockholders' equity. For derivative instruments that are designated and qualify as a net investment hedge, changes in the value of the effective portion of the derivative instrument are recognized in accumulated other comprehensive income (loss) - translation adjustment. Amounts associated with cash flow hedges are reclassified and recognized in income when either the forecasted transaction occurs or it becomes probable the forecasted transaction will not occur. Derivatives not designated as hedging instruments are recorded on the balance sheet at their fair value and changes in the fair values are recorded in the income statement in the current period. Derivative instruments are subject to master netting arrangements and are disclosed gross in the balance sheet. Changes in the fair value of the ineffective portion of derivative instruments are recognized in earnings in the current period. The impact of the ineffectiveness measurement in 2023, 2022 and 2021 was not material. Cash flows from derivative instruments are classified in the statement of cash flows in the same category as the cash flows from the hedged or economically hedged item, primarily in operating activities.

Foreign Currency Translation.  We translate and remeasure balance sheet and income statement items into U.S. dollars. For those subsidiaries that operate in a local currency functional environment, all assets and liabilities are translated into U.S. dollars using current exchange rates at the balance sheet date; revenue and expenses are translated using monthly exchange rates which approximate to average exchange rates in effect during each period. Resulting translation adjustments are reported as a separate component of accumulated other comprehensive income (loss) in stockholders' equity.

For those subsidiaries that operate in a U.S. dollar functional environment, foreign currency assets and liabilities are remeasured into U.S. dollars at current exchange rates except for non-monetary assets and capital accounts which are remeasured at historical exchange rates. Revenue and expenses are generally remeasured at monthly exchange rates which approximate average exchange rates in effect during each period. Gains or losses from foreign currency remeasurement are included in consolidated net income. Net gains or losses resulting from foreign currency transactions, including hedging gains and losses, are reported in other income (expense), net and were $2 million gain for 2023, $6 million loss for 2022 and $4 million loss for 2021.

2.     NEW ACCOUNTING PRONOUNCEMENTS

Recently Adopted Accounting Pronouncements
In November 2021, the FASB issued updates to increase the transparency in the annual disclosure requirements relating to government assistance received by business entities in Topic 832, Government Assistance. The guidance requires certain disclosures about transactions with a government that are accounted for by applying a grant or contribution model. On November 1, 2022, we adopted this guidance which did not have a material impact on our consolidated financial statements and disclosures.

New Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB issued guidance to improve segment reporting through enhanced disclosure requirements of significant segment expenses. These amendments are effective for our fiscal year 2025, and interim periods within fiscal year 2026, with early adoption permitted. These amendments apply on a retrospective basis. We are currently evaluating the impact of these amendments on our consolidated financial statements.

On December 14, 2023, the FASB issued guidance to expand the disclosure requirements for income taxes, specifically related to the rate reconciliation and income taxes paid. These amendments are effective for our fiscal year 2026, with early adoption permitted. These amendments apply on a prospective basis with a retrospective option. We do not expect that the adoption of this guidance will have a material impact on our consolidated financial statements.

Other amendments to GAAP in the U.S. that have been issued by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our consolidated financial statements upon adoption.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
3.     REVENUE

The following table presents the company’s total revenue and segment revenue disaggregated by geographical region:

	Life Sciences and Applied Markets	Agilent CrossLab	Diagnostics and Genomics	Total
	(in millions)
Year Ended October 31, 2023:
Americas	$1,099	$634	$999	$2,732
Europe	851	417	486	1,754
Asia Pacific	1,560	517	270	2,347
Total	$3,510	$1,568	$1,755	$6,833

Year Ended October 31, 2022:
Americas	$1,109	$567	$1,006	$2,682
Europe	844	382	473	1,699
Asia Pacific	1,677	503	287	2,467
Total	$3,630	$1,452	$1,766	$6,848

Year Ended October 31, 2021:
Americas	$953	$510	$941	$2,404
Europe	842	378	468	1,688
Asia Pacific	1,509	472	246	2,227
Total	$3,304	$1,360	$1,655	$6,319

The following table presents the company’s total revenue disaggregated by end markets and by revenue type:

	Years Ended October 31,
	2023	2022	2021
	(in millions)
Revenue by End Markets
Pharmaceutical and Biopharmaceutical	$2,433	2,515	$2,224
Chemicals and Advanced Materials	1,543	1,521	1,328
Diagnostics and Clinical	966	963	938
Food	628	617	601
Academia and Government	601	576	576
Environmental and Forensics	662	656	652
Total	$6,833	$6,848	$6,319

Revenue by Type
Instrumentation	$2,742	2,907	$2,657
Non-instrumentation and other	4,091	3,941	3,662
Total	$6,833	$6,848	$6,319

Revenue by region is based on the ship to location of the customer. Revenue by end market is determined by the market indicator of the customer and by customer type. Instrumentation revenue includes sales from instruments, remarketed instruments and third-party products. Non-instrumentation and other revenue include sales from contract and per incident services, our companion diagnostics and our nucleic acid solutions businesses as well as sales from spare parts, consumables, reagents, vacuum pumps, subscriptions, software licenses and associated services.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Contract Balances

Contract Assets

Contract assets (unbilled accounts receivable) primarily relate to the company's right to consideration for work completed but not billed at the reporting date. The unbilled receivables are reclassified to trade receivables when billed to customers. Contract assets are generally classified as current assets and are included in "Accounts receivable, net" in the consolidated balance sheet. The balances of contract assets as of October 31, 2023 and 2022, were $252 million and $275 million, respectively.

Contract Liabilities

The following table provides information about contract liabilities (deferred revenue) and the significant changes in the balances during the years ended October 31, 2022 and 2023:

Contract Liabilities
(in millions)

Ending balance as of October 31, 2021	$519
Net revenue deferred in the period	437
Revenue recognized that was included in the contract liability balance at the beginning of the period	(372)
Change in deferrals from customer cash advances, net of revenue recognized	11
Currency translation and other adjustments	(38)
Ending balance as of October 31, 2022	$557
Net revenue deferred in the period	488
Revenue recognized that was included in the contract liability balance at the beginning of the period	(409)
Change in deferrals from customer cash advances, net of revenue recognized	(28)
Currency translation and other adjustments	8
Ending balance as of October 31, 2023	$616

Contract liabilities primarily relate to multiple element arrangements for which billing has occurred but transfer of control of all elements to the customer has either partially or not occurred at the balance sheet date. This includes cash received from customers for products and related installation and services in advance of the transfer of control. Contract liabilities are classified as either current in deferred revenue or long-term in other long-term liabilities in the consolidated balance sheet based on the timing of when we expect to complete our performance obligation.

Contract Costs

Incremental costs of obtaining a contract with a customer are recognized as an asset if we expect the benefit of those costs to be longer than one year. We have determined that certain sales incentive programs meet the requirements to be capitalized. The changes in total capitalized costs to obtain a contract were immaterial during the years ended October 31, 2023 and 2022 and are included in other current and long-term assets on the consolidated balance sheet. We have applied the practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. These costs include the company's internal sales force compensation program, as we have determined that annual compensation is commensurate with annual sales activities.

Transaction Price Allocated to the Remaining Performance Obligations

We have applied the practical expedient in ASC 606-10-50-14 and have not disclosed information about transaction price allocated to remaining performance obligations that have original expected durations of one year or less.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The estimated revenue expected to be recognized for remaining performance obligations that have an original term of more than one year, as of October 31, 2023, was $331 million, the majority of which is expected to be recognized over the next 12 months. Remaining performance obligations primarily include extended warranty, customer manufacturing contracts, and software maintenance contracts and revenue associated with lease arrangements.

4.     SHARE-BASED COMPENSATION

Agilent accounts for share-based awards in accordance with the provisions of the accounting guidance which requires the measurement and recognition of compensation expense for all share-based payment awards made to our employees and directors including restricted stock units, employee stock options, employee stock purchases made under our employee stock purchase plan and performance share awards granted to selected members of our senior management under the long-term performance plan ("LTPP") based on estimated fair values.

Description of Share-Based Plans

Employee Stock Purchase Plan.   Effective May 1, 2020, we adopted the 2020 Employee Stock Purchase Plan ("ESPP") which replaced our previous Employee Stock Purchase Plan. The ESPP allows eligible employees to contribute up to 10 percent of their base compensation to purchase shares of our common stock at 85 percent of the closing market price at purchase date. There are 31 million shares authorized for issuance in connection with the ESPP.

Under our ESPP, employees purchased 487,735 shares for $57 million in 2023, 469,701 shares for $54 million in 2022 and 462,237 shares for $46 million in 2021. As of October 31, 2023, the number of shares of common stock authorized and available for issuance under our ESPP was 24,277,203. This includes 324,092 shares for $28 million of common stock to be settled in November 2023 to participants in consideration of the aggregate participant contributions as of October 31, 2023.

Incentive Compensation Plans. On November 15, 2017 and March 21, 2018, the Board of Directors and the stockholders, respectively, approved the Agilent Technologies, Inc. 2018 Stock Plan (the "2018 Plan") which amends, including renaming and extending the term of, the Agilent Technologies, Inc. 2009 Stock Plan (the "2009 Plan"). The 2018 Plan provides for the grant of awards in the form of stock options, stock appreciation rights ("SARs"), restricted stock, restricted stock units ("RSUs"), performance shares and performance units with performance-based conditions on vesting or exercisability, and cash awards. The 2018 Plan has a term of ten years. As of October 31, 2023, 19,519,780 shares were available for future awards under the 2018 Plan.

Stock Options. In fiscal year 2021, we resumed granting stock options. Stock options granted under the 2018 Plan may be either "incentive stock options", as defined in Section 422 of the Internal Revenue Code, or non-statutory. Options generally vest at a rate of 25 percent per year over a period of four years from the date of grant with a maximum contractual term of ten years. The exercise price for stock options is generally not less than 100 percent of the fair market value of our common stock on the date the stock award is granted. We issue new shares of common stock when employee stock options are exercised.

Performance Shares. We have two LTPP performance stock award programs, which are administered under the 2018 Stock Plan, for our executive officers and other key employees. Participants in our LTPP Total Stockholders’ Return (“TSR”) and LTPP Earnings Per Share (“EPS”) programs are entitled to receive shares of the company's stock after the end of a three-year period, if specified performance targets for the programs are met. The LTPP-TSR awards are generally designed to meet the criteria of a performance award with the performance metrics and peer group comparison based on the TSR set at the beginning of the performance period. The LTPP-EPS awards are based on the company’s EPS performance over a three-year period. The performance targets for the LTPP-EPS for year 2 and year 3 of the performance period are set in the first quarter of year 2 and year 3, respectively. All LTPP awards are subject to a one-year post-vest holding period. The final LTPP award may vary from zero to 200 percent of the target award. The maximum contractual term for awards under the LTPP program is three years. We consider the dilutive impact of these programs in our diluted net income per share calculation only to the extent that the performance conditions are expected to be met.

Restricted Stock Units. We also issue restricted stock units under our share-based plans. The estimated fair value of the restricted stock unit awards granted under the Stock Plans is determined based on the market price of Agilent's common stock on the date of grant adjusted for expected dividend yield. Restricted stock units generally vest, with some exceptions, at a rate of 25 percent per year over a period of four years from the date of grant. All restricted stock units granted to our executives after November 1, 2015, are subject to a one-year post-vest holding period.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Impact of Share-based Compensation Awards

We have recognized compensation expense based on the estimated grant date fair value method under the authoritative guidance. For all share-based awards we have recognized compensation expense using a straight-line amortization method. As the guidance requires that share-based compensation expense should be based on awards that are ultimately expected to vest, estimated share-based compensation has been reduced for estimated forfeitures.

The impact on our results for share-based compensation was as follows:

	Years Ended October 31,
	2023	2022	2021
	(in millions)
Cost of products and services	$34	$30	$26
Research and development	13	14	12
Selling, general and administrative	65	82	73
Total share-based compensation expense	$112	$126	$111

At October 31, 2023 and 2022, no share-based compensation was capitalized within inventory.

Valuation Assumptions

The fair value of share-based awards for our employee stock option awards was estimated using the Black-Scholes option pricing model. Shares granted under the LTPP (TSR) were valued using a Monte Carlo simulation model. The Monte Carlo simulation fair value model requires the use of highly subjective and complex assumptions, including the price volatility of the underlying stock. For the volatility of our LTPP (TSR) grants, we used our own historical stock price volatility.

The ESPP allows eligible employees to purchase shares of our common stock at 85 percent of the price at purchase and uses the purchase date to establish the fair market value.

We use historical volatility to estimate the expected stock price volatility assumption for employee stock option awards. In reaching the conclusion, we have considered many factors including the extent to which our options are currently traded and our ability to find traded options in the current market with similar terms and prices to the options we are valuing. In estimating the expected life of our options granted, we considered the historical option exercise behavior of our executives, which we believe is representative of future behavior.

The estimated fair value of restricted stock units and LTPP (EPS) awards is determined based on the market price of our common stock on the date of grant adjusted for expected dividend yield. The compensation cost for LTPP (EPS) reflects the cost of awards that are probable to vest at the end of the performance period.

All LTPP awards granted to our senior management employees have a one-year post-vest holding restriction. The estimated discount associated with post-vest holding restrictions is calculated using the Finnerty model. The model calculates the potential lost value if the employees were able to sell the shares during the lack of marketability period, instead of being required to hold the shares. The model used the same historical stock price volatility and dividend yield assumption used for the Monte Carlo simulation model and an expected dividend yield to compute the discount.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following assumptions were used to estimate the fair value of awards granted.

	Years Ended October 31,
	2023	2022	2021
Stock Option Plan:
Weighted average risk-free interest rate	3.9%	1.5%	0.5%
Dividend yield	0.6%	0.5%	0.7%
Weighted average volatility	28%	26%	26%
Expected life	5.5 years	5.5 years	5.5 years
LTPP:
Volatility of Agilent shares	31%	29%	30%
Volatility of selected peer-company shares	22%-84%	23%-81%	24%-57%
Pair-wise correlation with selected peers	42%	41%	45%

Post-vest restriction discount for all executive awards	7.1%	6.5%	6.8%

Share-Based Payment Award Activity

Employee Stock Options

The following table summarizes employee stock option award activity of our employees and directors for 2023.

	Options Outstanding	Weighted Average Exercise Price
	(in thousands)
Outstanding at October 31, 2022	1,097	$94
Granted	269	$147
Exercised	(249)	$41
Cancelled	(37)	$142
Outstanding at October 31, 2023	1,080	$118

The options outstanding and exercisable for equity share-based payment awards at October 31, 2023 were as follows:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value
	(in thousands)	(in years)		(in thousands)	(in thousands)	(in years)		(in thousands)
$40.01 - $50.00	210	1.0	$41	13,088	210	1.0	$41	13,088
$100.00- $110.00	311	7.0	$110	—	177	7.0	$110	—
$110.01 - $150.00	319	8.8	$143	—	40	8.3	$136	—
$150.01 & Over	240	8.0	$161	—	80	8.0	$161	—
	1,080	6.6	$118	$13,088	507	4.8	$92	$13,088

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value, based on the company's closing stock price of $103.37 at October 31, 2023, which would have been received by award holders had all award holders exercised their awards that were in-the-money as of that date. The total number of in-the-money awards exercisable at October 31, 2023 was approximately 0.2 million.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following table summarizes the aggregate intrinsic value of options exercised and the fair value of options granted in 2023, 2022 and 2021:

	Aggregate Intrinsic Value	Weighted Average Exercise Price	Per Share Value Using Black-Scholes Model
	(in thousands)
Options exercised in fiscal 2021	$34,305	$33
Black Scholes per share value of options granted during fiscal 2021			$26
Options exercised in fiscal 2022	$10,765	$38
Black Scholes per share value of options granted during fiscal 2022			$39
Options exercised in fiscal 2023	$25,303	$41
Black Scholes per share value of options granted during fiscal 2023			$47

As of October 31, 2023, the unrecognized share-based compensation cost for outstanding stock option awards, net of expected forfeitures, was $9 million. The amount of cash received from the exercise of share-based awards granted was $67 million in 2023, $58 million in 2022 and $55 million in 2021.

Non-Vested Awards

The following table summarizes non-vested award activity in 2023 primarily for our LTPP and restricted stock unit awards.

	Shares	Weighted Average Grant Price
	(in thousands)
Non-vested at October 31, 2022	2,103	$114
Granted	864	$146
Vested	(1,096)	$90
Forfeited	(181)	$134
Change in LTPP shares in the year due to exceeding performance targets	199	$79
Non-vested at October 31, 2023	1,889	$136

As of October 31, 2023, the unrecognized share-based compensation cost for non-vested restricted stock awards net of expected forfeitures was approximately $116 million which is expected to be amortized over a weighted average period of 2.2 years. The total fair value of restricted stock awards vested was $99 million for 2023, $89 million for 2022 and $84 million for 2021.

5.     INCOME TAXES

The domestic and foreign components of income before taxes are:

	Years Ended October 31,
	2023	2022	2021
	(in millions)
U.S. operations	$614	$858	$876
Non-U.S. operations	725	646	484
Total income before taxes	$1,339	$1,504	$1,360

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The provision for income taxes is comprised of:

	Years Ended October 31,
	2023	2022	2021
	(in millions)
U.S. federal taxes:
Current	$117	$173	$122
Deferred	(84)	(28)	(1)
Non-U.S. taxes:
Current	26	47	(3)
Deferred	38	35	14
State taxes, net of federal benefit:
Current	12	22	17
Deferred	(10)	1	1
Total provision for income taxes	$99	$250	$150

The differences between the U.S. federal statutory income tax rate and our effective tax rate are:

	Years Ended October 31,
	2023	2022	2021
	(in millions)
Profit before tax times statutory rate	$281	$316	$286
State income taxes, net of federal benefit	2	23	18
Non-U.S. income taxed at different rates	20	(18)	5
Change in unrecognized tax benefits	(35)	(6)	(84)
Foreign-derived intangible income deduction	(41)	(46)	(35)
Realized loss on divestiture of business	(104)	—	—
Excess tax benefits from stock-based compensation	(14)	(19)	(29)
Other, net	(10)	—	(11)
Provision (benefit) for income taxes	$99	$250	$150
Effective tax rate	7.4%	16.6%	11.0%

For 2023, our income tax expense was $99 million with an effective tax rate of 7.4 percent. For the year ended October 31, 2023, our effective tax rate and the resulting provision for income taxes were impacted by the federal tax benefit of $104 million related to the realized loss on the divestiture of a business. The income taxes for the year ended October 31, 2023, also include the tax benefit of $41 million related to foreign-derived intangible income along with the tax benefit of $30 million related to the release of tax reserves in the U.S. due to the settlement of the audit with the Internal Revenue Service ("IRS") for tax years 2018 and 2019.

For 2022, our income tax expense was $250 million with an effective tax rate of 16.6 percent. For the year ended October 31, 2022, our effective tax rate and the resulting provision for income taxes were impacted by the tax benefit of $46 million related to foreign-derived intangible income.

For 2021, our income tax expense was $150 million with an effective tax rate of 11 percent. For the year ended October 31, 2021, our effective tax rate and the resulting provision for income taxes were impacted by the discrete benefit of $93 million related to the release of tax reserves in various jurisdictions due to audit settlements and the expiration of statutes of limitations. The income taxes for the year ended October 31, 2021, also include the excess tax benefits from stock-based compensation of $29 million.

We have negotiated a tax holiday in Singapore. The tax holiday provides a lower rate of taxation on certain classes of income and requires various thresholds of investments and employment or specific types of income. The tax holiday in Singapore was renegotiated and extended through 2030. As a result of the incentive, the impact of the tax holiday decreased income taxes by $54 million, $53 million, and $35 million in 2023, 2022, and 2021, respectively. The benefit of the tax holiday on net income per share (diluted) was approximately $0.18, $0.18, and $0.11 in 2023, 2022 and 2021, respectively.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The significant components of deferred tax assets and deferred tax liabilities included on the consolidated balance sheet are:

	Years Ended October 31,
	2023	2022
	(in millions)
Deferred Tax Assets
Intangibles	$102	$62
Employee benefits, other than retirement	36	45
Net operating loss, capital loss, and credit carryforwards	152	157
Share-based compensation	24	23
Capitalized R&D	41	—
Lease obligations	37	29
Other	58	58
Deferred tax assets	$450	$374
Tax valuation allowance	(112)	(115)
Deferred tax assets, net of valuation allowance	$338	$259

Deferred Tax Liabilities
Property, plant and equipment	$(26)	$(11)
Pension benefits and retiree medical benefits	(25)	(24)
Right-of-use asset	(37)	(29)
Other	(4)	(7)
Deferred tax liabilities	$(92)	$(71)
Net deferred tax assets (liabilities)	$246	$188

Valuation allowances require an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction by jurisdiction basis. As of October 31, 2023, we continued to maintain a valuation allowance of $112 million until sufficient positive evidence exists to support reversal. The valuation allowance is primarily related to deferred tax assets for the states of California and Colorado, along with the net operating losses in the Netherlands and capital losses in Australia.

At October 31, 2023, we had federal, state and foreign net operating loss carryforwards of approximately $13 million, $90 million and $248 million, respectively. The federal and state net operating loss carryforwards are subject to various limitations under Section 382 of the Internal Revenue Code and applicable state tax laws. If not utilized, the federal and state net operating loss carryforwards will begin to expire in 2024. If not utilized, $2 million of the foreign net operating loss carryforwards will begin to expire in 2024. The remaining $246 million of the foreign net operating losses carry forward indefinitely. At October 31, 2023, we had foreign capital loss carryforwards of $107 million. The foreign capital losses carry forward indefinitely. At October 31, 2023, we had state tax credit carryforwards of approximately $88 million. The state tax credits carry forward indefinitely.

The breakdown between long-term deferred tax assets and deferred tax liabilities was as follows:

	October 31,
	2023	2022
	(in millions)
Long-term deferred tax assets (included within other assets)	$284	$246
Long-term deferred tax liabilities (included within other long-term liabilities)	(38)	(58)
Total	$246	$188

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The breakdown between current and long-term income tax assets and liabilities, excluding deferred tax assets and liabilities, was as follows:

	October 31,
	2023	2022
	(in millions)
Current income tax assets (included within other current assets)	$100	$87
Long-term income tax assets (included within other assets)	3	11
Current income tax liabilities (included within other accrued liabilities)	(73)	(51)
Long-term income tax liabilities (included within other long-term liabilities)	(162)	(216)
Total	$(132)	$(169)

Uncertain Tax Positions

The aggregate changes in the balances of our gross unrecognized tax benefits including all federal, state and foreign tax jurisdictions are as follows:

	2023	2022	2021
	(in millions)
Balance, beginning of year	$123	$133	$195
Additions for tax positions related to the current year	5	5	6
Additions for tax positions from prior years	3	—	4
Reductions for tax positions from prior years	(27)	(9)	—
Settlements with taxing authorities	—	—	(30)
Statute of limitations expirations	(6)	(6)	(42)
Balance, end of year	$98	$123	$133

As of October 31, 2023, we had $114 million of unrecognized tax benefits, including interest and penalties of which $68 million, if recognized, would affect our effective tax rate.

We recognized tax benefit of $5 million in 2023, tax benefit of $2 million in 2022, and tax benefit of $19 million in 2021, for interest and penalties related to unrecognized tax benefits. Interest and penalties accrued as of October 31, 2023 and 2022 were $16 million and $21 million, respectively.

In the U.S., tax years remain open back to the year 2020 for federal income tax purposes and 2019 for significant states. On October 30, 2023, we reached an agreement with the IRS for tax years 2018 and 2019. The settlement resulted in the recognition of previously unrecognized tax benefits of $30 million. In other major jurisdictions where we conduct business, the tax years generally remain open back to the year 2012.

With these jurisdictions and the U.S., it is reasonably possible that some tax audits may be completed over the next twelve months. However, management is not able to provide a reasonably reliable estimate of the timing of any other future tax payments or change in unrecognized tax benefits, if any.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
6.     NET INCOME PER SHARE

The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the periods presented below.

	Years Ended October 31,
	2023	2022	2021
	(in millions)
Numerator:
Net income	$1,240	$1,254	$1,210
Denominators:
Basic weighted average shares	294	299	304
Potential common shares — stock options and other employee stock plans	2	1	3
Diluted weighted average shares	296	300	307

The dilutive effect of share-based awards is reflected in diluted net income per share by application of the treasury stock method, which includes consideration of unamortized share-based compensation expense and the dilutive effect of in-the-money options and non-vested restricted stock units. Under the treasury stock method, the amount the employee must pay for exercising stock options and unamortized share-based compensation expense collectively are assumed proceeds to be used to repurchase hypothetical shares. An increase in the fair market value of the company's common stock can result in a greater dilutive effect from potentially dilutive awards.

We exclude stock options with exercise prices greater than the average market price of our common stock from the calculation of diluted earnings per share because their effect would be anti-dilutive. In addition, we exclude from the calculation of diluted earnings per share, stock options, ESPP, LTPP and restricted stock awards whose combined exercise price and unamortized fair value collectively were greater than the average market price of our common stock because their effect would also be anti-dilutive.

In 2023, 2022 and 2021, we issued share-based awards of approximately 1.5 million, 1.4 million and 2.1 million, respectively.  For the years ended 2023, 2022 and 2021, the impacts of the anti-dilutive potential common shares that were excluded from the calculation of diluted earnings per share were not material.

7.     INVENTORY

Inventory as of October 31, 2023 and 2022 consisted of the following:

	October 31,
	2023	2022
	(in millions)
Finished goods	$570	$555
Purchased parts and fabricated assemblies	461	483
Inventory	$1,031	$1,038

Inventory-related excess and obsolescence charges of $40 million were recorded in cost of products in 2023, $24 million in 2022 and $29 million in 2021. We record excess and obsolete inventory charges for both inventory on our site as well as inventory at our contract manufacturers and suppliers where we have non-cancelable purchase commitments.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
8.     PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment as of October 31, 2023 and 2022, consisted of the following:

	October 31,
	2023	2022
	(in millions)
Land	$60	$59
Buildings and leasehold improvements	1,409	1,255
Machinery and equipment	749	674
Software	275	260
Total property, plant and equipment	2,493	2,248
Accumulated depreciation and amortization	(1,223)	(1,148)
Property, plant and equipment, net	$1,270	$1,100

During 2023, we recorded asset impairments of $11 million. During 2022, there were no asset impairments. During 2021, we recorded asset impairments of $2 million. Depreciation expenses were $128 million in 2023, $120 million in 2022 and $122 million in 2021. In 2023 and 2022 we retired approximately $68 million and $48 million, respectively, of assets, the majority of which were fully depreciated and no longer in use.

9.     LEASES

As a lessee, we have various non-cancelable operating lease agreements for office space, warehouses, distribution centers, research and development facilities, manufacturing and production locations as well as vehicles, personal computers and other equipment. Our real estate leases have remaining lease terms of one to thirty years, which represent the non-cancelable periods of the leases and include extension options that we determined are reasonably certain to be exercised. We exclude options that are not reasonably certain to be exercised from our lease terms, ranging from six months to twenty years. Our lease payments consist primarily of fixed rental payments for the right to use the underlying leased assets over the lease terms. We often receive incentives from our landlords, such as rent abatement periods, which effectively reduce the total lease payments owed for these leases. Vehicle, personal computer and other equipment operating leases have terms between three and five years.

The components of lease cost for operating leases were as follows:

	Year Ended October 31,
	2023	2022	2021
	(in millions)
Operating lease cost	$68	$59	$59
Short-term lease cost	2	2	2
Variable lease cost (a)	16	15	14
Sublease income	(16)	(14)	(13)
Total lease cost	$70	62	62
(a) Variable lease cost includes cancelable leases, non-fixed maintenance costs and non-recoverable transaction taxes.

In the fourth quarter of fiscal year 2023, we initiated a new restructuring plan ("FY23 Plan") designed to reduce costs and expenses in response to the current macroeconomic conditions. The consolidation of excess facilities under the FY23 Plan resulted in $7 million of accelerated depreciation of our ROU assets.

During fiscal year 2023, we recorded ROU asset impairments of $8 million primarily related to the exit of our Resolution Bioscience business. There were no impairments for fiscal years 2022 and 2021.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Supplemental cash flow information related to leases was as follows:

	Year Ended October 31,
	2023	2022	2021
	(in millions)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flow from operating leases	$56	$53	$57
Non-cash right of use assets obtained in exchange for operating lease obligations	$70	$38	$53

Supplemental balance sheet information related to leases was as follows:

		October 31,
	Financial Statement Line Item	2023	2022
		(in millions, except lease term and discount rate)
Assets:
Operating lease:
Right of use asset	Other assets	$154	$150

Liabilities:
Current
Operating lease liabilities	Other accrued liabilities	$46	$51
Long-term
Operating lease liabilities	Other long-term liabilities	$118	$101

Weighted average remaining lease term (in years)
Operating leases		8.3 years	7.4 years

Weighted average discount rate
Operating leases		3.3%	2.4%

Future minimum rents payable as of October 31, 2023 under non-cancelable leases with initial terms exceeding one year reconcile to lease liabilities included in the consolidated balance sheet as follows:

Operating Leases
(in millions)
2024	$51
2025	32
2026	22
2027	14
2028	11
Thereafter	59
Total undiscounted future minimum lease payments	$189
Less: amount of lease payments representing interest	(25)
Present value of future minimum lease payments	$164
Less: current liabilities	(46)
Long-term lease liabilities	$118

As of October 31, 2023, we had no additional significant operating or finance leases that had not yet commenced.

As a lessor, we have contracts for equipment leased to customers primarily in connection with our diagnostics business which include both operating-type lease and sales-type finance lease arrangements. We account for the non-lease component under the revenue recognition ASC 606 guidance and the lease component under the leasing ASC 842 guidance. Equipment lease revenue for operating lease agreements is recognized as visualization kits and reagents are shipped over the life of the lease. The cost of customer leased equipment is recorded within property, plant and equipment, and is netted in the consolidated balance sheet with depreciation over the equipment’s estimated useful life. For an arrangement that has been classified as a

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
sales-type lease, revenue is recognized when the transfer of control of the underlying leased asset has occurred and the net investment lease recorded which is calculated at the present value of the remaining lease payments due from the lessee.

Revenue allocated to the lease income for both sales-type finance lease and operating lease rental arrangements represents less than one percent of total net revenue in the years ended October 31, 2023, 2022 and 2021, respectively.

As of October 31, 2023, the original cost and net book value of operating leased assets were $30 million and $7 million, respectively. As of October 31, 2023, lease receivables related to sales-type leases were $42 million. As of October 31, 2022, the original cost and net book value of operating leased assets were $29 million and $4 million, respectively. As of October 31, 2022, lease receivables related to sales-type leases were $38 million.

10.   GOODWILL AND OTHER INTANGIBLE ASSETS

The following table presents goodwill balances and the movements for each of our reportable segments during the years ended October 31, 2022 and 2023:

	Life Sciences and Applied Markets	Diagnostics and Genomics	Agilent CrossLab	Total
	(in millions)
Goodwill as of October 31, 2021	$1,575	$2,132	$268	$3,975
Foreign currency translation impact	(19)	(11)	(12)	(42)
Goodwill arising from acquisitions and adjustments	19	—	—	19
Goodwill as of October 31, 2022	$1,575	$2,121	$256	$3,952
Foreign currency translation impact	4	1	1	6
Goodwill arising from acquisitions and adjustments	—	15	—	15
Goodwill adjustment related to divestiture of business	—	(13)	—	(13)
Goodwill as of October 31, 2023	$1,579	$2,124	$257	$3,960

In the first quarter of fiscal year 2024, we reorganized our operating segments and moved our cell analysis business from our life sciences and applied markets business segment to our diagnostics and genomics business segment. As a result, we reassigned approximately $168 million of goodwill from our life sciences and applied markets business segment to our diagnostics and genomics business segment using the relative fair value allocation approach. Goodwill balances as of October 31, 2023, have been recast to conform to this new presentation. As a result of the reorganization, there was no change to our reporting units. In addition, we performed a goodwill impairment test, and the results of the analysis indicated that the fair values for all three of our reporting units were in excess of their carrying values by substantial amounts; therefore, no impairment was indicated.
In connection with the divestiture of our Resolution Bioscience business in the fourth quarter of fiscal year 2023, we received $50 million in cash and recorded a gain on the divestiture of $43 million in other income (expense), net in the consolidated statement of operations which included an adjustment to goodwill of $13 million in our diagnostics and genomics segment. We used the relative fair value approach in determining the adjustment to goodwill.
In addition, we performed a goodwill impairment test, and the results of the analysis indicated that the fair values for all three of our reporting units were in excess of their carrying values by substantial amounts as of September 30, 2023, our annual impairment test date. Based on the results of our quantitative testing, there was no impairment of goodwill for our reporting units in fiscal year 2023. There was no impairment of goodwill in fiscal years 2022 and 2021.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The component parts of other intangible assets at October 31, 2022 and 2023 are shown in the table below:

	Other Intangible Assets
	Gross Carrying Amount	Accumulated Amortization	Net Book Value
	(in millions)
As of October 31, 2022:
Purchased technology	$1,733	$1,068	$665
Backlog	8	8	—
Trademark/Tradename	196	148	48
Customer relationships	180	105	75
Third-party technology and licenses	32	9	23
Total amortizable intangible assets	$2,149	$1,338	$811
In-Process R&D	10	—	10
Total	$2,159	$1,338	$821
As of October 31, 2023:
Purchased technology	$1,467	$1,093	$374
Trademark/Tradename	196	163	33
Customer relationships	149	112	37
Third-party technology and licenses	34	13	21
Total amortizable intangible assets	$1,846	$1,381	$465
In-Process R&D	10	—	10
Total	$1,856	$1,381	$475

In fiscal year 2023, we acquired two businesses for a total purchase price of $51 million. As a result, we recorded additions of $15 million to goodwill and $50 million to other intangible assets in our diagnostics and genomics and life sciences and applied markets segments primarily related to these two acquisitions. During fiscal year 2023, other intangible assets in total increased $2 million due to the impact of foreign currency translation.

In fiscal year 2022, we acquired Polymer Standards Service GmbH (PSS), a provider of solutions in the field of polymer characterization for $41 million. During fiscal year 2022, we recorded additions to goodwill of $19 million and additions to other intangible assets of $35 million related to the acquisition of PSS and advanced artificial intelligence technology. During the year other intangible assets decreased $3 million due to the impact of foreign currency translation.

In general, for United States federal tax purposes, goodwill from asset purchases is amortizable; however, any goodwill created as part of a stock acquisition is not deductible.

There were no impairments of indefinite-lived intangible assets during fiscal years 2023, 2022 and 2021. During the third quarter of fiscal year 2023, we recorded an impairment of finite-lived intangible assets of $258 million related to the exit of our Resolution Bioscience business in our diagnostics and genomics segment. Of the $258 million, $249 million was recorded in cost of sales and $9 million was recorded in selling, general and administrative expenses on our consolidated statement of operations. During fiscal years 2022 and 2021, there were no impairments of finite-lived intangible assets recorded. During 2023, we also wrote-off the gross carrying amounts of $7 million and the related accumulated amortization of fully amortized intangible assets which were no longer being used.

Amortization expense of intangible assets was $140 million in 2023, $192 million in 2022, and $195 million in 2021.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Future amortization expense related to existing finite-lived purchased intangible assets associated with business combinations for the next five fiscal years and thereafter is estimated below:

Estimated future amortization expense:
(in millions)
2024	$100
2025	$83
2026	$54
2027	$52
2028	$45
Thereafter	$131

11.   INVESTMENTS

The following table summarizes the company's equity investments as of October 31, 2023 and 2022 (net book value):

	October 31,
	2023	2022
	(in millions)
Long-Term
Equity investments - without readily determinable fair value	$102	$141
Other investments - with readily determinable fair value	26	23
Trading securities	36	31
Total long-term investments	$164	$195

Equity investments without readily determinable fair value (RDFV) consist of non-marketable equity securities issued by private companies and include VIEs. These investments are accounted for using the measurement alternative at cost adjusting for impairments and observable price changes (orderly transactions for the identical or a similar security from the same issuer). The adjustments are included in net income in the period in which they occur. Other investments with RDFV consist of shares we own in a special fund and are reported at fair value, with gains or losses resulting from changes in fair value included in net income.

Trading securities, which are comprised of mutual funds, bonds and other similar instruments, other investments and deferred compensation liability are reported at fair value, with gains or losses resulting from changes in fair value recognized currently in net income.

Our investments without RDFV and marketable equity securities with RDFV are subject to periodic impairment review. The impairment analysis requires significant judgment to identify events or circumstances that would likely have a significant adverse effect on the future value of the investment.

Gains and losses reflected in other income (expense), net for our equity investments with RDFV and equity investments without RDFV are summarized below:

	Years Ended October 31,
	2023	2022	2021
	( in millions)

Net gain (loss) recognized during the period on equity securities	$(41)	$(67)	$98
Less: Net gain (loss) on equity securities sold during the period	(15)	11	6
Unrealized gain (loss) on equity securities held as of the end of the period	$(26)	$(78)	$92

Unrealized losses on our equity securities without RDFV were $26 million in 2023. Unrealized gains on our equity securities without RDFV were $6 million and $17 million in 2022 and 2021, respectively.

In 2023, net unrealized gains on our trading securities were $2 million. In 2022 and 2021, net unrealized losses were $7 million and net unrealized gains were $8 million, respectively, on our trading securities.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

There were no impairments of investments in 2023, 2022 and 2021.

12.   FAIR VALUE MEASUREMENTS

The authoritative guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, we consider the principal or most advantageous market and assumptions that market participants would use when pricing the asset or liability.

Fair Value Hierarchy

The guidance establishes a fair value hierarchy that prioritizes the use of inputs used in valuation techniques into three levels. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. There are three levels of inputs that may be used to measure fair value:

Level 1 — applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 — applies to assets or liabilities for which there are inputs other than quoted prices included within level 1 that are observable, either directly or indirectly, for the asset or liability such as: quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in less active markets; or other inputs that can be derived principally from, or corroborated by, observable market data.

Level 3 — applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

Financial assets and liabilities measured at fair value on a recurring basis as of October 31, 2023 were as follows:

		Fair Value Measurement at October 31, 2023 Using
	October 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Assets:
Short-term
Cash equivalents (money market funds)	$994	$994	$—	$—
Derivative instruments (foreign exchange contracts)	19	—	19	—
Long-term
Trading securities	36	36	—	—
Other investments	26	—	26	—
Total assets measured at fair value	$1,075	$1,030	$45	$—
Liabilities:
Short-term
Derivative instruments (foreign exchange contracts)	$2	$—	$2	$—
Contingent consideration	1	—	—	1
Long-term
Deferred compensation liability	36	—	36	—
Total liabilities measured at fair value	$39	$—	$38	$1

Financial assets and liabilities measured at fair value on a recurring basis as of October 31, 2022 were as follows:

		Fair Value Measurement at October 31, 2022 Using
	October 31, 2022	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Assets:
Short-term
Cash equivalents (money market funds)	$492	$492	$—	$—
Derivative instruments (foreign exchange contracts)	31	—	31	—
Long-term
Trading securities	31	31	—	—
Other investments	23	—	23	—
Total assets measured at fair value	$577	$523	$54	$—
Liabilities:
Short-term
Derivative instruments (foreign exchange contracts)	$5	$—	$5	$—
Contingent consideration	66	—	—	66
Long-term
Deferred compensation liability	31	—	31	—
Contingent consideration	1	—	—	1
Total liabilities measured at fair value	$103	$—	$36	$67

Our money market funds and trading securities are generally valued using quoted market prices and therefore are classified within level 1 of the fair value hierarchy. Our derivative financial instruments are classified within level 2, as there is not an active market for each hedge contract, but the inputs used to calculate the value of the instruments are tied to active

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
markets. Our deferred compensation liability is classified as level 2 because, although the values are not directly based on quoted market prices, the inputs used in the calculations are observable.

Trading securities, which are comprised of mutual funds, bonds and other similar instruments, other investments and deferred compensation liability are reported at fair value, with gains or losses resulting from changes in fair value recognized currently in net income. Certain derivative instruments are reported at fair value, with unrealized gains and losses, net of tax, included in accumulated other comprehensive income (loss) within stockholders' equity. Realized gains and losses from the sale of these instruments are recorded in net income.

Other investments represent shares we own in a special fund that targets underlying investments of approximately 40 percent in debt securities and 60 percent in equity securities. These shares have been classified as level 2 because, although the shares of the fund are not traded on any active stock exchange, each of the individual underlying securities are or can be derived from and hence we have a readily determinable value for the underlying securities, from which we are able to determine the fair market value for the special fund itself.

Contingent Consideration. As of October 31, 2023, the fair value of the contingent consideration liability relates to milestone payments in connection with one acquisition.

The contingent consideration liability is our only Level 3 asset or liability. A summary of the Level 3 activity follows:

Contingent Consideration
(in millions)
Balance at October 31, 2021	$89
Additions to contingent consideration	3
Change in fair value (included within selling, general and administrative expenses)	(25)
Balance at October 31, 2022	$67
Additions to contingent consideration	5
Payments	(72)
Change in fair value (included within selling, general and administrative expenses)	1
Balance at October 31, 2023	$1

The fair value of the contingent consideration liability as of October 31, 2023 was estimated to be $1 million and was recorded in other accrued liabilities on the consolidated balance sheet. During fiscal year 2023, we made contingent consideration payments totaling $72 million related to the achievement of certain technical milestones associated with our acquisition of Resolution Bioscience and another acquisition.

Resolution Bioscience. In the third quarter of fiscal year 2023, we decided to exit the Resolution Bioscience business and subsequently divested our interest in the business in the fourth quarter of fiscal year 2023. We project that there are no potential future milestone payments related to the Resolution Bioscience business.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

Long-Lived Assets

For assets measured at fair value on a non-recurring basis, the following table summarizes the impairments included in net income for the years ended October 31, 2023, 2022 and 2021:

	Years Ended October 31,
	2023	2022	2021
	(in millions)
Long-lived assets held and used	$277	$—	$2

For the year ended October 31, 2023, long-lived assets held and used with a carrying amount of $277 million were written down to fair value of zero, resulting in an impairment charge of $277 million primarily related to the exit of our Resolution Bioscience business in our diagnostics and genomics segment. For the year ended October 31, 2022, there were no

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
impairments of long-lived assets held and used. For the year ended October 31, 2021, long-lived assets held and used with a carrying value of $2 million were written down to their fair value of zero, resulting in an impairment of $2 million.

Fair values for the impaired long-lived assets during 2023 were measured using level 3 inputs. To determine the fair value of long-lived assets in 2023, we primarily used an estimate of undiscounted future cash flows expected over the life of the primary asset. Since the carrying value was greater than the undiscounted cash flow, the loss was measured by the excess of the carrying amount of the asset over its fair value of zero.

Non-Marketable Equity Securities

For the years ended October 31, 2023, 2022 and 2021, there were no impairments in non-marketable securities without readily determinable fair value.

For the years ended October 31, 2023, 2022 and 2021, net unrealized losses of $26 million, and net unrealized gains of $6 million and $17 million respectively, were included in net income as an adjustment to the carrying value of non-marketable equity securities without readily determinable fair value based on an observable market transaction.

As of October 31, 2023, the cumulative net gain (loss) on our non-marketable equity securities without readily determinable fair values was comprised of $38 million gains and $29 million losses, and the carrying amount was $102 million. As of October 31, 2022, the cumulative net gain (loss) on our non-marketable equity securities without readily determinable fair values was comprised of a $35 million gain and no losses, and the carrying amount was $141 million.

Fair values for the non-marketable securities included in long-term investments on the consolidated balance sheet were measured using Level 3 inputs because they are primarily equity stock issued by private companies without quoted market prices. To estimate the fair value of our non-marketable securities, we use the measurement alternative to record these investments at cost and adjust for impairments and observable price changes (orderly transactions for the identical or a similar security from the same issuer) as and when they occur.

13.   DERIVATIVES

We are exposed to foreign currency exchange rate fluctuations and interest rate changes in the normal course of our business. As part of our risk management strategy, we use derivative instruments, primarily forward contracts and purchased options to hedge economic and/or accounting exposures resulting from changes in foreign currency exchange rates.

Cash Flow Hedges

We enter into foreign exchange contracts to hedge our forecasted operational cash flow exposures resulting from changes in foreign currency exchange rates. These foreign exchange contracts, carried at fair value, have maturities between one and twelve months. These derivative instruments are designated and qualify as cash flow hedges under the criteria prescribed in the authoritative guidance and are assessed for effectiveness against the underlying exposure every reporting period. For open contracts as of October 31, 2023, changes in the time value of the foreign exchange contract are excluded from the assessment of hedge effectiveness and are recognized in cost of sales over the life of the foreign exchange contract. The changes in fair value of the effective portion of the derivative instrument are recognized in accumulated other comprehensive income (loss).  Amounts associated with cash flow hedges are reclassified to cost of sales in the consolidated statement of operations when the forecasted transaction occurs. If it becomes probable that the forecasted transaction will not occur, the hedge relationship will be de-designated and amounts accumulated in other comprehensive income (loss) will be reclassified to other income (expense), net in the current period. Changes in the fair value of the ineffective portion of derivative instruments are recognized in other income (expense), net in the consolidated statement of operations in the current period. We record the premium paid (time value) of an option on the date of purchase as an asset. For options designated as cash flow hedges, changes in the time value are excluded from the assessment of hedge effectiveness and are recognized in cost of sales over the life of the option contract. For the years ended October 31, 2023, 2022 and 2021, ineffectiveness and gains and losses recognized in other income (expense), net due to de-designation of cash flow hedge contracts were not significant.

In February 2016, Agilent executed three forward-starting pay fixed/receive variable interest rate swaps for the notional amount of $300 million in connection with future interest payments to be made on our 2026 senior notes issued on September 15, 2016. These derivative instruments were designated and qualified as cash flow hedges under the criteria prescribed in the authoritative guidance. The swap arrangements were terminated on September 15, 2016 with a payment of $10 million, and we recognized this as a deferred loss in accumulated other comprehensive income (loss) which is being amortized to interest

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
expense over the life of the 2026 senior notes. The remaining loss to be amortized related to the interest rate swap agreements at October 31, 2023 was $3 million.

In August 2019, Agilent executed treasury lock agreements for $250 million in connection with future interest payments to be made on our 2029 senior notes issued on September 16, 2019. We designated the treasury lock as a cash flow hedge. The treasury lock contracts were terminated on September 6, 2019 and we recognized a deferred loss of $6 million in accumulated other comprehensive income (loss) which is being amortized to interest expense over the life of the 2029 senior notes. The remaining loss to be amortized related to the treasury lock agreements at October 31, 2023 was $3 million.

Net Investment Hedges

We enter into foreign exchange contracts to hedge net investments in foreign operations to mitigate the risk of adverse movements in exchange rates. These foreign exchange contracts are carried at fair value and are designated and qualify as net investment hedges under the criteria prescribed in the authoritative guidance. Changes in fair value of the effective portion of the derivative instrument are recognized in accumulated other comprehensive income (loss)- translation adjustment and are assessed for effectiveness against the underlying exposure every reporting period. If the company’s net investment changes during the year, the hedge relationship will be assessed and de-designated if the hedge notional amount is outside of prescribed tolerance with a gain/loss reclassified from other comprehensive income (loss) to other income (expense) in the current period. For the years ended October 31, 2023, 2022 and 2021 ineffectiveness and the resultant effect of any gains or losses recognized in other income (expense) due to de-designation of the hedge contracts were not significant.

Other Hedges

Additionally, we enter into foreign exchange contracts to hedge monetary assets and liabilities that are denominated in currencies other than the functional currency of our subsidiaries. These foreign exchange contracts are carried at fair value and do not qualify for hedge accounting treatment and are not designated as hedging instruments. Changes in value of the derivative instruments are recognized in other income (expense), net in the consolidated statement of operations, in the current period, along with the offsetting foreign currency gain or loss on the underlying assets or liabilities.

Our use of derivative instruments exposes us to credit risk to the extent that the counterparties may be unable to meet the terms of the agreement. We do, however, seek to mitigate such risks by limiting our counterparties to major financial institutions which are selected based on their credit ratings and other factors. We have established policies and procedures for mitigating credit risk that include establishing counterparty credit limits, monitoring credit exposures, and continually assessing the creditworthiness of counterparties.

A number of our derivative agreements contain threshold limits to the net liability position with counterparties and are dependent on our corporate credit rating determined by the major credit rating agencies. The counterparties to the derivative instruments may request collateralization, in accordance with derivative agreements, on derivative instruments in net liability positions.

The aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position as of October 31, 2023, was $1 million. The credit-risk-related contingent features underlying these agreements had not been triggered as of October 31, 2023.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The number of open foreign exchange forward contracts and aggregated notional amounts by designation as of October 31, 2023 were as follows:

	Number of Open Forward Contracts	Aggregate Notional Amount USD
		Buy/(Sell)
		($ in millions)
Derivatives designated as hedging instruments:
Cash Flow Hedges
Foreign exchange forward contracts	270	$(383)

Net Investment Hedges
Foreign exchange forward contracts	3	$(11)

Derivatives not designated as hedging instruments:
Foreign exchange forward contracts	194	$(162)

Derivative instruments are subject to master netting arrangements and are disclosed gross in the balance sheet in accordance with the authoritative guidance.

The gross fair values and balance sheet location of derivative instruments held in the consolidated balance sheet as of October 31, 2023 and 2022 were as follows:

Fair Values of Derivative Instruments
Asset Derivatives			Liability Derivatives
	Fair Value			Fair Value
Balance Sheet Location	October 31, 2023	October 31, 2022	Balance Sheet Location	October 31, 2023	October 31, 2022
(in millions)
Derivatives designated as hedging instruments:
Cash flow hedges
Foreign exchange contracts
Other current assets	$15	$23	Other accrued liabilities	$1	$2

Net investment hedges
Foreign exchange contracts
Other current assets	$1	$—	Other accrued liabilities	$—	$—

Derivatives not designated as hedging instruments:
Foreign exchange contracts
Other current assets	$3	$8	Other accrued liabilities	$1	$3
Total derivatives	$19	$31		$2	$5

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The effects of derivative instruments for foreign exchange contracts designated as hedging instruments and not designated as hedging instruments in our consolidated statement of operations were as follows:

	Years Ended October 31,
	2023	2022	2021
	(in millions)
Derivatives designated as hedging instruments:
Cash flow hedges
Foreign exchange contracts:
Loss reclassified from accumulated other comprehensive income (loss) into interest expense	$(2)	$(2)	$(1)
Gain (loss) recognized in accumulated other comprehensive income (loss)	$(4)	$56	$2
Gain (loss) reclassified from accumulated other comprehensive income (loss) into cost of sales	$2	$36	$(16)
Gain on time value of forward contracts recorded in cost of sales	$7	$—	$—
Net investment hedges
Foreign exchange contracts:
Gain (loss) recognized in accumulated other comprehensive income (loss) - translation adjustment	$(1)	$5	$1
Gain on time value of forward contracts recorded in other income (expense)	—	—	1

Derivatives not designated as hedging instruments:
Gain recognized in other income (expense), net	$3	$10	$—

At October 31, 2023 the total amount of existing net gain that is expected to be reclassified from accumulated other comprehensive income (loss) is $20 million. Within the next twelve months it is estimated that $12 million of gain included within the net amount of accumulated other comprehensive income (loss) will be reclassified to cost of sales in respect of cash flow hedges.

14.   RETIREMENT PLANS AND POST RETIREMENT PENSION PLANS

General.  We have various defined benefit and defined contribution retirement plans. Additionally, we sponsor post-retirement health care benefits for our eligible U.S. employees.

Agilent provides defined benefits to U.S. employees who meet eligibility criteria under the Agilent Technologies, Inc. Retirement Plan (the "RP").

Effective November 1, 2014, Agilent’s U.S. RP was closed to new entrants including new employees, new transfers to the U.S. payroll and rehires. As of April 30, 2016, benefits under the RP were frozen. Any pension benefit earned in the U.S. Plans through April 30, 2016, remained fully vested and is payable on termination, retirement, death, or permanent disability, based on an eligible participant’s years of credited service, age and other criteria. There are no additional benefit accruals after April 30, 2016.

For eligible service through October 31, 1993, the benefit payable under the Agilent Retirement Plan is reduced by any amounts due to the eligible employee under the Agilent defined contribution Deferred Profit-Sharing Plan (the "DPSP"), which was frozen and closed to new participants as of November 1993.

As of October 31, 2023 and 2022, the fair value of plan assets of the DPSP was $81 million and $93 million, respectively. Note that the projected benefit obligation for the DPSP equals the fair value of plan assets.

Agilent also maintains a Supplemental Benefits Retirement Plan ("SBRP") in the U.S., which is an unfunded non-qualified defined benefit plan to provide supplemental retirement benefits to certain employees that would be provided under the RP but for limitations imposed by the Internal Revenue Code. The RP and the SBRP comprise the "U.S. Plans" in the tables below.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Eligible employees outside the U.S. generally receive retirement benefits under various retirement plans based upon factors such as years of service and/or employee compensation levels. Eligibility is generally determined in accordance with local statutory requirements.

Post-Retirement Medical Benefit Plans. In addition to receiving retirement benefits, Agilent U.S. employees who meet eligibility requirements as of their termination date may participate in the Agilent Technologies, Inc. Health Plan for Retirees. As of January 1, 2020, the Health Plan for Retirees is comprised solely of insured pre-65 HMOs as the self-funded Pre-Medicare Medical Plan was eliminated effective December 31, 2019. The Health Plan for Retirees was closed to new retiree entrants after December 31, 2020.

If eligible, a retiree may receive a fixed amount (different fixed amounts for different groups) under the Retiree Medical Account (“RMA”) or a fixed monthly amount under the Agilent Reimbursement Arrangement (“ARA”).

Any new employee hired on or after November 1, 2014, will not be eligible to participate in the post-retirement medical benefit plans upon retiring.

401(k) and Other Defined Contribution Plans.  Eligible Agilent U.S. employees may participate in the Agilent Technologies, Inc. 401(k) Plan. We match an employee's contributions (both pre-tax and Roth) up to a maximum of 6 percent of an employee's annual eligible compensation, subject to the annual regulatory limit. All matching contributions vest immediately. Effective May 1, 2016 until April 30, 2022, we provided an additional transitional company contribution for certain eligible employees equal to 3 percent, 4 percent or 5 percent of an employee's annual eligible compensation due to the RP benefits being frozen. The maximum employee contribution to the 401(k) Plan is 50 percent of an employee's annual eligible compensation, subject to regulatory limitations. We also sponsor and make contributions to various other defined contribution plans that cover employees outside of the U.S.

Our defined contribution plan expenses included in income from operations were as follows:

	Years Ended October 31,
	2023	2022	2021
	(in millions)
Contributions to the 401(k) Plan	$47	$46	$43
Contributions to plans outside the U.S	51	47	43
Total defined contribution plan expense	$98	$93	$86

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Components of Net periodic cost.  The service cost component is recorded in cost of sales and operating expenses in the consolidated statement of operations. All other cost components are recorded in other income (expense), net in the consolidated statement of operations. The company uses alternate methods of amortization as allowed by the authoritative guidance which amortizes the actuarial gains and losses on a consistent basis for the years presented. For U.S. Plans, gains and losses are amortized over the average future lifetime of participants using the corridor method. For most Non-U.S. Plans and U.S. Post-Retirement Benefit Plans, gains and losses are amortized over the average remaining future service period or remaining lifetime of participants depending upon the plan, using a separate layer for each year's gains and losses.

For the years ended October 31, 2023, 2022 and 2021, components of net periodic benefit cost and other amounts recognized in other comprehensive income were comprised of:

	Pensions						U.S. Post-Retirement Benefit Plans
	U.S. Plans			Non-U.S. Plans

	2023	2022	2021	2023	2022	2021	2023	2022	2021
	(in millions)
Net periodic benefit cost (benefit)
Service cost — benefits earned during the period	$—	$—	$—	$16	$22	$22	$—	$1	$1
Interest cost on benefit obligation	21	14	14	24	9	8	4	2	2
Expected return on plan assets	(19)	(27)	(29)	(36)	(43)	(49)	(4)	(6)	(6)
Amortization of net actuarial (gain) loss	—	—	4	(2)	25	53	(1)	(2)	4
Amortization of prior service benefit	—	—	—	—	—	—	(1)	(1)	(1)
Total periodic benefit cost (benefit)	$2	$(13)	$(11)	$2	$13	$34	$(2)	$(6)	$—
Settlement loss	$4	$4	$1	$—	$—	$—	$—	$—	$—
Other changes in plan assets and benefit obligations recognized in other comprehensive (income) loss
Net actuarial (gain) loss	$22	$16	$(92)	$(13)	$(83)	$(114)	$9	$15	$(30)
Amortization of net actuarial (gain) loss	—	—	(4)	2	(25)	(53)	1	2	(4)
Amortization of prior service benefit	—	—	—	—	—	—	1	1	1
Loss due to settlement	(4)	(4)	(1)	—	—	—	—	—	—
Foreign currency	—	—	—	2	11	5	—	—	—
Total recognized in other comprehensive (income) loss	$18	$12	$(97)	$(9)	$(97)	$(162)	$11	$18	$(33)
Total recognized in net periodic benefit cost (benefit) and other comprehensive (income) loss	$24	$3	$(107)	$(7)	$(84)	$(128)	$9	$12	$(33)

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Funded Status.    As of October 31, 2023 and 2022, the funded status of the defined benefit and post-retirement benefit plans was:

	U.S. Defined Benefit Plans		Non-U.S. Defined Benefit Plans		U.S. Post-Retirement Benefit Plans
	2023	2022	2023	2022	2023	2022
	(in millions)
Change in fair value of plan assets:
Fair value — beginning of year	$396	$551	$748	$1,093	$85	$116
Actual return on plan assets	(8)	(122)	14	(147)	(2)	(26)
Employer contributions	—	—	21	17	—	—
Participants' contributions	—	—	1	1	—	—
Benefits paid	(8)	(10)	(35)	(35)	(7)	(5)
Settlements	(21)	(23)	—	—	—	—
Currency impact	—	—	42	(181)	—	—
Fair value — end of year	$359	$396	$791	$748	$76	$85
Change in benefit obligation:
Benefit obligation — beginning of year	$357	$512	$665	$1,100	$65	$84
Service cost	—	—	16	22	—	1
Interest cost	21	14	24	9	4	2
Participants' contributions	—	—	1	1	—	—
Actuarial (gain) loss	(5)	(133)	(33)	(262)	3	(17)
Benefits paid	(9)	(10)	(35)	(35)	(7)	(5)
Settlements	(21)	(26)	—	—	—	—
Currency impact	—	—	44	(170)	—	—
Benefit obligation — end of year	$343	$357	$682	$665	$65	$65
Overfunded (underfunded) status of PBO	$16	$39	$109	$83	$11	$20

Amounts recognized in the consolidated balance sheet consist of:
Other assets	$19	$42	$174	$140	$11	$20
Employee compensation and benefits	(1)	(1)	—	—	—	—
Retirement and post-retirement benefits	(2)	(2)	(65)	(57)	—	—
Total net asset (liability)	$16	$39	$109	$83	$11	$20

Amounts Recognized in Accumulated Other Comprehensive Income (Loss):
Actuarial (gains) losses	$66	$48	$43	$52	$4	$(6)
Prior service costs (benefits)	—	—	—	—	(2)	(3)
Total	$66	$48	$43	$52	$2	$(9)

The actuarial gains and losses related to the change in plan obligations were a total of $35 million net gain for 2023 and $412 million net gain for 2022. The actuarial net gain that arose in 2023 and 2022 was primarily due to increases in discount rates and changes in other financial and demographic assumptions partially offset by losses due to plan experience.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Investment Policies and Strategies as of October 31, 2023. In the U.S., target asset allocations for our retirement and post-retirement benefit plans were approximately 50 percent to equities and approximately 50 percent to fixed income investments. Our DPSP target asset allocation is approximately 60 percent to equities and approximately 40 percent to fixed income investments. Approximately 1 percent of the retirement and post-retirement plans consists of limited partnerships. The general investment objective for all our plan assets is to obtain the optimum rate of investment return on the total investment portfolio consistent with the assumption of a reasonable level of risk. Specific investment objectives for the plans' portfolios are to: maintain and enhance the purchasing power of the plans' assets; achieve investment returns consistent with the level of risk being taken; and earn performance rates of return in accordance with the benchmarks adopted for each asset class. Outside the U.S., our target asset allocation (excluding annuity contracts in the U.K.) ranges from zero to 60 percent to equities, from 38 percent to 100 percent to fixed income investments, and from zero to 25 percent to real estate, depending on the plan. All plans' assets are broadly diversified. Due to fluctuations in equity and bond markets, our actual allocations of plan assets at October 31, 2023, may differ from the target allocation. Our policy is to bring the actual allocation in line with the target allocation.

Equity securities include exchange-traded common stock and preferred stock of companies from broadly diversified industries. Fixed income securities include a global portfolio of corporate bonds of companies from diversified industries, government securities, mortgage-backed securities, asset-backed securities, derivative instruments and other. Real estate securities include holdings of managed investment funds which invest primarily in the equity instruments of real estate investment trusts and other similar real estate investments. Other investments include a group trust consisting primarily of private equity partnerships. Portions of the cash and cash equivalent, equity, and fixed income investments are held in commingled funds that are valued using Net Asset Value (“NAV”) as the practical expedient. In addition, some of the investments valued using NAV as the practical expedient may have limits on their redemption to weekly or monthly and/or may require prior written notice specified by each fund. In December 2021, we entered into an insurance buy-in contract for a portion of benefit obligations under the U.K. defined benefit plan which was funded from existing pension plan assets with no adjustment made to the benefit obligations. It has been classified as an “Annuity Contract” since the insurance buy-in contract is similar to an annuity contract. It matches cash flows with future benefit payments for listed pensioners as of the contract date with the obligation remaining with the plan. This contract is issued by a third-party insurance company with no affiliation to us.

Fair Value. The measurement of the fair value of pension and post-retirement plan assets uses the valuation methodologies and the inputs as described in Note 12, "Fair Value Measurements".

Cash and Cash Equivalents - Cash and cash equivalents consist of short-term investment funds. The funds also invest in short-term domestic fixed income securities and other securities with debt-like characteristics emphasizing short-term maturities and quality. Some of our cash and cash equivalents are held in commingled funds. Other cash and cash equivalents are generally classified as Level 2 investments.

Equity - This consists of equity securities which have quoted prices in active markets and has been classified as Level 1 investments.

Fixed Income - Some of the fixed income securities are not actively traded and are valued at quoted prices based on the terms of the security and comparison to similar securities traded on an active market; these are classified as Level 2 investments. Securities which have quoted prices in active markets are classified as Level 1 investments.

Real Estate - Real estate securities include holdings of managed investment funds which invest primarily in the equity instruments of real estate investment trust and other similar real estate investments. Since the existing securities have quoted prices in active markets, it has been classified as level 1 and grouped with equity.

Annuity Contract – This consists of the U.K. insurance buy-in contract. Since it is valued on an insurer pricing basis, which reflects the purchase price adjusted for changes in discount rates and other actuarial assumptions which approximates fair value, it has been classified as level 3.

Other Investments - Other investments also include partnership investments where, due to their private nature, pricing inputs are not readily observable. Asset valuations are developed by the general partners that manage the partnerships. These valuations are based on proprietary appraisals, application of public market multiples to private company cash flows, utilization of market transactions that provide valuation information for comparable companies and other methods. Holdings of limited partnerships are classified as Level 3.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Agilent has adopted the accounting guidance related to the presentation of certain investments using the NAV practical expedient. The accounting guidance exempts investments using this practical expedient from categorization within the fair value hierarchy.

The following tables present the fair value of U.S. Defined Benefit Plans assets classified under the appropriate level of the fair value hierarchy as of October 31, 2023 and 2022.

		Fair Value Measurement at October 31, 2023 Using
	October 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Subject to Leveling (1)
	(in millions)
Cash and Cash Equivalents	$2	$—	$—	$—	$2
Equity	182	44	—	—	138
Fixed Income	174	—	—	—	174
Other Investments	1	—	—	1	—
Total assets measured at fair value	$359	$44	$—	$1	$314
(1) Investments measured at the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy.

		Fair Value Measurement at October 31, 2022 Using
	October 31, 2022	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Subject to Leveling (1)
	(in millions)
Cash and Cash Equivalents	$1	$—	$—	$—	$1
Equity	194	49	—	—	145
Fixed Income	199	—	—	—	199
Other Investments	2	—	—	2	—
Total assets measured at fair value	$396	$49	$—	$2	$345
(1) Investments measured at the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy.

For U.S. Defined Benefit Plans assets measured at fair value using significant unobservable inputs (level 3), the following table summarizes the change in balances during 2023 and 2022:

	Years Ended October 31.
	2023	2022
Balance, beginning of year	$2	$2
Realized gains/(losses)	—	—
Unrealized gains/(losses)	—	—
Purchases, sales, issuances, and settlements	(1)	—
Transfers in (out)	—	—
Balance, end of year	$1	$2

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following tables present the fair value of U.S. Post-Retirement Benefit Plans assets classified under the appropriate level of the fair value hierarchy as of October 31, 2023 and 2022.

		Fair Value Measurement at October 31, 2023 Using
	October 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Subject to Leveling (1)
	(in millions)
Cash and Cash Equivalents	$—	$—	$—	$—	$—
Equity	39	10	—	—	29
Fixed Income	36	—	—	—	36
Other Investments	1	—	—	1	—
Total assets measured at fair value	$76	$10	$—	$1	$65
(1) Investments measured at the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy.

		Fair Value Measurement at October 31, 2022 Using
	October 31, 2022	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Subject to Leveling (1)
	(in millions)
Cash and Cash Equivalents	$—	$—	$—	$—	$—
Equity	42	10	—	—	32
Fixed Income	42	—	—	—	42
Other Investments	1	—	—	1	—
Total assets measured at fair value	$85	$10	$—	$1	$74
(1) Investments measured at the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy.

For U.S. Post-Retirement Benefit Plans assets measured at fair value using significant unobservable inputs (level 3), the following table summarizes the change in balances during 2023 and 2022:

	Years Ended October 31,
	2023	2022
Balance, beginning of year	$1	$1
Realized gains/(losses)	—	—
Unrealized gains/(losses)	—	—
Purchases, sales, issuances, and settlements	—	—
Transfers in (out)	—	—
Balance, end of year	$1	$1

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables present the fair value of non-U.S. Defined Benefit Plans assets classified under the appropriate level of the fair value hierarchy as of October 31, 2023 and 2022:

		Fair Value Measurement at October 31, 2023 Using
	October 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Subject to Leveling (1)
	(in millions)
Cash and Cash Equivalents	$17	$1	$16	$—	$—
Equity	367	266	—	—	101
Fixed Income	321	113	113	—	95
Annuity Contract	86	—	—	86	—
Total assets measured at fair value	$791	$380	$129	$86	$196
(1) Investments measured at the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy.

		Fair Value Measurement at October 31, 2022 Using
	October 31, 2022	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Not Subject to Leveling (1)
	(in millions)
Cash and Cash Equivalents	$22	$—	$22	$—	$—
Equity	360	264	—	—	96
Fixed Income	274	83	98	—	93
Annuity Contract	92	—	—	92	—
Total assets measured at fair value	$748	$347	$120	$92	$189
(1) Investments measured at the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy.
.

For non-U.S. Defined Benefit Plans assets measured at fair value using significant unobservable inputs (level 3), the following table summarizes the change in balances during 2023 and 2022:

	Years Ended October 31,
	2023	2022
Balance, beginning of year	$92	$—
Unrealized losses	(5)	(39)
Purchases, sales, issuances, and settlements	(6)	(5)
Transfers in (out)	—	159
Currency impact	5	(23)
Balance, end of year	$86	$92

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The table below presents the combined projected benefit obligation ("PBO"), accumulated benefit obligation ("ABO") and fair value of plan assets, grouping plans using comparisons of the PBO and ABO relative to the plan assets as of October 31, 2023 or 2022.

	2023		2022
	Benefit Obligation		Benefit Obligation
		Fair Value of Plan Assets		Fair Value of Plan Assets
	PBO		PBO
	(in millions)
U.S. defined benefit plans where PBO exceeds the fair value of plan assets	$3	$—	$3	$—
U.S. defined benefit plans where fair value of plan assets exceeds PBO	340	359	354	396
Total	$343	$359	$357	$396

Non-U.S. defined benefit plans where PBO exceeds the fair value of plan assets	$197	$132	$172	$114
Non-U.S. defined benefit plans where fair value of plan assets exceeds PBO	485	659	493	634
Total	$682	$791	$665	$748

	ABO		ABO
U.S. defined benefit plans where ABO exceeds the fair value of plan assets	$3	$—	$3	$—
U.S. defined benefit plans where the fair value of plan assets exceeds ABO	340	359	354	396
Total	$343	$359	$357	$396

Non-U.S. defined benefit plans where ABO exceeds the fair value of plan assets	$192	$132	$167	$114
Non-U.S. defined benefit plans where fair value of plan assets exceeds ABO	480	659	485	634
Total	$672	$791	$652	$748

Contributions and Estimated Future Benefit Payments.  During fiscal year 2024, we expect to make no contributions to the U.S. defined benefit plans and the Post-Retirement Medical Plans. We expect to contribute $18 million to plans outside the U.S. The following table presents expected future benefit payments for the next 10 years:

	U.S. Defined Benefit Plans	Non-U.S. Defined Benefit Plans	U.S. Post-Retirement Benefit Plans
	(in millions)
2024	$33	$35	$7
2025	$31	$36	$7
2026	$31	$37	$8
2027	$32	$37	$8
2028	$32	$39	$8
2029 - 2033	$142	$202	$33

Assumptions.  The assumptions used to determine the benefit obligations and net periodic cost (benefit) for our defined benefit and post-retirement benefit plans are presented in the tables below. The expected long-term return on assets below represents an estimate of long-term returns on investment portfolios consisting of a mixture of equities, fixed income and alternative investments in proportion to the asset allocations of each of our plans. We consider long-term rates of return, which are weighted based on the asset classes (both historical and forecasted) in which we expect our pension and post-retirement funds to be invested. Discount rates reflect the current rate at which pension and post-retirement obligations could be settled based on the measurement dates of the plans - October 31. The U.S. discount rates at October 31, 2023 and 2022, were

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
determined based on the results of matching expected plan benefit payments with cash flows from a hypothetically constructed bond portfolio. The non-U.S. rates were generally based on published rates for high-quality corporate bonds. The range of assumptions that were used for the non-U.S. defined benefit plans reflects the different economic environments within various countries.

Assumptions used to calculate the net periodic cost (benefit) in each year were as follows:

	For years ended October 31,
	2023	2022	2021
U.S. defined benefit plans:
Discount rate	6.00%	2.75%	2.75%
Expected long-term return on assets	5.00%	5.00%	7.00%
Non-U.S. defined benefit plans:
Discount rate	1.50-4.77%	0.29-1.76%	0.07-1.54%
Average increase in compensation levels	2.00-3.25%	2.00-3.50%	2.00-3.00%
Expected long-term return on assets	3.25-5.50%	2.75-5.50%	4.00-5.50%
Interest crediting rate for cash balance plans	0.50-2.10%	0.30-0.50%	0.10-0.50%
U.S. post-retirement benefits plans:
Discount rate	6.00%	2.75%	2.50%
Expected long-term return on assets	5.00%	5.00%	7.00%
Current medical cost trend rate	7.00%	6.00%	6.25%
Ultimate medical cost trend rate	4.75%	4.50%	4.50%
Medical cost trend rate decreases to ultimate rate in year	2029	2027	2029

Assumptions used to calculate the benefit obligation were as follows:

	As of the Years Ending October 31,
	2023	2022
U.S. defined benefit plans:
Discount rate	6.50%	6.00%
Non-U.S. defined benefit plans:
Discount rate	1.78-5.63%	1.50-4.77%
Average increase in compensation levels	2.00-3.25%	2.00-3.25%
Interest crediting rate for cash balance plans	0.50-1.80%	0.50-2.10%
U.S. post-retirement benefits plans:
Discount rate	6.60%	6.00%
Current medical cost trend rate	6.50%	7.00%
Ultimate medical cost trend rate	4.75%	4.75%
Medical cost trend rate decreases to ultimate rate in year	2029	2029

15. RESTRUCTURING AND OTHER RELATED COSTS

In the fourth quarter of fiscal year 2023, we initiated a new restructuring plan ("FY23 Plan") designed to reduce costs and expenses in response to the current macroeconomic conditions. The plan includes a reduction of our total headcount by approximately 400 regular employees, representing approximately 2 percent of our global workforce, and the consolidation of our excess facilities, including some site closures.

In connection with this plan, we have recorded approximately $46 million in restructuring and other related costs in fiscal year 2023. These costs include severance and other personnel costs associated with the workforce reduction. The consolidation of excess facilities includes accelerated depreciation expenses of ROU and machinery and equipment assets, and other facilities-related costs. The timing and scope of the workforce reductions will vary based on local legal requirements.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
These actions impact all three of our business segments. The costs associated with this restructuring plan have not been allocated to our business segments' results; however, each business segment will benefit from the future cost savings from these actions. When completed, the restructuring program is expected to result in the reduction in annual cost of sales and operating expenses over the three business segments. While the majority of the workforce reduction will be completed in the first quarter of 2024, we expect to substantially complete the remaining restructuring activities by the end of fiscal year 2024.

A summary of total restructuring activity is shown in the table below:

	Workforce Reduction	Consolidation of Excess Facilities	Total
	(in millions)
Balance at October 31, 2022	$—	$—	$—
Income statement expense	33	13	46
Accelerated share-based compensation expense	(1)	—	(1)
Accelerated depreciation expenses of ROU and machinery and equipment	—	(8)	(8)
Cash payments	(1)	—	(1)
Balance at October 31, 2023	$31	$5	$36

The restructuring and other related costs, which totaled $36 million at October 31, 2023, are recorded in other accrued liabilities on the consolidated balance sheet and reflect estimated future cash outlays.

A summary of the charges in the consolidated statement of operations resulting from the restructuring plan is shown below:

Year Ended
October 31,
2023
(in millions)
Cost of products and services	$11
Research and Development	6
Selling, general and administrative	29
Total restructuring costs	$46

16.   GUARANTEES

Standard Warranty

We accrue for standard warranty costs based on historical trends in actual warranty charges over the past 12 months. The accrual is reviewed regularly and periodically adjusted to reflect changes in warranty cost over the period. The standard warranty accrual balances are held in other accrued and other long-term liabilities on our consolidated balance sheet. Our standard warranty terms typically extend to one year from the date of delivery, depending on the product.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A summary of the standard warranty accrual activity is shown in the table below.

	October 31,
	2023	2022
	(in millions)
Standard warranty accrual, beginning balance	$30	$30
Accruals for warranties including change in estimates	57	50
Settlements made during the period	(58)	(50)
Standard warranty accrual, ending balance	$29	$30

Accruals for warranties due within one year	$29	$30

Bank Guarantees

Guarantees consist primarily of outstanding standby letters of credit and bank guarantees and were approximately $39 million and $37 million as of October 31, 2023 and 2022, respectively. A standby letter of credit is a guarantee of payment issued by a bank on behalf of us that is used as payment of last resort should we fail to fulfill a contractual commitment with a third party. A bank guarantee is a promise from a bank or other lending institution that if we default on a loan, the bank will cover the loss.

Indemnifications in Connection with Transactions

In connection with various divestitures, acquisitions, spin-offs and other transactions, we have agreed to indemnify certain parties, their affiliates and/or other related parties against certain damages and expenses that might occur in the future. These indemnifications may cover a variety of liabilities, including, but not limited to, employee, tax, environmental, intellectual property, litigation and other liabilities related to the business conducted prior to the date of the transaction. In our opinion, the fair value of these indemnification obligations was not material as of October 31, 2023.

Indemnifications to Officers and Directors

Our corporate bylaws require that we indemnify our officers and directors, as well as those who act as directors and officers of other entities at our request, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceedings arising out of their services to Agilent and such other entities, including service with respect to employee benefit plans. In addition, we have entered into separate indemnification agreements with each director and each board-appointed officer of Agilent which provide for indemnification of these directors and officers under similar circumstances and under additional circumstances. The indemnification obligations are more fully described in the bylaws and the indemnification agreements. We purchase standard insurance to cover claims or a portion of the claims made against our directors and officers. Since a maximum obligation is not explicitly stated in our bylaws or in our indemnification agreements and will depend on the facts and circumstances that arise out of any future claims, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, we have not made payments related to these obligations, and the fair value for these indemnification obligations was not material as of October 31, 2023.

Other Indemnifications

As is customary in our industry and as provided for in local law in the U.S. and other jurisdictions, many of our standard contracts provide remedies to our customers and others with whom we enter into contracts, such as defense, settlement, or payment of judgment for intellectual property claims related to the use of our products. From time to time, we indemnify customers, as well as our suppliers, contractors, lessors, lessees, companies that purchase our businesses or assets and others with whom we enter into contracts, against combinations of loss, expense, or liability arising from various triggering events related to the sale and the use of our products and services, the use of their goods and services, the use of facilities and state of our owned facilities, the state of the assets and businesses that we sell and other matters covered by such contracts, usually up to a specified maximum amount. In addition, from time to time we also provide protection to these parties against claims related to

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
undiscovered liabilities, additional product liability or environmental obligations. In our experience, claims made under such indemnifications are rare and the associated estimated fair value of the liability was not material as of October 31, 2023.

In connection with the sale of several of our businesses, we have agreed to indemnify the buyers of such businesses, their respective affiliates and other related parties against certain damages that they might incur in the future. The continuing indemnifications primarily cover damages relating to liabilities of the businesses that Agilent retained and did not transfer to the buyers, as well as other specified items. In our opinion, the fair value of these indemnification obligations was not material as of October 31, 2023.

17.   COMMITMENTS AND CONTINGENCIES

Other Purchase Commitments.  Typically, we can cancel contracts with professional services suppliers without penalties. For those contracts that are not cancelable without penalties, there are termination fees and costs or commitments for continued spending that we are obligated to pay to a supplier under each contract's termination period before such contract can be cancelled. Our contractual obligations with these suppliers under "other purchase commitments" were approximately $123 million.

Contingencies: We are involved in lawsuits, claims, investigations and proceedings, including, but not limited to, intellectual property, commercial, real estate, environmental and employment matters, which arise in the ordinary course of business. There are no matters pending that we currently believe are reasonably possible of having a material impact to our business, consolidated financial condition, results of operations or cash flows.

18.   SHORT-TERM DEBT

Credit Facilities

On June 7, 2023, we entered into a new credit agreement with a group of financial institutions which provides for a $1.5 billion five-year unsecured credit facility that will expire on June 7, 2028, and an incremental revolving credit facility in an aggregate amount of up to $750 million. The credit facility replaced the existing credit facility which was terminated on the closing date of the new facility. During the year ended October 31, 2023, we borrowed and repaid $360 million under the credit facility. As of both October 31, 2023 and 2022, we had no borrowings outstanding under both the credit facility and the incremental revolving credit facility. We were in compliance with the covenants for the credit facility during the year ended October 31, 2023.

On June 2, 2023, we entered into an Uncommitted Money Market Line Credit agreement with Societe Generale which provides for an aggregate borrowing capacity of $300 million. The credit facility is an uncommitted short-term cash advance facility where each request must be at least $1 million. The interest rate is set by the lender at the time of the borrowing and is fixed for the duration of the advance. During the year ended October 31, 2023, we borrowed and repaid $61 million. As of October 31, 2023, we had no borrowings outstanding under the credit facility.

Commercial Paper

Under our U.S. commercial paper program, we may issue and sell unsecured, short-term promissory notes in the aggregate principal amount not to exceed $1.5 billion with up to 397-day maturities. At any point in time, the company intends to maintain available commitments under its revolving credit facility in an amount at least equal to the amount of the commercial paper notes outstanding. Amounts available under the program may be borrowed, repaid and re-borrowed from time to time. The proceeds from issuances under the program may be used for general corporate purposes. During the year ended October 31, 2023, we borrowed $1.67 billion and repaid $1.70 billion. As of October 31, 2023, we had no borrowings outstanding under our U.S. commercial paper program. As of October 31, 2022, we had borrowings of $35 million outstanding under the U.S. commercial paper program and had a weighted average annual interest rate of 3.54 percent.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
19.   LONG-TERM DEBT

Term Loan Facility

On April 15, 2022, we entered into a term loan agreement with a group of financial institutions, which provided for a $600 million delayed draw term loan that will mature on April 15, 2025. As of October 31, 2023 and 2022, we had $600 million borrowings outstanding under the term loan facility and had weighted average interest rates of 6.22 percent and 3.98 percent, respectively. Loans under the term loan agreement bear interest, at our option, either at: (i) the alternate base rate, as defined in the term loan agreement, plus the applicable margin for such loans or (ii) adjusted term SOFR, as defined in the term loan agreement, plus the applicable margin for such loans. The term loan agreement contains customary representations and warranties as well as customary affirmative and negative covenants. We were in compliance with the covenants for the term loan during the year ended October 31, 2023.

On May 4, 2022, we used the proceeds from the term loan facility and repaid the $600 million outstanding aggregate principal amount of our 3.875% 2023 senior notes. The total redemption price of approximately $609 million was computed in accordance with the terms of the 2023 senior notes as the present value of the remaining scheduled payments of principal and unpaid interest on the notes being redeemed. In May 2022, we recorded a loss on extinguishment of debt of $9 million in other income (expense), net in the consolidated statement of operations. In addition, $7 million of accrued interest, up to but not including the applicable redemption date, was paid.

On December 14, 2023, we prepaid $120 million of our outstanding $600 million term loan.

Senior Notes

The following table summarizes the company's long-term senior notes:

	October 31, 2023	October 31, 2022
	Amortized Principal	Amortized Principal
	(in millions)
2026 Senior Notes	299	299
2029 Senior Notes	496	495
2030 Senior Notes	496	496
2031 Senior Notes	844	843
Total Senior Notes	$2,135	$2,133

2026 Senior Notes

On September 22, 2016, the company issued aggregate principal amount of $300 million in senior notes ("2026 senior notes"). The 2026 senior notes were issued at 99.624% of their principal amount. The notes will mature on September 22, 2026 and bear interest at a fixed rate of 3.05% per annum. The interest is payable semi-annually on March 22nd and September 22nd of each year and payments commenced March 22, 2017.

In February 2016, Agilent executed three forward-starting pay fixed/receive variable interest rate swaps for the notional amount of $300 million in connection with future interest payments to be made on our 2026 senior notes issued on September 15, 2016. The swap arrangements were terminated on September 15, 2016 with a payment of $10 million, and we recognized this as a deferred loss in accumulated other comprehensive income (loss) which is being amortized to interest expense over the life of the 2026 senior notes. The remaining loss to be amortized related to the interest rate swap agreements at October 31, 2023 was $(3) million.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
2029 Senior Notes

On September 16, 2019, the company issued an aggregate principal amount of $500 million in senior notes ("2029 senior notes"). The 2029 senior notes were issued at 99.316% of their principal amount. The notes will mature on September 15, 2029, and bear interest at a fixed rate of 2.75% per annum. The interest is payable semi-annually on March 15th and September 15th of each year and payments commenced on March 15, 2020.

In August 2019, Agilent executed treasury lock agreements for $250 million in connection with future interest payments to be made on our 2029 senior notes issued on September 16, 2019. We designated the treasury lock as a cash flow hedge. The treasury lock contracts were terminated on September 6, 2019 and we recognized a deferred loss of $6 million in accumulated other comprehensive income which is being amortized to interest expense over the life of the 2029 senior notes. The remaining loss to be amortized related to the treasury lock agreements at October 31, 2023 was $(3) million.

2030 Senior Notes

On June 4, 2020, we issued an aggregate principal amount of $500 million in senior notes ("2030 senior notes"). The 2030 senior notes were issued at 99.812% of their principal amount. The 2030 senior notes will mature on June 4, 2030, and bear interest at a fixed rate of 2.10% per annum. The interest is payable semi-annually on June 4th and December 4th of each year and payments commenced on December 4, 2020.

2031 Senior Notes

On March 12, 2021, we issued an aggregate principal amount of $850 million in senior notes ("2031 senior notes"). The 2031 senior notes were issued at 99.822% of their principal amount. The 2031 senior notes will mature on March 12, 2031, and bear interest at a fixed rate of 2.30% per annum. The interest is payable semi-annually on March 12th and September 12th of each year and payments commenced on September 12, 2021.

All outstanding senior notes listed above are unsecured and rank equally in right of payment with all of Agilent's other senior unsecured indebtedness.

20.   STOCKHOLDERS' EQUITY

Stock Repurchase Program

On November 19, 2018 we announced that our board of directors had approved a new share repurchase program (the "2019 repurchase program") designed, among other things, to reduce or eliminate dilution resulting from issuance of stock under the company's employee equity incentive programs. The 2019 share repurchase program authorizes the purchase of up to $1.75 billion of our common stock at the company's discretion and has no fixed termination date. The 2019 repurchase program does not require the company to acquire a specific number of shares and may be suspended, amended or discontinued at any time. During the year ended October 31, 2021, we repurchased and retired 3.1 million shares for $365 million under this authorization. Effective February 18, 2021, the 2019 repurchase program was terminated and replaced by the new share repurchase program. The remaining authorization under the 2019 repurchase plan of $193 million expired on February 18, 2021.

On February 16, 2021 we announced that our board of directors had approved a new share repurchase program (the "2021 repurchase program") designed, among other things, to reduce or eliminate dilution resulting from issuance of stock under the company's employee equity incentive programs. The 2021 repurchase program authorizes the purchase of up to $2.0 billion, excluding excise taxes, of our common stock at the company's discretion and has no fixed termination date. The 2021 repurchase program which became effective on February 18, 2021, replaced and terminated the 2019 repurchase program on that date. The 2021 repurchase program does not require the company to acquire a specific number of shares and may be suspended, amended or discontinued at any time. During the year ended October 31, 2021, we repurchased and retired 3.0 million shares for $423 million under this authorization. During the year ended October 31, 2022, we repurchased and retired 8.4 million shares for $1,139 million under this authorization. During the year ended October 31, 2023 we repurchased and retired 661,739 shares for $99 million, excluding excise taxes, under this authorization. On March 1, 2023, the 2021 repurchase program was terminated and the remaining authorization of $339 million expired.

On January 9, 2023, we announced that our board of directors had approved a share repurchase program (the "2023 repurchase program") designed, among other things, to reduce or eliminate dilution resulting from issuance of stock under the

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
company's employee equity incentive programs. The 2023 repurchase program authorizes the purchase of up to $2.0 billion, excluding excise taxes, of our common stock at the company's discretion and has no fixed termination date. The 2023 repurchase program does not require the company to acquire a specific number of shares and may be suspended, amended or discontinued at any time. The 2023 repurchase program commenced on March 1, 2023, and also terminated and replaced the 2021 repurchase program. During the year ended October 31, 2023 we repurchased and retired 3.9 million shares for $476 million, excluding excise taxes, under this authorization. As of October 31, 2023, we had remaining authorization to repurchase up to approximately $1,524 million of our common stock under the 2023 repurchase program.

The Inflation Reduction Act of 2022, which was enacted into law on August 16, 2022, imposed a nondeductible 1% excise tax on the net value of certain stock repurchases made after December 31, 2022. As a result, we recorded the applicable excise tax of $3.2 million during the year ended October 31, 2023 as an incremental cost of the shares repurchased and a corresponding liability for the excise tax payable in other accrued liabilities on our consolidated balance sheet.

Cash Dividends on Shares of Common Stock

During the year ended October 31, 2023, cash dividends of $0.900 per share, or $265 million were declared and paid on the company's outstanding common stock. During the year ended October 31, 2022, cash dividends of $0.840 per share, or $250 million were declared and paid on the company's outstanding common stock. During the year ended October 31, 2021, cash dividends of $0.776 per share, or $236 million were declared and paid on the company's outstanding common stock.

On November 15, 2023, we declared a quarterly dividend of $0.236 per share of common stock, or approximately $69 million which will be paid on January 24, 2024, to shareholders of record as of the close of business on January 2, 2024. The timing and amounts of any future dividends are subject to determination and approval by our board of directors.

Accumulated Other Comprehensive Income (Loss)
Changes in accumulated other comprehensive income (loss) by component and related tax effects for the years ended October 31, 2023 and 2022 were as follows:

		Net defined benefit pension cost and post retirement plan costs
	Foreign currency translation	Prior service credits	Actuarial Losses	Unrealized gains (losses) on derivatives	Total
	(in millions)
As of October 31, 2021	$(185)	$124	$(224)	$3	$(282)
Other comprehensive income (loss) before reclassifications	(162)	—	50	56	(56)
Amounts reclassified out of accumulated other comprehensive income (loss)	—	(1)	28	(34)	(7)
Tax (expense) benefit	12	—	(9)	(5)	(2)
Other comprehensive income (loss)	(150)	(1)	69	17	(65)
As of October 31, 2022	$(335)	$123	$(155)	$20	$(347)
Other comprehensive income (loss) before reclassifications	33	—	(17)	(4)	12
Amounts reclassified out of accumulated other comprehensive income (loss)	—	(1)	2	—	1
Tax benefit	1	—	5	1	7
Other comprehensive income (loss)	34	(1)	(10)	(3)	20
As of October 31, 2023	$(301)	$122	$(165)	$17	$(327)

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Reclassifications out of accumulated other comprehensive income (loss) for the years ended October 31, 2023 and 2022 were as follows (in millions):

Details about Accumulated Other Comprehensive Income components	Amounts Reclassified from Other Comprehensive Income		Affected line item in statement of operations
	2023	2022

Unrealized gains on derivatives	$2	$36	Cost of products
Unrealized losses on derivatives	(2)	(2)	Interest expense
	—	34	Total before income tax
	—	(8)	Provision for income tax
	—	26	Total net of income tax
Net defined benefit pension cost and post retirement plan costs:
Actuarial net loss	(2)	(28)	Other (income) expense
Prior service benefit	1	1	Other (income) expense
	(1)	(27)	Total before income tax
	—	7	Benefit for income tax
	(1)	(20)	Total net of income tax
Total reclassifications for the period	$(1)	$6

Amounts in parentheses indicate reductions to income and increases to other comprehensive income.

Reclassifications of prior service benefit and actuarial net loss in respect of retirement plans and post retirement pension plans are included in the computation of net periodic cost (see Note 14, "Retirement Plans and Post Retirement Pension Plans").

21.   SEGMENT INFORMATION

Description of Segments. We are a global leader in life sciences, diagnostics and applied chemical markets, providing application focused solutions that include instruments, software, services and consumables for the entire laboratory workflow.
In the first quarter of fiscal year 2024, we announced a change in our operating segments to move our cell analysis business from our life sciences and applied markets segment to our diagnostics and genomics operating segment in order to further strengthen growth opportunities for both organizations. All historical financial segment information has been recast to conform to this new presentation. There was no change to our Agilent CrossLab business segment.
Following this reorganization, we continue to have three business segments comprised of life sciences and applied markets, diagnostics and genomics and Agilent CrossLab, each of which comprises a reportable segment. The three operating segments were determined based primarily on how the chief operating decision maker views and evaluates our operations. Operating results are regularly reviewed by the chief operating decision maker to make decisions about resources to be allocated to the segment and to assess its performance. Other factors, including market separation and customer specific applications, go-to-market channels, products and services and manufacturing are considered in determining the formation of these operating segments.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
A description of our three reportable segments is as follows:

Our life sciences and applied markets business provides application-focused solutions that include instruments, consumables and software that enable customers to identify, quantify and analyze the physical and biological properties of substances and products, as well as enable customers in the clinical and life sciences research areas to interrogate samples at the molecular and cellular level. Key product categories include: liquid chromatography ("LC") systems and components; liquid chromatography mass spectrometry ("LCMS") systems; gas chromatography ("GC") systems and components; gas chromatography mass spectrometry ("GCMS") systems; inductively coupled plasma mass spectrometry ("ICP-MS") instruments; atomic absorption ("AA") instruments; microwave plasma-atomic emission spectrometry ("MP-AES") instruments; inductively coupled plasma optical emission spectrometry ("ICP-OES") instruments; raman spectroscopy; laboratory software for sample tracking; information management and analytics; laboratory automation and robotic systems; dissolution testing; vacuum pumps and measurement technologies. Our consumables portfolio is designed to improve customer outcomes. Most of the portfolio is vendor neutral, meaning Agilent can serve and supply customers regardless of their instrument purchase choices. Solutions range from chemistries to supplies. Key product categories in consumables include GC and LC columns, sample preparation products, custom chemistries, and a large selection of laboratory instrument supplies.

Our diagnostics and genomics business is comprised of seven areas of activity providing active pharmaceutical ingredients ("APIs") for oligo-based therapeutics as well as solutions that include reagents, instruments, software and consumables, which enable customers in the clinical and life sciences research areas to interrogate samples at the cellular and molecular level. First, our cell analysis business includes instruments, reagents, software, and labware associated with unique live-cell analysis platforms in addition to mainstream flow cytometers, plate-readers, and plate washers/dispensers which are used across a broad range of applications. Second, our nucleic acid solutions business is a contract and development manufacturing organization that provides services related to and the production of synthesized oligonucleotides under pharmaceutical good manufacturing practices ("GMP") conditions for use as API in a class of drugs that utilize nucleic acid molecules for disease therapy. Third, our pathology solutions business is focused on product offerings for cancer diagnostics and anatomic pathology workflows. The broad portfolio of offerings includes immunohistochemistry ("IHC"), in situ hybridization ("ISH"), hematoxylin and eosin ("H&E") staining and special staining. Fourth, we also collaborate with a number of major pharmaceutical companies to develop new potential tissue pharmacodiagnostics, also known as companion diagnostics, which may be used to identify patients most likely to benefit from a specific targeted therapy. Fifth, the reagent partnership business provides clinical flow cytometry reagents for routine cancer diagnostics. This business also provides bulk antibodies as raw materials and associated assay development services to IVD manufacturers, biotechnology and pharmaceutical companies. Sixth, our genomics business includes arrays and next generation sequencing ("NGS"). This business also includes solutions that enable clinical labs to identify DNA variants associated with genetic disease and help direct cancer therapy. Finally, our biomolecular analysis business provides complete workflow solutions, including instruments, consumables and software, for quality control analysis of nucleic acid samples. Samples are analyzed using quantitative and qualitative techniques to ensure accuracy in further genomics analysis techniques including NGS, utilized in clinical and life science research applications

The Agilent CrossLab business spans the entire lab with its extensive services portfolio, which is designed to improve customer outcomes. The majority of the portfolio is vendor neutral, meaning we can serve and supply customers regardless of their instrument purchase choices. The services portfolio include repairs, parts, maintenance, installations, training, compliance support, software as a service, asset management, consulting and various other custom services to support the customers' laboratory operations. Custom services are tailored to meet the specific application needs of various industries and to keep instruments fully operational and compliant with the respective industry requirements.

A significant portion of the segments' expenses arises from shared services and infrastructure that we have historically provided to the segments in order to realize economies of scale and to efficiently use resources. These expenses, collectively called corporate charges, include legal, accounting, tax, real estate, insurance services, information technology services, treasury, order administration, other corporate infrastructure expenses, costs of centralized research and development and joint sales and marketing costs. Charges are allocated to the segments, and the allocations have been determined on a basis that we consider to be a reasonable reflection of the utilization of services provided to or benefits received by the segments. In addition, we do not allocate certain costs to the operating margin for each segment because management does not include this information in its measurement of the performance of the operating segments. Unallocated costs consist of asset impairments, amortization of acquisition-related intangible assets, acquisition and integration costs, changes in the fair value of acquisition-related contingent consideration, transformational initiatives expenses, restructuring and other related costs, business exit and divestiture costs and certain other charges. Transformational initiatives include expenses associated with targeted cost reduction

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
activities such as manufacturing transfers, site consolidations, legal entity and other business reorganizations, in-sourcing or outsourcing of activities.

The performance of each segment is measured based on several metrics, including segment income from operations. These results are used, in part, by the chief operating decision maker in evaluating the performance of, and in allocating resources to, each of the segments.
The following tables reflect segment results under our management reporting system after excluding certain unallocated costs as noted in the reconciliations below:

	Years Ended October 31,
	2023	2022	2021
	(in millions)
Net Revenue:
Life Sciences and Applied Markets	$3,510	$3,630	$3,304
Diagnostics and Genomics	1,755	1,766	1,655
Agilent CrossLab	1,568	1,452	1,360
Total net revenue	$6,833	$6,848	$6,319

Income from Operations:
Life Sciences and Applied Markets	$1,049	$1,097	$909
Diagnostics and Genomics	363	390	381
Agilent CrossLab	463	370	323
Total reportable segment income from operations	1,875	1,857	1,613

Share-Based Compensation Expense:
Life Sciences and Applied Markets	$60	$62	$58
Diagnostics and Genomics	28	32	24
Agilent CrossLab	24	26	24
Unallocated share-based compensation expenses (1)	—	6	5
Total share-based compensation expense	$112	$126	$111

Depreciation Expense:
Life Sciences and Applied Markets	$58	$55	$57
Diagnostics and Genomics	45	43	42
Agilent CrossLab	25	22	23
Total depreciation expense	$128	$120	$122

(1) Share-based compensation expense amounts not allocated to the segments relate to accelerated share-based compensation expense from workforce reduction and from acquisition of businesses.

Segment assets include allocations of corporate assets, goodwill, net other intangibles and other assets. Unallocated assets primarily consist of cash, cash equivalents, prepaid expenses, long-term investments, deferred tax assets, right-of use assets and other assets.

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table reflects segment assets and capital expenditures under our management reporting system.

	October 31,
	2023	2022
	(in millions)
Assets:
Life Sciences and Applied Markets	$3,161	$3,241
Diagnostics and Genomics	3,966	4,203
Agilent CrossLab	897	869
Total reportable segment assets	$8,024	$8,313

Capital Expenditures:
Life Sciences and Applied Markets	$64	$71
Diagnostics and Genomics	212	187
Agilent CrossLab	22	33
Total capital expenditures	$298	$291

Major Customers.    No customer represented 10 percent or more of our total net revenue in 2023, 2022 or 2021.

The following table reconciles reportable segments' income from operations to Agilent's total enterprise income before taxes:

	Years Ended October 31,
	2023	2022	2021
	(in millions)
Total reportable segments' income from operations	$1,875	$1,857	$1,613
Unallocated Costs
Amortization of intangible assets related to business combinations	(139)	(191)	(194)
Acquisition and integration costs	(16)	(25)	(41)
Transformational initiatives	(25)	(30)	(37)
Asset impairments	(277)	—	(2)
Business exit and divestiture costs	—	(7)	(5)
Change in fair value of contingent consideration	(1)	25	21
Restructuring and other related costs	(46)	—	—
Other	(21)	(11)	(8)
Total unallocated costs	(525)	(239)	(266)
Income from operations	1,350	1,618	1,347
Interest income	51	9	2
Interest expense	(95)	(84)	(81)
Other income (expense, net	33	(39)	92
Income before taxes	$1,339	$1,504	$1,360

AGILENT TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table reconciles segment assets to Agilent's total assets:

	October 31,
	2023	2022
	(in millions)
Total reportable segments' assets	$8,024	$8,313
Cash and cash equivalents	1,590	1,053
Prepaid expenses	139	119
Long-term investments	164	195
Long-term and other receivables	127	134
Deferred tax assets	284	246
Right of use assets	154	150
Others	281	322
Total assets	$10,763	$10,532
The other category primarily includes over funded pension plans which are not allocated to the segments.

The following table presents summarized information for net revenue by geographic region. Revenues from external customers are generally attributed to countries based upon the customers' location.

	Years Ended October 31,
	2023	2022	2021
	(in millions)
Net revenue:
United States	$2,410	$2,385	$2,159
China including Hong Kong	1,383	1,499	1,273
Rest of the world	3,040	2,964	2,887
Total net revenue	6,833	6,848	6,319

The following table presents summarized information for long-lived assets by geographic region. Long lived assets consist of property, plant, and equipment, right-of-use assets, long-term receivables and other long-term assets excluding intangible assets. The rest of the world primarily consists of Asia and the rest of Europe.

	October 31,
	2023	2022
	(in millions)
Long-lived Assets:
United States	$1,188	$1,080
Germany	192	151
Rest of World	471	492
Total Long-lived Assets	$1,851	$1,723